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ANNEXES

TABLE OF CONTENTS 4

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SI INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SI INTERNATIONAL, INC.
12012 Sunset Hills Road, Suite 800
Reston, Virginia 20190
(703) 234-7000

October 8, 2008

Dear Fellow Stockholder:

        You are cordially invited to attend a special meeting of the stockholders of SI International, Inc. (the "Company") to be held on November 13, 2008 at 8 a.m., local time, at the Company's offices located at 12012 Sunset Hills Road, Suite 800, Reston, Virginia 20190.

        At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger (the "merger agreement"), dated as of August 26, 2008, by and among the Company, Serco Group plc, Serco Inc. ("Serco") and Matador Acquisition Corporation, a wholly owned subsidiary of Serco ("Sub"), and approve the merger.

        The merger agreement provides for, among other things, the merger of Sub with and into the Company, with the Company as the surviving corporation in the merger and becoming a wholly owned subsidiary of Serco (the "merger"). If the merger is completed, you will be entitled to receive $32.00 in cash, without interest and less any applicable withholding tax, for each share of the Company's common stock you own, unless you have properly exercised your appraisal rights.

        After careful consideration, our Board of Directors has, by unanimous vote of the directors at a meeting duly called and held, approved and declared advisable the execution, delivery and performance of the merger agreement, the merger and the other transactions contemplated by the merger agreement, and has determined that the transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of, the Company's stockholders. Accordingly, our Board of Directors unanimously recommends that you vote "FOR" the adoption of the merger agreement and the approval of the merger.

        The accompanying Notice of Special Meeting of Stockholders and proxy statement provides you with information about the proposed merger and the special meeting in further detail. We urge you to review this information carefully and in its entirety because it explains the proposed merger, the documents relating to the merger and other related matters, including the conditions to the completion of the merger. You may also obtain additional information about the Company from documents previously filed by the Company with the Securities and Exchange Commission.

        It is important that your shares be represented and voted at the special meeting. Your vote is important regardless of the number of shares of our common stock that you own. The merger cannot be completed unless the merger agreement is adopted and the merger is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of the Company's common stock entitled to vote. Whether or not you plan to attend the special meeting, we request that you authorize your proxy by either completing and returning the enclosed proxy card as promptly as possible or submitting your proxy or voting instructions by Internet. The enclosed proxy card contains instructions regarding voting. If you attend the special meeting, you may continue to have your shares voted as instructed in the proxy, or, if you are a holder of record of shares of our common stock, you may withdraw your proxy at the special meeting and vote your shares in person. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote "AGAINST" the adoption of the merger agreement and the approval of the merger.

        Thank you for your cooperation and continued support.

Sincerely,

Ray J. Oleson Executive Chairman of the Board of Directors

        THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

        This proxy statement is dated October 8, 2008 and is first being mailed, along with the enclosed proxy card, to SI International, Inc.'s stockholders on or about October 13, 2008.

SI INTERNATIONAL, INC.
12012 Sunset Hills Road, Suite 800
Reston, Virginia 20190
(703) 234-7000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on November 13, 2008

        You are cordially invited to attend a special meeting of the stockholders of SI International, Inc. (the "Company") to be held on November 13, 2008 at 8 a.m., local time, at the Company's offices located at 12012 Sunset Hills Road, Suite 800, Reston, Virginia 20190.

        The special meeting is being held for the purpose of acting on the following matters:

  (1)
  to consider and vote on a proposal to (a) adopt the Agreement and Plan of Merger (the "merger agreement"), dated as of August 26, 2008, by and among the Company, Serco Group plc, Serco Inc. and Matador Acquisition Corporation, a wholly owned subsidiary of Serco Inc., and (b) approve the merger contemplated thereby (the "merger");

  (2)
  to consider and vote on the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger; and

  (3)
  to consider and vote on any such other business as may properly come before the special meeting, or any adjournment or postponement thereof.

        A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. If the merger is completed, you, as a holder of shares of our common stock, will be entitled to receive $32.00 in cash in exchange for each share you own, as more fully described therein.

        After careful consideration, our Board of Directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and declared the merger agreement, the merger and the other transactions contemplated by the merger agreement advisable and fair to, and in the best interests of, the Company and our stockholders. Our Board of Directors unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement and approve the merger.

        Our Board of Directors has fixed the close of business on October 6, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof.

        Your vote is important regardless of the number of shares of the Company's common stock that you own. The adoption of the merger agreement and the approval of the merger require the affirmative vote of the holders of at least a majority of the outstanding shares of the Company's common stock that are entitled to vote. The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of at least a majority of the shares present in person or by proxy at the special meeting and entitled to vote thereon. The special meeting may be adjourned for any other purpose, whether or not a quorum is present, by a majority of the shares of common stock present in person or by proxy at the special meeting. We currently are not aware of any other business or matter to come before the special meeting. If, however, any other matter properly comes before the special meeting, the persons named as proxies in the accompanying proxy will, in their discretion, vote thereon in accordance with their best judgment.

        We urge you to carefully read the accompanying proxy statement, along with its annexes and the documents incorporated therein, in their entirety. Whether or not you plan to attend the special meeting, please vote by promptly completing the enclosed proxy card and then signing, dating and returning it in the envelope provided so that your shares may be represented at the special meeting.

Alternatively, you may submit a proxy to vote your shares of common stock through the Internet, as indicated on the proxy card. Prior to the taking of the vote at the special meeting, you may revoke your proxy in the manner described in the proxy statement. Your failure to submit a proxy or voting instructions or to vote in person at the special meeting will have the same effect as a vote "AGAINST" the adoption of the merger agreement and the approval of the merger.

        Stockholders of the Company who do not vote in favor of the adoption of the merger agreement and the approval of the merger will have the right to seek appraisal of the fair value of their shares of common stock if the merger is completed, but only if they perfect their appraisal rights by complying with all of the required procedures under Delaware law. See "Appraisal Rights" beginning on page 64 of the accompanying proxy statement and Annex C thereto.

        If you have any questions or need assistance voting your shares or authorizing your proxy, please call our proxy solicitor, Innisfree M&A Incorporated at (877) 456-3510. In addition, you may obtain information about the Company from certain documents that the Company has filed with the Securities and Exchange Commission. Information contained on our Internet site is not part of, or incorporated in, this notice or the accompanying proxy statement. See also "Where You Can Find Additional Information" on page 72 of the accompanying proxy statement.

By Order of the Board of Directors,

James E. Daniel Senior Vice President, General Counsel and Secretary

Reston, Virginia
October 8, 2008

ANNEXES

Annex A	Agreement and Plan of Merger, by and among Serco Group plc, Serco Inc., Matador Acquisition Corporation and SI International, Inc., dated as of August 26, 2008
Annex B	Fairness Opinion—Wachovia Capital Markets, LLC
Annex C	Section 262 of the General Corporation Law of the State of Delaware

ii

SI INTERNATIONAL, INC.
12012 Sunset Hills Road, Suite 800
Reston, Virginia 20190
(703) 234-7000

PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS

To be held on November 13, 2008

SUMMARY

        The following summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read this proxy statement, its annexes and the documents incorporated in this proxy statement carefully and in their entirety. Each item in this summary includes a page reference directing you to a more complete description of that item in this proxy statement.

        Unless we otherwise indicate or unless the context otherwise requires: all references in this document to "Company," "SI International," "we," "our" and "us" refer to SI International, Inc. and its subsidiaries; all references to "Parent" and "Serco Group" refer to Serco Group plc; all references to "U.S. Parent" and "Serco" refer to Serco Inc.; all references to "Sub" refer to Matador Acquisition Corporation; all references to "merger agreement" refer to the Agreement and Plan of Merger, dated as of August 26, 2008, by and among the Company, Serco Group, Serco and Sub, as it may be amended from time to time, a copy of which is attached as Annex A to this proxy statement; all references to the "merger" refer to the merger contemplated by the merger agreement; all references to "merger consideration" refer to the per share merger consideration of $32.00 in cash contemplated to be received by the holders of our common stock pursuant to the merger agreement. All other capitalized terms used but not defined in this summary have the meanings ascribed to such terms in the merger agreement. The information contained herein with respect to Serco Group, Serco and Sub was provided by Serco Group and Serco to the Company for inclusion in this proxy statement.

 The Parties to the Merger (page 20)

SI International, Inc.

        SI International, Inc. is a provider of information technology and network solutions (IT) to the Federal Government. Our clients include the U.S. Air Force, U.S. Army, U.S. Navy, Department of State, Department of Homeland Security, Department of Energy, Department of Agriculture, National Institutes of Health, Federal Retirement Thrift Investment Board and the Intelligence community. We combine our technology and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to implementation and operations, which assist our clients in achieving mission success. We believe that our company is distinguishable from our peers within the federal IT sector in several important respects. We employ a "Rapid Response · Rapid Deployment®" methodology that enables the rapid standing up of innovative solutions and the incorporation of additional capabilities in rapid succession. This capability allows us to respond to urgent IT imperatives quickly, often in a matter of months, and within a well defined budget. We can, therefore, provide solutions for current IT needs, while establishing a platform for advancing long-term transformational objectives. We possess a proven ability to respond to high priority information technology and network needs through innovation, and an enviable reputation for timely delivery of robust solutions on assignments where failure is not an option. Our solutions enable clients to respond to new mandates, expand the scope of their missions and reengineer underlying business processes. We have a demonstrated ability of turning troubled IT projects into winning outcomes and have realized exceptional growth from high-quality client engagements. We also utilize mature and proven processes to manage and market large-scale ID/IQ contracts, such as C4I2TSR. We employ a diverse, innovative team that effectively utilizes small business partners' unique skills and expertise for mission critical IT projects.

Serco Group plc and Serco Inc.

        Serco Group plc is an international service company that has been providing mission-critical services to governments, agencies and commercial clients around the world for more than 40 years. Its more than 40,000 employees work across 30 countries, offering operational, management and consulting expertise in the aerospace, defense, education, health, home affairs, local government, science, technology, engineering, transport and commercial sectors. Serco Group has distinguished itself around the world by advising, designing and delivering innovative solutions that transform government and public services, including major public transportation systems, scientific centers, military support programs, educational systems and many more. Serco Group has been publicly traded on the London Stock Exchange since 1988, and is based in the United Kingdom, where it has been named the most admired support services company in the UK four years in a row, and it was named the UK's fourth Most Admired Company in 2007. It has grown revenue at a double digit compound annual growth rate since going public. As of June 30, 2008, Serco Group had a forward order book of more than $26 billion (£15.1 billion).

        Serco Inc. is an indirect wholly owned subsidiary of Serco Group. Serco is headquartered in Reston, Virginia and has 7,000 employees across the U.S., several Canadian provinces and other countries. It designs and delivers human capital management, engineering, logistics, economic cost analysis and integrated lifecycle transportation management solutions to military, federal civil agencies, state and local government and commercial customers. Its customers include the U.S. Army, Navy, Marine Corps, the FAA, the Postal Service, the cities of San Francisco, Chicago and Hollywood, and several commercial clients.

Matador Acquisition Corporation

        Matador Acquisition Corporation is a Delaware corporation formed for the sole purpose of completing the merger with the Company. Sub is a wholly owned subsidiary of Serco.

The Merger Agreement (page 46)

        On August 26, 2008, the Company entered into the merger agreement with Serco Group, Serco and Sub. Upon the terms and subject to the conditions of the merger agreement, Sub will merge with and into the Company, with the Company as the surviving corporation. The Company will become a wholly owned subsidiary of Serco. You will have no equity interest in the Company, Serco Group or Serco after the effective time of the merger. At the effective time of the merger:

  •
  each share of our common stock, par value $0.01 per share (the "Common Stock"), outstanding immediately prior to the effective time of the merger, other than those held by the Company or directly or indirectly by Serco Group, and other than shares with respect to which appraisal rights have been properly exercised, will be canceled and converted automatically into the right to receive $32.00 in cash, without interest and less any applicable withholding tax;

  •
  each option to purchase our Common Stock ("option") outstanding immediately prior to the effective time of the merger will become fully vested and will be canceled and converted automatically into the right to receive a cash payment equal to the product of the number of shares subject to such option multiplied by the excess, if any, of (i) $32.00 per share over (ii) the exercise price per share of such option, without interest and less any applicable withholding tax; and

  •
  each share of Common Stock subject to a restricted stock award outstanding immediately prior to the effective time of the merger will become fully vested and any repurchase option or forfeiture restriction with respect thereto shall lapse and will be canceled and converted automatically into the right to receive $32.00 in cash, without interest and less any applicable withholding tax.

Certain Effects of the Merger (page 37)

        If the merger is completed, and you hold shares of Common Stock immediately prior to the effective time of the merger, you will be entitled to receive $32.00 in cash, without interest and less any applicable withholding tax, for each share of Common Stock then owned by you, unless you have properly exercised and not withdrawn your statutory appraisal rights with respect to the merger. As a result of the merger, the Company will cease to be an independent, publicly traded company, and will be deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). After the effective time of the merger, you will not own any shares of the surviving corporation.

The Special Meeting (page 17)

General (page 17)

        The special meeting will be held on November 13, 2008 starting at 8 a.m., local time, at the Company's offices located at 12012 Sunset Hills Road, Suite 800, Reston, Virginia 20190. At the special meeting, you will be asked to adopt the merger agreement and approve the merger.

        The persons named in the accompanying proxy will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting, including any adjournments for the purpose of soliciting additional proxies to adopt the merger agreement and approve the merger.

Voting Rights and Outstanding Shares (page 17)

        Stockholders of record at the close of business on October 6, 2008 are entitled to notice of, and to vote at, the special meeting. On October 6, 2008, the outstanding voting securities consisted of 12,735,285 shares of Common Stock. The presence at the special meeting, in person or by proxy, of the holders of at least a majority of our Common Stock issued and outstanding on the record date will constitute a quorum for the purpose of considering the proposals. The holders of the Common Stock have one vote per share on all matters on which they are entitled to vote.

        The adoption of the merger agreement and approval of the merger require the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of at least a majority of the Common Stock present in person or by proxy at the special meeting and entitled to vote on the matter. The special meeting may be adjourned for any other purpose, whether or not a quorum is present, by a majority of the shares of Common Stock present in person or by proxy at the special meeting. Because the vote required to adopt the merger agreement and approve the merger is based on the total number of votes entitled to be cast by the holders of our outstanding Common Stock rather than on the number of votes cast, failure to vote your shares of our Common Stock (including as a result of broker non-votes) and abstentions will have the same effect as voting "AGAINST" the proposal to adopt the merger agreement and approve the merger.

 Directors and Executive Officers (page 18)

        As of October 6, 2008, the record date for the special meeting, our directors and executive officers held, in the aggregate, 482,009 shares of Common Stock (excluding options) representing approximately 3.78% of our outstanding Common Stock.

Revocability of Proxies (page 18)

        Any of our stockholders of record entitled to vote at the special meeting may authorize a proxy to have their shares represented and voted at the special meeting by returning the enclosed proxy or by submitting a proxy or voting instructions by Internet, or may appear at the special meeting and vote their shares in person. If the shares of our Common Stock that you own are held in "street name" by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker.

        Any proxy may be revoked at any time prior to its exercise by your delivery of a properly executed, later-dated proxy card, by your submitting your proxy or voting instructions by Internet at a later date than your previously submitted proxy, by your filing a written revocation of your proxy with our Secretary or by your voting in person at the special meeting. Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy.

Reasons for the Merger; Recommendation of Our Board of Directors (page 26)

        The merger will enable our stockholders to:

  •
  immediately realize the value of their investment in the Company through their receipt of the $32.00 per share merger consideration contemplated to be received by the holders of our Common Stock pursuant to the merger agreement, representing a premium of approximately 39.80% to the closing price of $22.89 of our Common Stock on the Nasdaq Global Select Market (the "Nasdaq") on August 26, 2008; and

  •
  mitigate the risks and uncertainties associated with the markets in which the Company operates, as well as its performance therein.

        For these reasons, and the reasons discussed under "The Merger—Reasons for the Merger; Recommendation of Our Board of Directors" beginning on page 26, our Board of Directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, the Company's stockholders.

        After careful consideration, our Board of Directors, by unanimous vote at a meeting duly called and held on August 26, 2008:

  •
  determined that the transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of, the Company's stockholders;

  •
  approved and declared advisable the execution, delivery and performance of the merger agreement and the transactions contemplated thereby, including the merger;

  •
  recommended that our stockholders vote "FOR" adoption of the merger agreement and approval of the merger; and

  •
  recommended that our stockholders vote "FOR" the approval of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger at the time of the special meeting.

        For a discussion of the material factors considered by our Board of Directors in reaching their conclusions, see "The Merger—Reasons for the Merger; Recommendation of Our Board of Directors" beginning on page 26.

Opinion of Wachovia Securities (page 29 and Annex B)

        Wachovia Capital Markets, LLC ("Wachovia Securities"), the Company's financial advisor, delivered to our Board of Directors a written opinion dated August 26, 2008 as to the fairness, from a financial point of view, of the $32.00 per share cash merger consideration contemplated to be received by the holders of our Common Stock pursuant to the merger agreement. The full text of Wachovia Securities' written opinion, which sets forth the assumptions made, matters considered and qualifications to and limitations of the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference in its entirety. You are encouraged to read the entire opinion carefully. Wachovia Securities has provided its opinion for the benefit and use of our Board of Directors in connection with its evaluation of the transactions contemplated by the merger agreement. The Wachovia Securities opinion does not constitute a recommendation to any stockholder as to how to vote in connection with the merger or otherwise. The Wachovia Securities opinion is limited to the transaction described therein and has no bearing on any other transaction in which we might engage. Wachovia Securities is acting as financial advisor to the Company in connection with the merger and the Company has agreed to pay a cash fee of $3.8 million equal to 0.7% of the aggregate merger consideration paid by Serco Group pursuant to the merger agreement, payable upon the consummation of the merger. In addition, a fee of $500,000 was payable to Wachovia Securities upon the rendering of its fairness opinion, which will be credited against the fee payable upon the consummation of the merger.

 Financing of the Merger Consideration (page 57)

        The obligations of Serco Group, Serco and Sub under the merger agreement are not subject to any conditions regarding their or any other person's ability to obtain financing for the consummation of the merger and related transactions.

Restrictions on Solicitations (page 53)

        The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company or our subsidiaries. Notwithstanding these restrictions, under certain circumstances and subject to certain conditions, our Board of Directors may respond to an unsolicited written acquisition proposal or terminate the merger agreement and enter into an agreement with respect to a superior proposal. Upon entering into an agreement for a transaction that constitutes a superior proposal, we will be obligated to pay a termination fee to Serco Group as described below under "Termination Fee and Expenses."

Termination Fee and Expenses (page 60)

Termination Fee

        Under certain circumstances, in connection with the termination of the merger agreement, we will be required to pay to Serco Group a termination fee of $10 million and/or reimburse Serco Group and Serco for their reasonable and documented transaction expenses not to exceed $5 million.

Expenses

        All expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses, except as described above.

 Regulatory and Other Governmental Approvals (page 38)

Hart-Scott-Rodino

        The merger is subject to review by the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division" or "DOJ") and the U.S. Federal Trade Commission ("FTC") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The merger may not be consummated until the notifications required under the HSR Act have each been submitted to the DOJ and FTC by the parties and the specified waiting period requirements have been satisfied. The Company and Serco Group (including Serco and Sub) each have agreed to file promptly their requisite Premerger Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC, with such submission triggering an initial 30-day waiting period during which Serco cannot acquire or exercise operational control of the Company. This waiting period will expire on the 30th day after both parties file their notifications, unless the DOJ and FTC grant the parties' request for early termination of the waiting period or one of the agencies issues a request for additional information or documentary material ("Second Request"). The Company and Serco Group have each submitted their respective notifications pursuant to the HSR Act, triggering the initial 30-day waiting period which will expire on October 16, 2008, unless the DOJ and FTC grant the parties' request for early termination of the waiting period or the antitrust agency conducting the review of the transaction issues a Second Request. The issuance of a Second Request extends the HSR Act waiting period until the Company and Serco Group each certify that it has substantially complied with its own Second Request. Second Requests contain detailed interrogatories and broad document requests, the response to which can take a significant amount of time. Once both parties have complied with their Second Requests, the investigating agency has 30 days to complete its review. This second 30-day waiting period can be and often is extended, but only by agreement with the parties. At the close of its review, the investigating agency has the options of closing its investigation without taking any enforcement action, negotiating a consent decree with the parties to resolve any remaining competitive concerns or, if such concerns are deemed not capable of being resolved, instituting a lawsuit in U.S. federal court to enjoin the merger. Notwithstanding expiration or termination of the HSR Act waiting period, the Antitrust Division or the FTC and state Attorneys General or private parties may also challenge the merger on antitrust grounds either before or after the transaction has closed. Accordingly, at any time before or after expiration or termination of the HSR Act waiting period or even after the completion of the merger, the Antitrust Division or the FTC or any state Attorney General or private party could take action under the antitrust laws as deemed necessary or desirable in the public or other interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions.

        The parties believe that the merger can be effected in compliance with all applicable antitrust laws. However, there can be no assurance that a challenge to the consummation of the merger on antitrust grounds will not be made or that, if such a challenge were made, the parties would prevail or would not be required to accept certain conditions, possibly including certain divestitures, in order to consummate the merger.

CFIUS

        The merger is also subject to review by the Committee on Foreign Investment in the United States ("CFIUS") under Section 721 of the Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 and subsequent amendments (the "Exon-Florio Amendment") which provides for review of foreign acquisitions of U.S. companies that may have an impact on national security. CFIUS notification is voluntary, but provides a means to assure that the President of the United States will not exercise his authority to block the transaction or require divestiture after closing. On October 1, 2008, the Company and Serco submitted a joint voluntary notice to CFIUS.

        The transaction will be subject to an initial 30-day review period. If, prior to the end of the initial 30-day review under Exon-Florio, CFIUS offers the parties an opportunity to withdraw and resubmit their final Exon-Florio notification in order to avoid an investigation, and either the Company or Serco Group opts to request withdrawal and resubmission in response to such offer by CFIUS, then the parties will submit a request for withdrawal and resubmission prior to the end of the initial 30-day review and immediately resubmit their final Exon-Florio notification. CFIUS can also undertake an additional 45-day investigation. If any national security issues are not resolved prior to the end of the 45-day investigation, CFIUS would send a report to the President of the United States who then has 15 days to decide whether to block the transaction or to take other action. In connection with the CFIUS review or investigation, the parties may enter into a mitigation agreement or other arrangement with CFIUS to address any national security concerns.

Other Governmental Approvals

        The Company and Serco Group, Serco and Sub will also work with the Defense Security Service of the United States Department of Defense ("DSS") to develop an appropriate structure to mitigate any foreign ownership, control or influence over the operations of the Company in order to comply with the National Industrial Security Program Operating Manual. In order to safeguard classified information, it is expected that the Company will be operated under Serco's Special Security Agreement ("SSA"). The Company will also notify the Department of State for export-controlled technologies of the acquisition pursuant to the International Traffic in Arms Regulations.

        We cannot predict whether we will obtain all required regulatory approvals to complete the merger, or whether any approvals will include conditions that would be detrimental to the Company, Serco Group, Serco or Sub.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders (page 39)

        The merger will be a taxable transaction to you if you are a U.S. holder (as defined below). Your receipt of cash in exchange for your shares of our Common Stock generally will cause you to recognize a gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the cash you are entitled to receive in the merger and your adjusted tax basis in your shares of Common Stock surrendered. If you are a non-U.S. holder (as defined below), your receipt of cash in exchange for your shares of our Common Stock pursuant to the merger generally will not be taxable for U.S. federal income tax purposes, provided that (i) the gain is not effectively connected with the conduct of a trade or business by such non-U.S. holder in the United States and (ii) in the case of a non-U.S. holder that is an individual, such non-U.S. holder is not present in the United States for 183 days or more in the taxable year of the disposition.

        The U.S. federal income tax consequences described above may not apply to certain holders of shares of our Common Stock. Please see the section of this proxy statement titled "The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders" for a summary discussion of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders. You are urged to consult your tax advisor as to the particular tax consequences of the merger to you, including the tax consequences under federal, state, local, foreign and other tax laws.

 Interests of Certain Persons in the Merger (page 42)

        In considering the recommendation of our Board of Directors with respect to the merger, you should be aware that certain of our directors and executive officers have interests in the merger that may be different from, or in addition to, your interests generally. These interests include:

  •
  the ownership by our directors and executive officers of stock options of the Company, the vesting of which will accelerate in full so that all such stock options will be exercisable immediately prior to the effective time of the merger;

  •
  the ownership by a number of our directors and executive officers of shares of restricted stock of the Company, the vesting of which will accelerate in full so that any repurchase option or forfeiture restriction with respect thereto shall lapse immediately prior to the effective time of the merger;

  •
  interests of certain of our executive officers in cash payments to be distributed to them following the closing of the merger, based on accrued account balances under, and in accordance with, the Company's Non-Qualified Deferred Compensation Plan (however, the parties to the merger agreement are contemplating allowing for the Company's Non-Qualified Deferred Compensation Plan to continue operating following the merger, in which case such amounts will not be distributed in connection with the merger);

  •
  the agreement by Serco Group and Serco to provide our executive officers and directors with indemnification rights and to maintain directors and officers liability insurance following the completion of the merger; and

  •
  employment or retention agreements that the Company has entered into with each of our executive officers providing for severance upon termination of employment under certain circumstances after the effective time of the merger.

        These interests may present our directors and executive officers with interests that are different from or in addition to those of our stockholders generally. Members of our Board of Directors were aware of these differing or additional interests and considered them, among other matters, in reaching their decision to adopt the merger agreement and approve the merger and to recommend that you vote in favor of adopting the merger agreement and approving the merger.

Exchange and Payment Procedures (page 47)

        As soon as practicable after the effective time of the merger, a paying agent selected by Serco Group with the Company's prior approval will mail a letter of transmittal and instructions to all Company stockholders. The letter of transmittal and instructions will tell our stockholders how to surrender their Common Stock certificates in exchange for the merger consideration, without interest and less any applicable withholding tax. The paying agent will provide stockholders with the merger consideration due to them pursuant to the merger agreement as soon as practicable following the receipt of Common Stock certificates in accordance with the instructions set forth in the letter of transmittal. You should not return any stock certificates you hold with the enclosed proxy card and you should not forward your stock certificates to the paying agent without a letter of transmittal.

 Market Prices of Common Stock (page 63)

        Our Common Stock is listed on the Nasdaq under the trading symbol "SINT." The closing sale price of Common Stock on August 26, 2008, which was the last trading day before the announcement of the execution of the merger agreement, was $22.89 per share. On October 7, 2008, which was the last trading day before the date of this proxy statement, the Common Stock closed at $26.96 per share.

 Appraisal Rights (page 64 and Annex C)

        You are entitled to appraisal rights in connection with the merger under Delaware law, if you take or refrain from taking certain specific actions. You will have the right, under and in full compliance with Delaware law, to have the fair value of your shares of our Common Stock determined by the Court of Chancery of the State of Delaware. This appraisal amount could be more than, the same as or less than the merger consideration. Your rights to appraisal are subject to a number of restrictions and technical requirements. Generally, in order to exercise your appraisal rights you must:

  •
  send a timely written demand to the Company at 12012 Sunset Hills Road, Suite 800, Reston, Virginia 20190, Attention: Secretary, requesting appraisal in compliance with Delaware law, which demand must be delivered to the Company before our stockholder vote to adopt the merger agreement and approve the merger set forth in this proxy statement;

  •
  not vote in favor of adopting the merger agreement or approving the merger; and

  •
  continuously hold your Common Stock from the date you make the demand for appraisal through the closing of the merger.

        Merely voting against the merger, or abstaining or failing to vote on the merger, will not preserve your right to an appraisal, which requires you to follow all the steps provided under Delaware law. Requirements under Delaware law for exercising appraisal rights are described in further detail beginning on page 64. The relevant section of Delaware law, Section 262 of the Delaware General Corporation Law, regarding appraisal rights is reproduced and attached as Annex C to this proxy statement.

        If you vote to adopt the merger agreement and approve the merger, you will waive your rights to seek appraisal of your shares of Common Stock under Delaware law. If you fail to properly exercise your appraisal rights in accordance with Section 262 of the Delaware General Corporation Law, upon surrendering your certificates in accordance with the instructions set forth in the letter of transmittal, you will receive the merger consideration of $32.00 per share, without interest and less applicable withholding tax. This proxy statement constitutes the Company's notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the Delaware General Corporation Law, a copy of which is attached as Annex C to this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

        The following questions and answers summarily address some commonly asked questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which it refers or which it incorporates by reference, including the merger agreement, a copy of which is attached to this proxy statement as Annex A. We encourage you to read this proxy statement, its annexes and the documents incorporated in this proxy statement carefully and in their entirety.

Q:
What is the proposed transaction?

A:
The proposed transaction is the acquisition of the Company by Serco Group and Serco pursuant to the merger agreement. Once the merger agreement has been adopted by our stockholders and other closing conditions under the merger agreement have been satisfied or waived, Sub, a wholly owned subsidiary of Serco, will merge with and into the Company. The Company will be the surviving corporation and become a wholly owned subsidiary of Serco and an indirect wholly owned subsidiary of Serco Group.

Q:
As a holder of Common Stock, what will I receive as a result of the merger?

A:
If the merger is completed and you do not properly exercise appraisal rights, you will be entitled to receive $32.00 in cash, without interest and less any applicable withholding taxes, for each share of our Common Stock that you own. For example, if you own 100 shares of our Common Stock, you will be entitled to receive $3,200.00 in cash for your shares of Common Stock, without interest and less any applicable withholding taxes. You will not be entitled to receive shares in the surviving corporation.

Q:
How does the merger consideration compare to the market price of the Common Stock?

A:
The cash consideration of $32.00 per share of Common Stock represents a premium of approximately 39.80% to the closing price of $22.89 of our Common Stock on the Nasdaq on August 26, 2008.

Q:
Is the merger expected to be taxable to me?

A:
Yes. The receipt of the merger consideration for each share of our Common Stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, you will recognize gain or loss measured by the difference, if any, between the merger consideration per share of Common Stock and your adjusted tax basis in that share. In addition, under certain circumstances, we may be required to withhold a portion of your merger consideration under applicable tax laws. You should read "The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders" on page 39 for a more complete discussion of the U.S. federal income tax consequences. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the merger to you.

Q:
What will happen to shares of Common Stock that I currently own after completion of the merger?

A:
Following the completion of the merger, your shares will be canceled and will represent only the right to receive your portion of the merger consideration. Trading in shares of our Common Stock on the Nasdaq will cease. Price quotations for our Common Stock will no longer be available and we will cease filing periodic reports with the Securities and Exchange Commission.

Q:
How does the Company's Board of Directors recommend that I vote on the proposals?

A:
Our Board of Directors unanimously recommends that you vote:
•
"FOR" the proposal to adopt the merger agreement and approve the merger; and

•
"FOR" adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger.

  You should read "The Merger—Reasons for the Merger; Recommendation of Our Board of Directors" beginning on page 26 for a discussion of the factors that our Board of Directors considered in deciding to recommend the approval of the merger agreement. See also "The Merger—Interests of Certain Persons in the Merger" beginning on page 43.

Q:
When and where is the special meeting of the Company's stockholders?

A:
The special meeting of the Company's stockholders will be held at the Company's offices located at 12012 Sunset Hills Road, Suite 800, Reston, Virginia 20190 on November 13, 2008 at 8 a.m., local time.

Q:
What matters am I entitled to vote on at the special meeting of the Company's stockholders?

A:
You are entitled to vote:
•
"FOR" or "AGAINST" the adoption of the merger agreement and the approval of the merger;

•
"FOR" or "AGAINST" the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger; and

•
on such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q:
Who can vote and attend the special meeting?

A:
Stockholders as of the close of business on October 6, 2008, the record date for this solicitation, are entitled to receive notice of, attend and to vote at the special meeting. On the record date, approximately 12,735,285 shares of Common Stock, held by approximately 163 stockholders of record, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. You are entitled to one vote per share.

Q:
What vote of the stockholders is required to adopt the merger agreement and approve the merger?

A:
For the Company to complete the merger, stockholders as of the close of business on the record date for the special meeting holding at least a majority of the outstanding shares of our Common Stock entitled to vote must vote "FOR" the adoption of the merger agreement and the approval of the merger.

Q:
What vote of stockholders is required to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies at the special meeting of the stockholders?

A:
Any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the approval of holders of at least a majority of the Common Stock present, in person or by proxy at the special meeting and entitled to vote on the matter. The special meeting may be adjourned for any other purpose, whether or not a quorum is present, by a majority of the shares of Common Stock present or represented at the special meeting.

Q:
What does it mean if I get more than one proxy card?

A:
If you have shares of our Common Stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:
How do I vote without attending the special meeting of the stockholders?

A:
If you are a registered stockholder (that is, if you hold shares of our Common Stock of record in your name), you may submit your proxy and cause your shares to be voted at the special meeting by returning the enclosed proxy card, marked, signed and dated, in the postage-paid envelope provided, or through the Internet by following the instructions included with the enclosed proxy card.

  If you hold your shares through a broker, bank or other nominee, you should follow the separate voting instructions provided by the broker, bank or other nominee with this proxy statement. Your broker, bank or other nominee may provide proxy submission through the Internet. Please contact your broker, bank or other nominee to determine how to cause your shares to be represented and voted at the special meeting.

Q:
How do I vote in person at the special meeting of the stockholders?

A:
If you are a registered stockholder, you may attend the special meeting and vote your shares in person at the special meeting by giving us a signed proxy card or ballot before voting is closed. If you plan to attend the special meeting, please bring proof of identification with you. Even if you plan to attend the special meeting, we recommend that you submit a proxy to vote your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

  If you hold your shares through a broker, bank or other nominee, you may vote those shares in person at the special meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the shares. To do this, you should contact your broker, bank or other nominee. You must also bring proof of identification with you.

Q:
Can I change my vote?

A:
You may revoke or change your proxy at any time before it is voted, except as otherwise described below. If you have not voted through your broker, bank or other nominee because you are the registered stockholder, you may revoke or change your proxy in the following ways:
•
You may deliver a written notice to our Secretary bearing a date later than the proxy you previously delivered stating that you are revoking your proxy;

•
You may attend the special meeting in person and revoke your proxy by either giving notice of revocation to the inspectors of election at the special meeting or by voting at the special meeting in person; or

•
You may submit another proxy bearing a later date.

  Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in "street name," you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies.

Q:
If my shares are held in "street name" by my broker, bank or other nominee, will my nominee vote my shares for me?

A:
Yes, but only if you provide instructions to your broker, bank or other nominee on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted and, accordingly, will have the effect of votes "AGAINST" the adoption of the merger agreement or approval of the merger.

Q:
Is it important for me to vote?

A:
Yes, because we cannot complete the merger without the affirmative vote of at least a majority of the outstanding shares of our Common Stock that are entitled to vote. Your failure to vote will have the same effect as a vote "AGAINST" the adoption of the merger agreement and approval of the merger.

Q:
Will I have appraisal rights as a result of the merger?

A:
Yes, but only if you comply with the requirements of Delaware law. A copy of the applicable Delaware statutory provision is included as Annex C to this proxy statement and a summary of this provision can be found under "Appraisal Rights" beginning on page 64 of this proxy statement. You will only be entitled to appraisal rights if you do not vote in favor of the adoption of the merger agreement and the approval of the merger and comply fully with certain other requirements of Delaware law, including submitting a notice of your intention to seek appraisal to our Secretary prior to the taking of the vote on that proposal at the special meeting.

Q:
What happens if I sell my shares before the special meeting?

A:
The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of Common Stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $32.00 per share in cash to be received by our stockholders in the merger. In order to receive the merger consideration for a share, you must hold that share at the effective time of the merger.

Q:
Will a proxy solicitor be used?

A:
Yes. The Company has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the special meeting. The Company estimates it will pay Innisfree M&A Incorporated a fee of $15,000, plus reimbursement for reasonable administrative and out-of-pocket expenses incurred in connection with the solicitation.

Q:
Should I send in my stock certificates now?

A:
No. Assuming the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent, shortly thereafter, in order to receive the merger consideration, without interest and less any applicable withholding tax. You should use the letter of transmittal to exchange the Company stock certificates for the merger consideration to which you are entitled as a result of the merger. Please do not send any stock certificates with your proxy.

Q:
When do you expect the merger to be completed?

A:
We are working to complete the merger as quickly as possible. In addition to obtaining stockholder approval, all of the conditions to the merger must have been satisfied or waived. We currently expect to complete the merger by the end of 2008.

Q:
Where can I find more information about the Company?

A:
We file certain information with the Securities and Exchange Commission. You may read and copy this information at the Securities and Exchange Commission's public reference facilities. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the Securities and Exchange Commission maintains at www.sec.gov and on our Internet site at www.si-intl.com. Information contained on our Internet site is not part of, or incorporated in, this proxy statement. You can also request copies of these documents from us. See "Where You Can Find Additional Information" on page 72.

Q:
Who can help answer my other questions?

A:
If you (i) have more questions about the merger or the special meeting, (ii) require assistance in submitting your proxy or voting your shares or (iii) need additional copies of the proxy statement or the enclosed proxy card, please contact Innisfree M&A Incorporated, our proxy solicitor, at (877) 456-3510. If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This proxy statement, its annexes and the documents referred to in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger and the parties thereto. There are forward-looking statements throughout this proxy statement, including, among others, under the headings "Summary," "The Merger," "Projected Financial Information" and in statements containing the words "may," "should," "would," "will," "expect," "could," "anticipate," "believe," "estimate," "plan," "intend," "continue," "contemplate" and similar expressions. You are cautioned not to place undue reliance on these forward-looking statements. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and are based on the Company's current reasonable expectations and are subject to certain assumptions, risks, uncertainties and changes in circumstances due to future events, as well as changes in economic, competitive, regulatory and/or technological factors affecting the Company's business. We undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

  •
  the current market price of our Common Stock may reflect a market assumption that the merger will occur, and a failure to complete the merger could result in a decline in the market price of our Common Stock;

  •
  the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger;

  •
  the inability to complete the merger due to the failure to obtain regulatory approval with respect to the merger on a timely basis or at all;

  •
  the failure of the merger to close for any other reason;

  •
  the occurrence of any event, change or other circumstances that could give rise to a termination of the merger agreement;

  •
  under certain circumstances, we may have to pay a termination fee to Serco Group of $10 million and reimburse Serco Group and Serco for certain transaction expenses not to exceed $5 million;

  •
  the outcome of any legal proceedings that may be instituted against the Company or others related to the merger agreement;

  •
  our remedies against Serco Group and Serco with respect to certain breaches of the merger agreement may not be adequate to cover our damages;

  •
  the proposed transactions may disrupt current business plans and operations and there may be potential difficulties in attracting and retaining employees as a result of the announcement of the merger;

  •
  due to restrictions imposed in the merger agreement, we may be unable to respond effectively to competitive pressures, industry developments and future opportunities;

  •
  the effect of the announcement of the merger on our business relationships, operating results and business generally;

  •
  the costs, fees, expenses and charges we have, and may, incur related to the merger, whether or not the merger is completed;

  •
  general economic, financial and business conditions;

  •
  the occurrence of any material adverse change in our financial conditions or results of operations;

  •
  changes in political conditions in the United States and abroad; and

  •
  changes in the competitive environment in which the Company operates.

        The foregoing sets forth some, but not all, of the factors that could impact our ability to achieve results described in any forward-looking statements. A more complete description of the risks applicable to us is provided in our filings with the Securities and Exchange Commission available at the Securities and Exchange Commission's Internet site at www.sec.gov, including our most recent filings on Forms 10-Q and 10-K. You also should understand that it is not possible to predict or identify all risk factors and that neither this list nor the factors identified in our Securities and Exchange Commission filings should be considered a complete statement of all potential risks and uncertainties.

 THE SPECIAL MEETING

General

Date, Time and Location of the Special Meeting

        This proxy statement is being furnished in connection with the solicitation of proxies to be voted at the special meeting of stockholders, or the special meeting, of SI International, Inc., which we refer to herein as "SI International" or the "Company," to be held on November 13, 2008 at 8 a.m., local time, at the Company's offices located at 12012 Sunset Hills Road, Suite 800, Reston, Virginia 20190.

Purpose of the Special Meeting

        The purpose of the special meeting is (i) the consideration and voting on a proposal to adopt the merger agreement and approve the merger, (ii) if necessary or appropriate, the voting on the adjournment of the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger and (iii) the transaction of such other business as may properly come before the special meeting or any adjournment or postponement thereof. We currently are not aware of any other business or matter to come before the special meeting. If, however, any other matter properly comes before the special meeting, the persons named as proxies in the accompanying proxy will, in their discretion, vote thereon in accordance with their best judgment. This proxy statement and the enclosed proxy card are being mailed to stockholders on or about October 13, 2008. The enclosed proxy card is solicited by our Board of Directors and will be voted at the special meeting and any adjournments or postponements thereof. Shares of Common Stock represented by a properly executed proxy card in the accompanying form will be voted at the special meeting in accordance with any instructions specified by the stockholder. If you return your proxy card but no instructions are given, the stockholder's shares will be voted in accordance with the recommendations of our Board of Directors "FOR" each of the proposals presented in this proxy statement. Those proposals and the Board of Directors' recommendations are described later in this proxy statement.

Solicitation

        The Company will bear the expenses in connection with the solicitation of proxies. Solicitation will be made by mail, but may also be made by telephone, personal interview, facsimile or personal calls by our officers, directors or employees who will not be specially compensated for such solicitation. We may request brokerage houses and other nominees or fiduciaries to forward copies of this proxy statement to beneficial owners of Common Stock, and we may reimburse them for reasonable out-of-pocket expenses incurred in doing so.

Voting Rights and Outstanding Shares

        Our Board of Directors has fixed the close of business on October 6, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting, or any adjournment or postponement thereof. All holders of record of our Common Stock on that date will be eligible to vote at the special meeting. The presence at the special meeting, in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting. Votes cast in person or by proxy through the enclosed proxy card or via the Internet, abstentions and broker non-votes (which we define below) will be tabulated by the inspectors of election and will be considered in the determination of whether a quorum is present at the special meeting. Ballots marked "abstain" will be counted as present and entitled to vote for purposes of determining whether a quorum exists for matters subject to a vote by the stockholders. If, with respect to any shares, a broker, bank or other nominee submits a proxy card indicating that instructions have not been received from the beneficial owners or the persons entitled to vote, and if that broker, bank or other nominee does not have discretionary authority to vote such shares (a "broker non-vote") on the proposals brought before the special meeting, those shares will not be treated as present and entitled to vote for purposes of determining whether a quorum exists for matters subject to a vote by the stockholders. As of October 6, 2008, we had 12,735,285 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote.

        ALL STOCKHOLDERS ARE INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE SUBMIT A PROXY TO VOTE BY INTERNET AS INDICATED ON THE ENCLOSED PROXY CARD OR COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

        IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE, AND YOU WISH TO VOTE AT THE SPECIAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

        YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED. IF YOU ARE PRESENT AT THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON AND THE PROXY WILL NOT BE USED.

        PLEASE READ THIS PROXY STATEMENT FOR FURTHER INFORMATION CONCERNING THE MATTERS TO BE ACTED UPON AT THE SPECIAL MEETING AND THE USE OF THE PROXY.

 Directors and Executive Officers

        As of October 6, 2008, the record date for the special meeting, our directors and executive officers held, in the aggregate, 482,009 shares of Common Stock (excluding options) representing approximately 3.78% of our outstanding Common Stock.

Revocability of Proxies

        You may revoke the proxy at any time before it is exercised in the following ways:

  •
  You may make delivery of a written notice of revocation to our Secretary;

  •
  You may attend the special meeting in person and revoke your proxy by either giving notice of revocation to the inspectors of election at the special meeting or by voting at the special meeting in person;

  •
  You may submit another proxy bearing a later date; or

  •
  If you hold your shares in "street name," you must contact your broker, bank or other nominee to determine how to revoke your original proxy.

        All written notices of revocation or other communications with respect to revocation of proxies should be addressed to our Secretary at our principal executive offices as follows: SI International, Inc., 12012 Sunset Hills Road, Suite 800, Reston, Virginia 20190, Attention: Secretary.

Householding of Proxy Materials

        The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, known as "householding," potentially means extra convenience for stockholders and cost savings for companies. A number of brokers with customers who are our stockholders will be "householding" our proxy materials, unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, or by telephone at (877) 456-3510, or to the Company at 12012 Sunset Hills Road, Suite 800, Reston, Virginia 20190-5869, Attention: Secretary, or by telephone at (703) 234-7000.

        Once a stockholder has received notice from such stockholder's broker that the broker will be "householding" communications to the stockholder's address, "householding" will continue until the stockholder is notified otherwise or until the stockholder revokes such stockholder's consent. If, at any time, a stockholder no longer wishes to participate in "householding" and would prefer to receive separate copies of the proxy statement, the stockholder should so notify such stockholder's broker. Any stockholder who currently receives multiple copies of the proxy statement at such stockholder's address and would like to request "householding" of communications should contact such stockholder's broker or, if shares are registered in the stockholder's name, our Secretary, at the address or telephone number provided above.

Adjournments and Postponements

        Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than an announcement made at the special meeting, unless the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting. If a quorum exists, the special meeting may be adjourned for the purpose of soliciting additional proxies in favor of the adoption of the merger agreement by the affirmative vote of the holders of at least a majority of the votes of Common Stock present in person or represented by proxy at the special meeting and entitled to vote on the matter. In addition, holders of a majority of the shares of Common Stock present at the special meeting in person or represented by proxy may adjourn the special meeting for any other purpose, whether or not a quorum is present. Any signed proxies received by the Company will be voted in accordance with the instructions therein or, if not marked, in favor of an adjournment in these circumstances, and a proxy voted "AGAINST" the proposal for the adjournment of the special meeting will not be voted in favor of an adjournment for the purpose of soliciting additional proxies. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow the Company stockholders who have already sent in their proxies to revoke them prior to their use at the special meeting, reconvened following such adjournment, in the manner described above. Broker non-votes, if any, will not have any effect on the adjournment of the special meeting, and abstentions, if any, will have the same effect as a vote "AGAINST" the adjournment of the special meeting.

Other Business at Special Meeting

        The only items of business that our Board of Directors intends to present or knows will be presented at the special meeting are the items discussed in this proxy statement. The proxy confers discretionary authority upon the persons named in it, or their substitutes, to vote on any other items of business that may properly come before the special meeting.

 THE PARTIES TO THE MERGER

SI International, Inc.

        SI International, Inc. is a provider of information technology and network solutions (IT) to the Federal Government. Our clients include the U.S. Air Force, U.S. Army, U.S. Navy, Department of State, Department of Homeland Security, Department of Energy, Department of Agriculture, National Institutes of Health, Federal Retirement Thrift Investment Board and the Intelligence community. We combine our technology and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to implementation and operations, which assist our clients in achieving mission success. We believe that our company is distinguishable from our peers within the federal IT sector in several important respects. We employ a "Rapid Response · Rapid Deployment®" methodology that enables the rapid standing up of innovative solutions and the incorporation of additional capabilities in rapid succession. This capability allows us to respond to urgent IT imperatives quickly, often in a matter of months, and within a well defined budget. We can, therefore, provide solutions for current IT needs, while establishing a platform for advancing long-term transformational objectives. We possess a proven ability to respond to high priority information technology and network needs through innovation, and an enviable reputation for timely delivery of robust solutions on assignments where failure is not an option. Our solutions enable clients to respond to new mandates, expand the scope of their missions and reengineer underlying business processes. We have a demonstrated ability of turning troubled IT projects into winning outcomes and realized exceptional growth from high-quality client engagements. We also utilize mature and proven processes to manage and market large-scale ID/IQ contracts, such as C4I2TSR. We employ a diverse, innovative team that effectively utilizes small business partners' unique skills and expertise for mission critical IT projects.

Serco Group plc and Serco Inc.

        Serco Group plc is an international service company that has been providing mission-critical services to governments, agencies and commercial clients around the world for more than 40 years. Its more than 40,000 employees work across 30 countries, offering operational, management and consulting expertise in the aerospace, defense, education, health, home affairs, local government, science, technology, engineering, transport and commercial sectors. Serco Group has distinguished itself around the world by advising, designing and delivering innovative solutions that transform government and public services, including major public transportation systems, scientific centers, military support programs, educational systems and many more. Serco Group has been publicly traded on the London Stock Exchange since 1988, and is based in the United Kingdom, where it has been named the most admired support services company in the UK four years in a row, and it was named the UK's fourth Most Admired Company in 2007. It has grown revenue at a double digit compound annual growth rate since going public. As of June 30, 2008, Serco Group had a forward order book of more than $26 billion (£15.1 billion).

        Serco Inc. is an indirect wholly owned subsidiary of Serco Group. Serco is headquartered in Reston, Virginia and has 7,000 employees across the U.S., several Canadian provinces and other countries. It designs and delivers human capital management, engineering, logistics, economic cost analysis and integrated lifecycle transportation management solutions to military, federal civil agencies, state and local government and commercial customers. Its customers include the U.S. Army, Navy, Marine Corps, the FAA, the Postal Service, the cities of San Francisco, Chicago and Hollywood, and several commercial clients.

 Matador Acquisition Corporation

        Matador Acquisition Corporation, which we refer to as "Sub," is a Delaware corporation and a wholly owned subsidiary of Serco, formed for the sole purpose of completing the merger with the Company and has not conducted any business operations except for activities incidental to its formation and as contemplated by the merger agreement. Upon consummation of the proposed merger, Sub will cease to exist and the Company will continue as the surviving corporation.

THE MERGER

        This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. We highly recommend that you read the merger agreement carefully and in its entirety, as it is the definitive legal document that governs the merger.

 Background of the Merger

        Our Board of Directors has periodically discussed and reviewed our strategic goals and alternatives, performance and prospects as part of its ongoing evaluation of our business and its strategic planning. In connection with our strategic planning, in addition to organic growth, we have made acquisitions in recent years, including our most recent acquisition of LOGTEC, Inc., a provider of information technologies, logistics and acquisition support, on June 8, 2007. From time to time over the years we have been approached by third parties about our interest in a sale of the Company. On each such occasion, the Company determined that a sale was not in the best interest of our stockholders. No third party initiative has led to active negotiations prior to the matters discussed below.

        On December 19, 2007, S. Bradford Antle, our Chief Executive Officer, met with management of a large information technology services company, referred to herein as Company A, regarding the possibility of exploring strategic initiatives between the two companies. On March 6, 2008, our management and Company A's management met again to further discuss potential strategic initiatives.

        On March 7, 2008, at the request of management, Wachovia Securities presented its preliminary views on Company valuation to our Board of Directors.

        On April 1, 2008, at a dinner meeting attended by management of the Company and Company A, our management received a written proposal from Company A to acquire the Company for $28.00 per share. During a telephone conversation on April 7, 2008, the Company rejected Company A's proposal, but expressed a willingness to continue to explore other partnerships and teaming opportunities.

        On April 14, 2008, Mr. Antle attended a lunch meeting with Ed Casey, the Chief Executive Officer of Serco. The parties exchanged background information regarding each company and generally discussed the potential for strategic partnership opportunities.

        On May 2, 2008, Mr. Antle and Ray J. Oleson, the Executive Chairman of our Board of Directors, met with representatives of Company A regarding a potential strategic transaction. At this meeting, Company A reiterated its interest in acquiring the Company. The Company indicated Company A would need to increase its offer significantly before the Company would consider a proposal.

        On May 9, 2008, Mr. Antle met with Mr. Casey. At this meeting, Serco expressed an interest in acquiring the Company. During this meeting, Mr. Casey indicated an interest in exploring, on an exclusive basis, an acquisition of the Company. Mr. Antle indicated the Board of Directors would be willing to discuss a possible transaction with Serco at a valuation in the range of $35.00 to $38.00 per share. Subsequently, Mr. Casey advised Mr. Antle that Serco would submit a proposal in the range of $35.00 to $38.00 per share, subject to certain exclusivity requirements.

        Also on May 9, 2008, our management received a revised written proposal from Company A to acquire the Company for $33.00 per share.

        On May 16, 2008, management presented its thoughts on the two preliminary proposals to our Board of Directors and Wachovia Securities presented its views regarding valuation, potential additional buyers and strategic alternatives available to the Company. The Board of Directors instructed management to continue discussions with both Serco and Company A.

        On May 23, 2008, Serco submitted a non-binding letter to our Board of Directors indicating its preliminary interest in acquiring the Company at a per share price of $35.00, subject to, among other things, due diligence and certain exclusivity requirements.

        On May 27, 2008, Wachovia Securities and Morrison & Foerster LLP ("Morrison & Foerster"), the Company's legal advisors, met again with our Board of Directors to discuss the two preliminary proposals, as well as other strategic alternatives, and Morrison & Foerster advised our Board of Directors on their fiduciary duties. During this meeting, our Board of Directors decided to explore further the two current opportunities and directed Wachovia Securities to contact five additional parties to assess their potential interest in an acquisition of the Company. These five parties were identified by our Board of Directors with the assistance of Wachovia Securities as the parties most likely to express interest in a transaction with the Company based upon prior expressions of interest, potential business synergies, financial capability, and limited risks associated with organizational (including defense industry-related) conflicts of interest. The identified companies also included parties that would not be subject to foreign ownership restrictions. At this meeting, our management was authorized to engage Wachovia Securities as its financial advisor with respect to a strategic transaction. The Company formally engaged Wachovia Securities as its financial advisor on May 29, 2008.

        On May 30, 2008, Wachovia Securities informed both Company A and Serco that the Company was interested in exploring strategic alternatives and would provide each, upon execution of a non-disclosure agreement ("NDA"), with access to due diligence information and would invite each to attend management presentations on our business. Wachovia Securities also informed each of the parties that the Board of Directors had determined that it would be contacting a limited number of other parties to determine if there was any other interest in an acquisition of the Company. Serco reiterated that its $35.00 per share price was based upon exclusivity and advised the Company that its proposal would be revised to $33.00 per share as a result of the Company's decision to continue discussions with other parties. Company A reiterated its interest in the Company but indicated that $33.00 per share was its best offer.

        Beginning the first week of June 2008, Wachovia Securities contacted the five additional potential strategic buyers regarding the potential acquisition of the Company. Wachovia Securities requested, upon confirmation of preliminary interest, that each party execute an NDA, review the Confidential Information Packet ("CIP") containing certain confidential information regarding the Company (including forecast financial performance), and submit a written, non-binding preliminary proposal to acquire the Company by June 23, 2008. Three of these parties declined to pursue any discussions with regard to a potential opportunity.

        Company A executed an NDA on June 4, 2008 and received a copy of the CIP on June 5, 2008. Serco executed an NDA and received a copy of the CIP on June 6, 2008.

        On June 9, 2008, Wachovia Securities and management provided our Board of Directors with updates on discussions with other potential buyers and discussions with Serco and Company A. The Board of Directors instructed management to continue the discussions and to keep the Board of Directors informed on a regular basis.

        On June 11, 2008, representatives of the Company met with the executive management team and representatives of Serco Group and Serco at the offices of Morrison & Foerster in McLean, Virginia to provide a brief overview of the business and an opportunity to meet our executive management team.

        On June 12, 2008, the Company executed an NDA with one of the additional parties contacted by Wachovia Securities, referred to herein as Company B, and provided Company B with the CIP. Company B subsequently indicated on June 24, 2008 that it would not pursue the opportunity further due to the high level of civilian work performed by the Company and the exclusive focus of our business on services.

        On June 13, 2008, Wachovia Securities sent a letter to each of Serco and Company A inviting each of them to attend a management presentation conducted by the executive management team, conduct additional due diligence, and submit on or before June 27, 2008, an updated, nonbinding indication of interest to acquire the Company. Serco and Company A each accepted the invitation. On June 19, 2008, our management met with the executive management team and representatives of Serco at the offices of Morrison & Foerster in McLean, Virginia. The Company briefed Serco on a variety of matters relating to the Company, including a detailed company overview as well as matters relating to operations, marketing and sales, finance and human resources. On June 20 and June 21, 2008, the Company met with representatives of Company A at Morrison & Foerster's offices, where Company A received a similar briefing.

        On June 24, 2008, our Board of Directors met to discuss the status of the activities related to the potential strategic transaction, including negotiation of NDAs, the distribution of CIPs, feedback from the additional parties contacted and a summary of the due diligence activities and requests for information from Serco and Company A. Wachovia Securities outlined the schedule for receipt of initial and renewed indications of interest from interested parties.

        On June 26, 2008, the Company executed an NDA with one of the additional parties contacted by Wachovia Securities, referred to herein as Company C. Following receipt and review of the CIP, Company C informed Wachovia Securities that Company C was unable to propose an acquisition price that would provide a premium to the then current share price that it thought would be compelling to our Board of Directors and withdrew from consideration.

        On June 27, 2008, Serco submitted a non-binding proposal to acquire the Company at $33.00 per share, subject to, among other things, the satisfactory completion of due diligence and the negotiation of an acceptable definitive agreement. Serco's proposal was not conditioned on the receipt of financing by Serco. Subsequently, Company A verbally communicated that it would not submit a proposal due to anticipated difficulty in obtaining approval from its board of directors at its previously indicated value of $33.00 per share.

        On July 2, 2008, management, Wachovia Securities, and Morrison & Foerster discussed with our Board of Directors Serco's non-binding proposal and the status of interest among the parties that Wachovia Securities contacted regarding the potential acquisition of the Company. Wachovia Securities also presented its updated views regarding valuation based on current market information. The Board of Directors determined that management should continue to provide information and work to confirm indications of interest.

        On July 8, 2008, Mr. Antle, Mr. Oleson and Thomas E. Dunn, our Chief Financial Officer, met with Mr. Casey, to preview and discuss an expected reduction in the Company's earnings outlook for the remainder of 2008. Following this meeting, the Company provided Serco with additional due diligence materials. UBS Securities LLC ("UBS"), Serco's financial advisor, facilitated telephone conference calls among various senior-level executives at the Company and Serco in order for Serco to complete its due diligence.

        On July 11, 2008, Wachovia Securities indicated to Serco's financial advisor the Company's desire to maintain the $33.00 per share price in order to continue negotiations. Wachovia Securities also indicated that the Company hoped to finalize a definitive agreement and announce the acquisition at the time of our earnings call scheduled for July 29, 2008. UBS indicated that Serco needed to review more detailed financial due diligence materials to substantiate the Company's forecast as provided in the CIP in light of the downward revision to our 2008 projected financial performance.

        On July 18, 2008, Serco advised the Company that additional due diligence concerning the Company would be necessary for Serco's management to prepare an updated proposal.

        On July 24, 2008, UBS informed Wachovia Securities that Serco would not be able to provide an updated proposal until after a scheduled meeting of Serco Group's management to be held on August 6, 2008.

        On July 28, 2008, the Company provided a draft of the proposed merger agreement to Serco for its review and comment.

        On July 29, 2008, the Company held its quarterly earnings call and provided revised guidance for 2008 reflecting net income and earnings per share estimates that were approximately 19% and 16% below prior guidance, respectively. During that call, the Company explained the challenges it was facing that resulted in these reductions. As of the close of regular trading on the day of the announcement, the Company's stock price declined approximately 13.6% from the prior trading day's close, from $23.08 to $19.95.

        On August 1, 2008, Company A's financial advisor called Wachovia Securities to inquire about the status of the process relating to the sale of the Company. Wachovia Securities informed Company A's financial advisor that the Company was continuing discussions with another party regarding a potential acquisition at a valuation similar to that originally proposed by Company A. Based on this feedback, Company A's advisor communicated that it would not make sense for Company A to reengage in discussions for a potential acquisition of the Company.

        On August 4, 2008, Mr. Antle and Mr. Oleson met with Mr. Casey to discuss the status of Serco's due diligence, organizational considerations, and other matters related to the potential transaction.

        On August 8, 2008, Mr. Antle met with Mr. Casey and Chris Hyman, Chief Executive Officer of Serco Group, to discuss the proposed transaction.

        On August 11, 2008, in response to the request of our Board of Directors, Serco submitted a revised written proposal to acquire the Company, indicating a value of $30.00 per share and including Serco's proposed revisions to the draft merger agreement.

        On August 14, 2008, Mr. Antle and Mr. Oleson met with Mr. Casey and Mr. Hyman and communicated that Serco's revised proposal was unacceptable and discussed several of Serco's due diligence questions, including specific issues raised in the revised proposal. The Company encouraged Serco to review its proposal and submit a higher price.

        On August 18, 2008, Serco revised its proposal to $32.00 per share and indicated that this amount was its best and final proposal.

        On August 19, 2008, our Board of Directors convened to review Serco's $32.00 per share proposal. In connection with this review, our management and representatives of Morrison & Foerster and Wachovia Securities outlined the principal terms of Serco's most recent offer, including terms requested by Serco in its revisions to the proposed merger agreement. At the conclusion of this discussion, our Board of Directors authorized management and its advisors to pursue finalization of a transaction at the proposed price, but only if they were able to obtain satisfactory resolution of certain material terms and conditions in the definitive agreement, and authorized our management to enter into an exclusivity agreement with Serco if Serco agreed to resolve the material items in the merger agreement as directed by our Board of Directors. Over the next several days, the Company and Serco and their respective legal counsel negotiated the definitive merger agreement and resolved the outstanding issues. During the course of these negotiations, on August 22, 2008, the Company entered into an exclusivity agreement with Serco whereby the Company agreed to negotiate exclusively with Serco until August 31, 2008.

        On August 26, 2008, the Board of Directors, in a special meeting with the presence by invitation of members of management and representatives of Morrison & Foerster and Wachovia Securities, discussed the latest developments in connection with the negotiations on the merger agreement with

Serco. It was reported to our Board of Directors that the merger agreement and related agreements were in substantially final form. The Board of Directors discussed the resolution of outstanding issues by management with Serco over the previous several days. Upon confirmation that the issues raised by the Board of Directors on August 19, 2008 had been satisfactorily resolved, the meeting of the Board of Directors continued and, among other things:

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  Representatives of Wachovia Securities provided its financial analyses and rendered to the Board of Directors its oral opinion, which was later confirmed by delivery of a written opinion dated August 26, 2008, to the effect that, as of that date, and based upon and subject to the assumptions, matters considered, qualifications and limitations set forth in its written opinion, the $32.00 per share cash merger consideration to be received by the holders of the Common Stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, as discussed in "Opinion of Wachovia Securities" beginning on page 29; such opinion is attached hereto as Annex B;

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  Our Board of Directors discussed positive and negative factors and risks to be considered in connection with the transaction, including those set forth in "Reasons for the Merger; Recommendation of Our Board of Directors" below; and

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  Following careful consideration of the proposed merger agreement, the merger and the other transactions contemplated by the merger agreement, our Board of Directors, by unanimous vote, determined that the merger agreement negotiated with Serco and the transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, the Company's stockholders, approved and declared advisable the execution, delivery and performance of the merger agreement, the merger and the other transactions contemplated by the merger agreement, and resolved to recommend that the Company's stockholders adopt the merger agreement and approve the merger.

Reasons for the Merger; Recommendation of Our Board of Directors

        Our Board of Directors by unanimous vote at the meeting held on August 26, 2008 (i) determined that the transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of, the Company's stockholders, (ii) approved and declared advisable the execution, delivery and performance of the merger agreement, the merger and the other transactions contemplated thereby, and (iii) resolved to recommend that our stockholders adopt the merger agreement, approve the merger and vote "FOR" the approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of the adoption of the merger agreement and approval of the merger at the time of the special meeting.

        In reaching these determinations, our Board of Directors considered a variety of business, financial and market factors based upon, among other items, (i) the Board of Directors' familiarity with the business and operations of the Company and the industry in which it operates, (ii) management reports and presentations regarding the Company and its properties and assets, financial condition, competitive position, business strategy and prospects, (iii) economic and market conditions, both on an historical and on a prospective basis, and (iv) a careful review of the terms and conditions of the transaction set forth in the merger agreement, including the positive factors set forth below:

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  the fact that the $32.00 per share in cash to be received by the Company's stockholders in connection with the merger represented a premium to recent trading prices, including (i) a premium of approximately 47.2% to the volume-weighted average price of our Common Stock during the 90-day period ending on August 22, 2008; (ii) a premium of approximately 58.7% to the volume-weighted average price of our Common Stock during the 30-day period ending on

    August 22, 2008; and (iii) a premium of approximately 39.8% to the closing price of $22.89 of our Common Stock on the Nasdaq on August 22, 2008;

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  the opinion of Wachovia Securities dated August 26, 2008 to the effect that, as of its date and based upon and subject to the assumptions, matters considered, qualifications and limitations set forth therein, the $32.00 per share cash merger consideration to be received by the holders of the Common Stock pursuant to the merger agreement is fair, from a financial point of view, to the stockholders of the Company;

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  the possible alternatives to the sale of the Company, including continuing to operate the Company on a stand-alone basis, compared to the certainty provided by the merger to our stockholders of realizing a fair value in cash for their investment;

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  the risk that value available to the Company's stockholders on their investment based upon Serco's offer could be significantly reduced in the short term in the absence of a transaction;

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  the risk that achieving the growth sustained by the Company in prior years may become more difficult in light of the Company's greater size, the reduced opportunity for promising acquisitions as a result of the consolidation within the Company's industry, the absence of other acquisition opportunities at attractive valuations, and the reduced opportunity to benefit from small business set aside contracts due to recent changes in the U.S. Small Business Administration's size recertification rules and regulations;

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  the risk that the Company's financial and operating results in future quarters might be different from (including by falling short of) the projections of management or investors due to, among other factors, the changing economy and changes in the government sector, and the possible resulting effect that this could have on the trading price of the Common Stock and the Company's operations;

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  the Board of Directors' concern that government spending could be reallocated to military provisioning or be reduced after the upcoming national presidential election, which in turn could affect the Company's revenue and profitability;

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  the fact that the consideration to be received by our stockholders in connection with the merger is all in cash, allowing the Company's stockholders to immediately realize fair value, in cash, for their investment, while also providing stockholders reasonable certainty of the value for their shares;

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  the financial and other terms and conditions of the merger agreement and the fact that they were the product of extensive negotiations between the parties, including:

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  the fact that the Company is permitted to furnish information to and conduct negotiations with third parties that make an unsolicited acquisition proposal (as defined in the section entitled "The Merger Agreement—Restrictions on Solicitations") in certain circumstances;

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  the fact that the Company is permitted to terminate the merger agreement in order to accept a competing proposal proposed by a third party that is a superior proposal (as defined in the section entitled "The Merger Agreement—Restrictions on Solicitations"), upon the payment to Serco Group of a $10 million termination fee, plus reimbursement of certain transaction expenses not to exceed $5 million (see "The Merger Agreement—Termination of the Merger Agreement" and "The Merger Agreement—Termination Fee and Expenses") subject to compliance with the merger agreement;

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  the Board of Director's understanding, after consultation with the Company's legal and financial advisors, that the $10 million termination fee, plus reimbursement of certain reasonable and documented transaction expenses not to exceed $5 million, that may become payable (and the circumstances when such amounts are payable) in the event that the merger agreement is terminated under certain other circumstances is reasonable in light of the facts and circumstances surrounding the merger, and benefits of the merger, commercial practice and transactions of this size and nature; more particularly, the Board of Directors noted that the termination fee of $10 million equals approximately 2.3% of the equity value (implied by the merger) of the Company; and

    •
    the fact that the Company was contacted by another potential purchaser and contacted five additional entities to determine their interest in acquiring the Company;

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  the fact that there would be no financing conditions to the consummation of the merger;

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  Serco Group's willingness to operate the combined companies as a stand-alone business, which among other things, allows for continuity in the provision of high quality services to the United States military and the Company's other customers;

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  the limited number and nature of the conditions to Serco Group's, Serco's and Sub's obligations to consummate the merger and the limited risk of non-satisfaction of these conditions;

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  the fact that Serco Group generally committed to provide to employees of the Company and its subsidiaries, for 12 months after the effective time of the merger, compensation and benefits that, in the aggregate, are substantially similar to the compensation and benefits provided immediately prior to the effective time of the merger or are substantially similar to the compensation and benefits provided by Serco to its similarly-situated employees, as described below in more detail in "The Merger—Interests of Certain Persons in the Merger";

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  the fact that our stockholders will have an opportunity to vote on the merger agreement and the merger and the availability of appraisal rights to such stockholders who comply with all requirements under Delaware law (see "Appraisal Rights" and Annex C); and

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  the belief that there was a high probability that the transaction would be successfully completed on the agreed-upon terms once a merger agreement was executed based on the Board of Directors' knowledge of Serco Group's business, operations, management, reputation and financial condition, including Serco's existing SSA and performance record with DSS.

        The Board of Directors also considered potentially negative factors concerning the merger agreement and the merger, including the following:

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  the fact that the Company's stockholders will not have the opportunity to participate in future earnings or growth of the Company and will not benefit from future appreciation in value of the Company, if any;

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  the fact that entering into the merger agreement precludes the Company from continuing to solicit additional proposals that could potentially result in stockholders receiving a higher value;

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  the risk that entering into the merger agreement may result in the loss of interest by other parties to make a definitive proposal for the acquisition of the Company at a price that may be higher than the $32.00 to be received by our stockholders upon consummation of the merger;

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  the fact that an all cash transaction generally would be a taxable transaction to the Company's stockholders who are taxpayers for U.S. federal income tax purposes;

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  the risk that the merger might not be completed in a timely manner or at all, and the risks and costs to the Company whether or not the merger closes, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

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  the condition to Serco Group's, Serco's and Sub's obligations to consummate the merger agreement that the CFIUS review of the transaction be successfully completed;

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  the customary restrictions on the conduct of the Company's business prior to the completion of the merger requiring the Company to conduct its business in all material respects only in the ordinary course, subject to specific limitations, may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

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  the requirement of the Company to pay Serco Group a $10 million termination fee and reimburse Serco Group and Serco for certain reasonable and documented transaction expenses not to exceed $5 million under specified circumstances, and the possibility that such termination fee and reimbursement of expenses may discourage a competing proposal to acquire the Company; and

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  the condition to Serco Group's, Serco's and Sub's obligations to consummate the merger agreement that there shall not have occurred a material adverse effect to the business, operations, condition or results of operations of the Company.

        These factors constitute the material factors considered by our Board of Directors. Our Board of Directors considered such factors as a whole and decided that in their totality such factors support the decision that our Board of Directors approve the merger agreement and adopt the merger and the other transactions contemplated by the merger agreement. The discussion of the information and factors considered by our Board of Directors is not intended to be exhaustive and may not include all factors considered by the Board of Directors. In view of the wide variety of factors considered by our Board of Directors, and the complexity of these matters, our Board of Directors did not find it practicable and did not quantify, rank or otherwise assign relative or specific values to any of the above factors or the other factors considered by it. In addition, our Board of Directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of our Board of Directors may have given different weight to different factors. Our Board of Directors unanimously recommends that you vote "FOR" the adoption of the merger agreement and the approval of the merger and "FOR" the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

 Opinion of Wachovia Securities

Overview

        Pursuant to an engagement letter dated May 29, 2008, the Company retained Wachovia Securities to act as its financial advisor with respect to a possible transaction with Serco Group or any other potential acquiror. In selecting Wachovia Securities, the Company's Board of Directors considered, among other things, the fact that Wachovia Securities is an internationally recognized investment banking firm with substantial experience advising companies in the business software and services industry in the federal government arena, as well as substantial experience providing strategic advisory services, and Wachovia Securities' familiarity with the Company as lead bank on the Company's current credit facility and as the Company's representative in several capital markets transactions for the Company, including the Company's initial public offering in 2002. Wachovia Securities, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions, underwritings, private placements and other securities offerings, senior credit financings, valuations and general corporate advisory services.

        At the August 26, 2008 meeting of the Company's Board of Directors, Wachovia Securities delivered its oral opinion, which was subsequently confirmed in writing, that as of that date, and based upon and subject to the assumptions, matters considered, qualifications and limitations set forth in the written opinion, the $32.00 per share consideration to be received in the merger was fair, from a financial point of view, to the holders of our Common Stock.

        The full text of Wachovia Securities' written opinion is attached as Annex B to this proxy statement and we recommend you read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, the matters considered and qualifications to and limitations of the review undertaken by Wachovia Securities. The Wachovia Securities opinion is subject to the assumptions and conditions contained in the opinion and is necessarily based on economic, market and other conditions and the information made available to Wachovia Securities as of the date of the Wachovia Securities opinion. Wachovia Securities has no responsibility to update, revise or reaffirm its opinion based on circumstances or events occurring after the date of the rendering of its opinion.

        In reading the discussion of the fairness opinion set forth below, you should be aware that Wachovia Securities' opinion:

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  was provided to our Board of Directors for its sole benefit and use in connection with its consideration of the merger;

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  did not constitute a recommendation to our Board of Directors;

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  does not constitute a recommendation to any stockholder of the Company as to how to vote in connection with the merger;

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  only addresses the fairness from a financial point of view of the merger consideration to be received by holders of Common Stock other than Serco Group and its affiliates pursuant to the merger and does not address any other terms or any aspects or implications of the merger or any other agreements, arrangements or understandings entered into in connection with the merger or otherwise;

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  does not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to any of the directors, executive officers or employees of any parties to a merger, or any class of such persons, relative to the merger consideration;

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  does not address the relative merits of the merger as compared with other business strategies or transactions that may be available to or may have been considered by the Company's management, our Board of Directors or any committee thereof; and

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  does not take into account any risks associated with the Company's obligation to consummate the merger.

        The Company, except as noted below, did not provide specific instructions to, or place any limitations on, Wachovia Securities with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

        In connection with rendering its opinion, Wachovia Securities:

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  reviewed a draft of the merger agreement in substantially final form;

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  reviewed and discussed with the management of the Company certain business, financial and other information, including financial forecasts, regarding the Company that were furnished to Wachovia Securities by the management of the Company;

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  reviewed certain publicly available business, financial and other publicly available information regarding the Company;

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  reviewed the stock price and trading history of the Common Stock;

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  reviewed certain business, financial and other publicly available information regarding Serco Group and its affiliates;

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  considered certain business, financial and other information regarding the Company and compared that information with corresponding information for certain other publicly traded companies that Wachovia Securities deemed relevant;

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  considered the proposed financial terms of the merger and compared them with the publicly available financial terms of certain other business combinations and other transactions that Wachovia Securities deemed relevant;

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  performed a discounted cash flow analysis based upon financial forecasts and other estimates provided by management of the Company and upon other assumptions discussed with and confirmed as reasonable by the management of the Company;

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  participated in discussions and negotiations between the Company and Serco Group and their respective financial and legal advisors regarding the proposed merger; and

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  conducted such other financial studies, analyses and investigations, and considered such other information, as well as financial, economic and market criteria, as Wachovia Securities deemed necessary or appropriate.

        In connection with rendering its opinion, Wachovia Securities further noted that:

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  Wachovia Securities has assumed and relied upon the accuracy and completeness of the financial and other information, including all information, analyses and assumptions relating to accounting, legal and tax matters, and Wachovia Securities has not independently verified such information nor has Wachovia Securities assumed any responsibility to do so;

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  Wachovia Securities has relied upon the assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading;

  •
  Wachovia Securities has relied upon financial forecasts regarding the Company that were furnished to Wachovia Securities, and that Wachovia Securities was instructed to use, by the management of the Company for the purpose of Wachovia Securities' opinion and that were adopted by the Company's Board of Directors, and Wachovia Securities has been advised and has assumed that such financial forecasts, as well as the estimates, judgments and assumptions upon which such financial forecasts are based, have been reasonably formulated and reflect the best currently available estimates, judgments and assumptions of the management of the Company regarding the future financial performance of the Company;

  •
  Wachovia Securities assumes no responsibility for, and expresses no view as to, any of the financial forecasts referred to in its opinion, or the estimates, judgments or assumptions upon which they are based;

  •
  in arriving at the opinion, Wachovia Securities has not conducted any physical inspection or assessment of the facilities or assets of the Company, nor has Wachovia Securities prepared, obtained or been provided with any independent evaluations or appraisals of the assets or liabilities of the Company, including any contingent liabilities; and

  •
  in rendering the opinion, Wachovia Securities has assumed, with the consent of the Company, that the merger will be consummated on the terms set forth in the merger agreement, without waiver of any terms or conditions material to Wachovia Securities' analyses, and that in the course of obtaining any legal, regulatory or third-party consents and/or approvals, no delays or restrictions will be imposed or other actions taken that will adversely effect the merger in any manner material to its analyses.

Summary of Analyses

        The following is a summary of the principal financial and valuation analyses performed by Wachovia Securities and presented to the Company's Board of Directors in connection with rendering Wachovia Securities' opinion.

        Some of the financial and valuation analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial and valuation analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Wachovia Securities' financial and valuation analyses.

         Trading Analysis.    Wachovia Securities analyzed the historical closing stock prices of the Company since January 1, 2005 and compared them to the value of the proposed merger consideration. The following table presents the results of this analysis:

Comparison of Values of Merger Consideration and
Historical Closing Stock Prices

Price Per Share
Merger Consideration Value	$32.00
SI International Closing Stock Price as of August 26, 2008	$22.89
High SI International Stock Price Since January 1, 2005 (Occurred on April 18, 2006)	$35.77
Low SI International Stock Price Since January 1, 2005 (Occurred on July 31, 2008)	$18.28

         Comparable Company Analysis.    Wachovia Securities reviewed and compared specific financial, operating and equity market data relating to the Company with that of the following selected publicly traded government services companies that Wachovia Securities deemed comparable to the Company: (i) CACI International, Inc.; (ii) ManTech International Corporation; (iii) NCI Technologies, Inc.; (iv) SAIC, Inc.; (v) SRA International, Inc.; and (vi) Stanley, Inc.

        For each of the companies listed above, Wachovia Securities analyzed valuation multiples, including (i) enterprise value (defined as the sum of the market value of equity plus debt, less cash) divided by earnings before interest, taxes, depreciation and amortization ("EBITDA") estimates for the calendar years ended December 31, 2008 ("CY2008E") and 2009 ("CY2009P"), and (ii) equity value per share divided by earnings per share ("EPS") estimates for CY2008E and CY2009P. The analysis was compiled using publicly available information, including closing equity market data as of August 22, 2008 and Reuters consensus Wall Street research estimates for EBITDA and EPS. Wachovia Securities then applied a range of selected multiples to the corresponding financial data for the Company and determined the implied equity values per share of the Company's Common Stock and compared these implied per share values to the merger consideration of $32.00 per share. The following tables present the results of this analysis:

Selected Multiples

	Enterprise Value/EBITDA				Equity Value/Net Income
	CY 2008E		CY 2009P		CY 2008E		CY 2009P
Minimum	8.1	x	7.4	x	17.5	x	15.6	x
Median	11.2	x	9.9	x	20.3	x	17.7	x
Maximum	13.3	x	11.7	x	24.3	x	21.4	x

Implied Equity Value Per Share

	Enterprise Value/EBITDA		Equity Value/Net Income
	CY 2008E	CY 2009P	CY 2008E	CY 2009P
Minimum	$19.19	$25.52	$20.28	$29.50
Median	$28.54	$35.89	$23.43	$33.16
Maximum	$34.36	$42.66	$27.82	$39.46
Merger Consideration	$32.00	$32.00	$32.00	$32.00

        No company utilized in the comparable company analysis is identical to the Company. Therefore, a purely quantitative comparable company analysis would not be dispositive in the context of the merger and an appropriate use of such analysis involves qualitative judgments concerning the differences between the characteristics of these companies and the merger that would affect the value of the selected companies and the Company.

         Selected Precedent Transactions Analysis.    For reference purposes, using publicly available information and analysis prepared by Wachovia Securities, Wachovia Securities examined the following nine selected transactions involving publicly traded government services companies:

Selected Precedent Transactions

Acquiror	Target
BAE Systems, Inc.	MTC Technologies, Inc.
QinetiQ North America Operations, LLC	Analex Corporation
General Dynamics Corporation	Anteon International Corporation
L-3 Communications Holdings Inc.	The Titan Corporation
Nortel Networks Corporation	PEC Solutions, Inc.
BAE Systems North America, Inc.	DigitalNet Holdings, Inc.
CACI International, Inc.	American Management Systems' Defense and Intelligence Group
Lockheed Martin Corporation	Affiliated Computer Services' Federal Information Systems
General Dynamics Corporation	Veridian Corporation

        Wachovia Securities calculated for each of the selected transactions the transaction enterprise value (defined as target equity market capitalization (including premium) at announcement of transaction plus debt minus cash) as a multiple of the then latest 12 months ("LTM") EBITDA of the target companies. Wachovia Securities then derived an implied enterprise value range for the Company by applying a range of selected multiples to the Company's LTM EBITDA and to management's estimate of the Company's EBITDA for the 12-month period ended December 31, 2008. From this range of enterprise values for the Company, Wachovia Securities determined a range of implied per share values and compared those to the merger consideration of $32.00 per share. The following table presents the results of this analysis:

Implied Equity Value Per Share Based Upon Selected Precedent Transactions

12 months ended June 30, 2008	Enterprise Value/LTM EBITDA		Implied Equity Value Per Share
Low	10.5	x	$29.16
Median	11.4	x	$32.11
High	12.5	x	$35.37

12 months ended December 31, 2008	Enterprise Value/LTM EBITDA		Implied Equity Value Per Share
Low	10.5	x	$26.36
Median	11.4	x	$29.15
High	12.5	x	$32.16

        No company utilized in the selected precedent transactions analysis is identical to the Company, nor is any transaction identical to the merger. Therefore, a purely quantitative selected precedent transactions analysis would not be dispositive in the context of the merger and an appropriate use of such analysis involves qualitative judgments concerning the differences between the characteristics of these transactions and the merger that would affect the value of the selected companies and the Company.

         Discounted Cash Flow Analysis.    Wachovia Securities performed a discounted cash flow analysis of the Company using Company management's financial forecast for 2008 through 2012. In conducting this analysis, Wachovia Securities used the projected after-tax unlevered free cash flows for the Company plus its terminal value calculated as a 9.0x to 11.0x multiple of 2012 projected EBITDA. The projections were accepted without any adjustment for risks or circumstances that might cause actual result to vary from them. The projected free cash flows and implied terminal value indications were discounted using rates ranging from 10% to 12%, which represented the Company's estimated weighted average cost of capital, to arrive at a range of present enterprise values for the Company as of June 30, 2008. From this range of enterprise values, Wachovia Securities derived a range of implied per share values for the Company's Common Stock and compared those to the merger consideration of $32.00 per share. The following table presents the results of this analysis:

Implied Equity Value Per Share Based Upon Discounted Flow Analysis

Equity Value/Share
Minimum	$32.51
Maximum	$42.47
Merger Consideration	$32.00

         Premiums Paid Analysis.    Based on publicly available information, Wachovia Securities compared the $32.00 per share of Common Stock to be paid pursuant to the merger agreement to the median premiums paid in all public transactions with enterprise values between $250 million and $1 billion from August 1, 2005 through August 1, 2008 and to the median premiums paid in the public federal information technology services transactions analyzed in the Selected Precedent Transactions Analysis. Wachovia Securities measured each transaction price per share relative to each target's closing price per share one day, one week and four weeks prior to announcement of the transaction. The following table presents the results of this analysis:

Implied Equity Value Per Share Based Upon Premiums Paid Analysis

	Implied Premium
	1-day	1-week	4-week
All Transactions Median	24.8%	25.9%	27.8%
Federal IT Services Transactions Median	34.6%	30.8%	33.1%

	Selected Premium Range
	Low	High
Selected Premium	25.0%	35.0%
SI International Closing Stock Price (Occurred on August 22, 2008)	$22.89	$22.89
Implied Value Per Share	$28.61	$30.90
Merger Consideration	$32.00
Implied Transaction Premium	39.8%

        No company utilized in the premiums paid analysis is identical to the Company, nor is any transaction identical to the merger. Therefore, a purely quantitative premiums paid analysis would not be dispositive in the context of the merger and an appropriate use of such analysis involves qualitative judgments concerning the differences between the characteristics of these transactions and the merger that would affect the value of the selected companies and the Company.

         Other Points of Reference.    In addition to the aforementioned analyses, Wachovia Securities compared the merger consideration of $32.00 per share to the Company's 52-week high intraday price of $31.59 per share, the Company's closing share price one day prior to its oral opinion of $22.89, an equity research analyst consensus price target of $24.50 per share and the Company's 52-week volume weighted average price of $24.38 per share.

Other Considerations

        The type and amount of consideration payable in the merger were determined through negotiations between the Company and Serco Group and were unanimously approved by our Board of Directors. The decision to enter into the merger agreement was solely that of our Board of Directors. The Wachovia Securities opinion was just one of the many factors taken into consideration by our Board of Directors. Consequently, Wachovia Securities' analyses should not be viewed as determinative of the decision of our Board of Directors with respect to the fairness, from a financial point of view, of the consideration to be received by the holders of the Common Stock pursuant to the merger.

        Pursuant to the terms of Wachovia Securities' engagement letter, the Company has agreed to pay Wachovia Securities a customary transaction fee, a substantial portion of which is payable upon consummation of the transaction contemplated by the merger agreement. Specifically, pursuant to the engagement letter, the Company has agreed to pay Wachovia Securities a cash fee of $3.8 million equal to 0.7% of the aggregate merger consideration paid by Serco Group or Serco pursuant to the merger agreement, payable upon completion of the merger. In addition, a fee of $500,000 was payable to Wachovia Securities upon the rendering of its fairness opinion, which will be credited against the fee payable upon completion of the merger. The Company also has agreed to reimburse Wachovia Securities for certain expenses and to indemnify Wachovia Securities against certain liabilities arising out of Wachovia Securities' engagement.

        Wachovia Securities also noted the following:

  •
  Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation;

  •
  Wachovia Securities and its affiliates provide a full range of investment and commercial banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading, brokerage advice and services, commercial loans and lending services;

  •
  in the past Wachovia Securities and its affiliates have provided investment and commercial banking advice and services to the Company and its affiliates for which Wachovia Securities and its affiliates have received compensation. Wachovia Securities and/or its affiliates have, among other things:

  •
  served as sole bookrunner of the Company's $61 million initial public offering in November 2002;

  •
  served as sole bookrunner for the Company's $35 million senior credit facility in November 2002;

  •
  served as sole bookrunner for the Company's $80 million senior credit facility in January 2004;

  •
  served as sole bookrunner for the Company's $77 million follow-on equity issuance in October 2004;

  •
  served as bookrunner for the Company's $160 million senior credit facility in February 2005;

  •
  served as sole bookrunner for the Company's $41 million follow-on equity offering in April 2006;

  •
  served as joint lead arranger for the Company's $200 million senior credit facility in February 2008; and

  •
  provided services related to the Company's repurchase of its shares;

  •
  in the future, Wachovia Securities may provide investment and commercial banking advice and services to, and otherwise seek to expand or maintain its business and commercial relationships with, the Company, Serco Group and/or certain of their affiliates, for which Wachovia Securities would expect to receive compensation; and

  •
  in the ordinary course of Wachovia Securities' business, Wachovia Securities and its affiliates may trade in the securities and other financial instruments (including bank loans) of the Company, Serco Group and/or certain of their affiliates for Wachovia Securities' own account and for the accounts of Wachovia Securities' customers and, accordingly, may at any time hold a long or short position in such securities and financial instruments.

Projected Financial Information

        Set forth below are certain projections of the Company which are included in this proxy statement to provide our stockholders access to certain nonpublic information that was relied upon by our Board of Directors for purposes of considering and evaluating the merger and by Wachovia Securities, at the instruction of the Company, for the purpose of rendering its opinion. The Company's senior management does not as a matter of course make public projections as to future performance or earnings beyond the current year and is especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. The inclusion of this information should not be regarded as an indication to any stockholder that our Board of Directors or any other recipient of this information considered, or now considers, it to be predictive of actual future results.

The projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as other factors described above under the caption "Cautionary Statement Concerning Forward-Looking Information," factors described in the Company's Annual Report on Form 10-K for the year ended December 29, 2007, and matters specific to the Company's business, many of which are beyond the Company's control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year. The financial projections were not prepared with a view toward public disclosure or toward complying with U.S. Generally Accepted Accounting Principles ("GAAP"), the published guidelines of the Securities and Exchange Commission regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the Company's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The Ernst & Young LLP reports incorporated by reference in this proxy statement relate to the Company's historical financial information. They do not extend to the projected financial information and should not be read to do so. Furthermore, the financial projections do not take into account any circumstances or events occurring after the projections were prepared that were unforeseen at the time of preparation. The Company has made publicly available its actual results of operations for the year ended December 29, 2007 and the six months ended June 28, 2008. You should review the Company's Annual Report on Form 10-K for the year ended December 29, 2007 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 28, 2008 to obtain this information. Readers of this proxy statement are cautioned not to place undue reliance on the projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in these projections. The inclusion of projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, the Company undertakes no obligation to update, or otherwise revise these projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

($ in millions)	2008E	2009P	2010P	2011P	2012P
Revenue	$575.5	$638.4	$715.0	$786.5	$865.2
Depreciation and Amortization	9.2	8.7	8.9	9.1	9.4
Net Income	15.6	25.8	31.4	36.0	41.5
EBITDA	42.4	58.9	67.4	74.1	81.5
Capital Expenditures	5.8	6.4	7.2	7.9	8.7

Certain Effects of the Merger

        If the merger agreement is adopted by our stockholders and the other conditions to the closing of the merger are satisfied, Sub will be merged with and into the Company, with the Company being the surviving corporation. Following the merger, all of the Company's capital stock will be owned by Serco (through the conversion, at the time of the merger, of each share of Sub into one share of capital stock of the surviving corporation).

        When the merger is completed, each share of our Common Stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by the Company as treasury stock or held directly or indirectly by Serco Group, or held by stockholders who are entitled to and who properly exercise appraisal rights in compliance with all of the required procedures under the laws of Delaware) will be canceled and converted into the right to receive $32.00 in cash without interest and less any applicable withholding taxes.

Regulatory and Other Governmental Approvals

Hart-Scott-Rodino

        The merger is subject to review by the DOJ and the FTC under the HSR Act. The merger may not be consummated until the notifications required under the HSR Act have each been submitted to the DOJ and FTC by the parties and the specified waiting period requirements have been satisfied. The Company and Serco Group (including Serco and Sub) each have agreed to file promptly their requisite Premerger Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC, with such submission triggering an initial 30-day waiting period during which Serco cannot acquire or exercise operational control of the Company. This waiting period will expire on the 30th day after both parties file their notifications, unless the DOJ and FTC grant the parties' request for early termination of the waiting period or one of the agencies issues a Second Request. The Company and Serco Group have each submitted their respective notifications pursuant to the HSR Act, triggering the initial 30-day waiting period which will expire on October 16, 2008, unless the DOJ and FTC grant the parties' request for early termination of the waiting period or the antitrust agency conducting the review of the transaction issues a Second Request. The issuance of a Second Request extends the HSR Act waiting period until Serco Group and the Company each certify that it has substantially complied with its own Second Request. Second Requests contain detailed interrogatories and broad document requests, the response to which can take a significant amount of time. Once both parties have complied with their Second Requests, the investigating agency has 30 days to complete its review. This second 30-day waiting period can be and often is extended, but only by agreement with the parties. At the close of its review, the investigating agency has the options of closing its investigation without taking any enforcement action, negotiating a consent decree with the parties to resolve any remaining competitive concerns or, if such concerns are deemed not capable of being resolved, instituting a lawsuit in U.S. federal court to enjoin the merger. Notwithstanding expiration or termination of the HSR Act waiting period, the Antitrust Division or the FTC and state Attorneys General or private parties may also challenge the merger on antitrust grounds either before or after the transaction has closed. Accordingly, at any time before or after expiration or termination of the HSR Act waiting period or even after the completion of the merger, the Antitrust Division or the FTC, or any state Attorney General or private party could take action under the antitrust laws as deemed necessary or desirable in the public or other interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions.

        The parties believe that the merger can be effected in compliance with all applicable antitrust laws. However, there can be no assurance that a challenge to the consummation of the merger on antitrust grounds will not be made or that, if such a challenge were made, the parties would prevail or would not be required to accept certain conditions, possibly including certain divestitures, in order to consummate the merger.

CFIUS

        The merger agreement provides for the parties to file a joint voluntary notice under the Exon-Florio Amendment. The Exon-Florio Amendment provides for national security reviews and, where appropriate, investigations by CFIUS when a foreign company acquires control of a U.S. company. CFIUS consists of representatives of various government agencies including, among others, the Departments of Treasury, State, Defense, Energy, Justice, Commerce and Homeland Security, the United States Trade Representative, and, as a non-voting member, the Director of National Intelligence. CFIUS is chaired by the Treasury Department. CFIUS conducts an initial 30-day review of transactions of which it is notified. If, prior to the end of the initial 30-day review under Exon-Florio,

CFIUS offers the parties an opportunity to withdraw and resubmit their final Exon-Florio notification in order to avoid an investigation, and either the Company or Serco opts to request withdrawal and resubmission in response to such offer by CFIUS, then the parties will submit a request for withdrawal and resubmission prior to the end of the initial 30-day review and immediately resubmit their final Exon-Florio notification. CFIUS can also undertake an additional investigation that must be completed within 45 days. If any national security issues are unresolved prior to the end of the 45-day investigation, CFIUS would send a report to the President who then has 15 days to decide whether to block the transaction or to take other action. The initial 30-day review, 45-day investigation and 15-day review period by the President are each separate periods that cumulatively can take a total of 90 days to complete (or longer if the parties withdraw and resubmit their Exon-Florio notification). On October 1, 2008, the Company and Serco Group submitted a joint voluntary filing to CFIUS.

        CFIUS considers many factors in determining whether a proposed transaction threatens to impair national security, including, but not limited to, domestic production needed for national defense requirements, the capability of domestic industries to meet national defense requirements, and the potential effects on U.S. international technological leadership in areas affecting national security. In connection with the CFIUS review or investigation, the parties may enter into a mitigation agreement or other arrangement with CFIUS to address any national security concerns.

Other Governmental Approvals and Consents

        The merger may be subject to certain regulatory requirements of other municipal, state, federal and foreign governmental and self-regulatory agencies and authorities, including those relating to the defense industry and novations of governmental contracts. In particular, Serco Group and the Company will file for other U.S. governmental approvals, including approval by the Department of Defense and other agencies which have sponsored facility security clearances for the Company's classified work pursuant to the National Industrial Security Program, and notification to the Department of State with respect to export-controlled technologies pursuant to the International Traffic in Arms Regulations. Together with Serco Group, we are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the merger.

        It is possible that one or more of the regulatory approvals required to complete the merger will not be obtained on a timely basis or at all. In addition, it is possible that any of the governmental entities with which filings are made may seek regulatory concessions as conditions for granting approval of the merger. Under the merger agreement, Serco Group and the Company have each agreed to use our respective reasonable best efforts to complete the merger, including to gain clearance from antitrust and CFIUS reviews and obtain other required approvals.

        Although we do not expect regulatory authorities to raise any significant objections to the merger, we cannot be certain that we will obtain all required regulatory approvals or that these approvals will not contain terms, conditions or restrictions that result in a failure to satisfy the conditions to closing. The parties have not yet obtained any of the governmental or regulatory approvals required to complete the merger.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

        The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of shares of our Common Stock. This summary is based on current law as of the date hereof, is for general informational purposes only and does not purport to be a complete description of all of the tax consequences of the merger. The information in this section is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable U.S. Treasury regulations promulgated thereunder, current administrative interpretations of the U.S. Internal Revenue Service ("IRS"), and court decisions, all as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. We cannot assure you that future legislation, U.S. Treasury regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law. Any such change could apply retroactively. No ruling from the IRS has been or will be sought with respect to any of the tax consequences of the merger and the statements in this proxy are not binding on the IRS or any court. We can provide no assurance that the tax consequences described below will not be challenged by the IRS or will be sustained by a court if so challenged.

        This summary does not address all aspects of taxation that may be relevant to you in light of your specific circumstances which may be important to you. Except as indicated otherwise, this summary does not address the tax treatment of holders of shares of our Common Stock subject to special treatment under the U.S. federal income tax laws, including, without limitation, banks and other financial institutions, insurance companies, tax-exempt organizations, mutual funds, real estate investment trusts, partnerships (or any entity taxable as a partnership for U.S. federal income tax purposes) and other pass-through entities, individual retirement accounts and other tax-deferred accounts, dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting for their securities holdings, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, persons holding their shares of our Common Stock as part of a hedging transaction, appreciated financial position, conversion transaction or constructive sale or as a position in a "straddle" or other risk reduction strategy, holders who acquired their shares of our Common Stock pursuant to the exercise of employee stock options, warrants or similar derivative securities or otherwise as compensation or in connection with the performance of services, holders who are subject to the alternative minimum tax provisions of the Code, and holders who hold our Common Stock which constitutes "qualified small business stock" as defined in Section 1202 of the Code. Moreover, this summary does not address the federal income tax consequences to holders of shares of our Common Stock who perfect their appraisal rights in connection with the merger by complying with all of the required procedures under Delaware law.

        For purposes of this discussion, a "U.S. holder" means a beneficial owner of shares of our Common Stock that for U.S. federal income tax purposes is:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or other entity subject to tax as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States or any political subdivision thereof;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) that has a valid election in effect to be treated as a U.S. person.

        For purposes of this discussion, a "non-U.S. holder" is a beneficial owner (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) of shares of our Common Stock that is not a U.S. holder. If an entity treated as a partnership for U.S. federal tax purposes holds shares of our Common Stock, the U.S. federal income tax treatment of such partnership and its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are such an entity, a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal income tax purposes holding shares of our Common Stock, you should consult your own tax advisor regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to you with respect to the disposition of the Common Stock pursuant to the merger.

        This discussion assumes that your shares of our Common Stock are held as capital assets within the meaning of Section 1221 of the Code. This summary does not address U.S. federal alternative minimum tax consequences, consequences under the tax laws of any state, local or foreign jurisdiction, or any estate, gift or other non-income tax considerations.

        WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER AND RELATED TRANSACTIONS, INCLUDING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF YOUR SHARES.

 U.S. Holders

         Exchange of Shares of Common Stock for Cash Pursuant to the Merger.    The receipt of cash by a U.S. holder in exchange for its shares of our Common Stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, a U.S. holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received by such holder in exchange for its shares of our Common Stock and the holder's adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares of our Common Stock surrendered for cash pursuant to the merger, with a block consisting of shares of our Common Stock acquired at the same cost in a single transaction. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shares of our Common Stock have been held for more than one year at the effective time of the merger. Such gain or loss will generally be short-term capital gain or loss if at the effective time of the merger the shares of our Common Stock have been held for one year or less. Individuals and certain other non-corporate U.S. holders who recognize long-term capital gains are generally eligible for preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.

         Backup Withholding and Information Reporting.    The receipt of cash by a U.S. holder in exchange for its shares of our Common Stock pursuant to the merger may be subject to information reporting and backup withholding tax at the applicable rate (currently 28%), unless the U.S. holder (i) timely furnishes an accurate taxpayer identification number and otherwise complies with applicable U.S. information reporting or certification requirements (typically by completing and signing an IRS Form W-9, or a Substitute Form W-9, a copy of which will be included as part of the letter of transmittal to be timely returned to the paying agent) or (ii) is a corporation or other exempt recipient and, when required, properly establishes such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder's U.S. federal income tax liability, if any; provided that the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders

         Exchange of Shares of Common Stock for Cash Pursuant to the Merger.    The receipt of cash by a non-U.S. holder in exchange for shares of our Common Stock pursuant to the merger generally will not be subject to U.S. federal income tax, unless:

  •
  the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met;

  •
  the gain, if any, is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to a permanent establishment or fixed base the non-U.S. holder maintains in the United States); or

  •
  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time within the shorter of the five-year period ending at the effective time of the merger or the period that the non-U.S. holder held our Common Stock. We do not believe that we have been, currently are, or will become, a United States real property holding corporation. If we were or were to become a United States real property holding corporation at any time during the applicable period, however, any gain recognized by a non-U.S. holder upon the receipt of cash in exchange for shares of our Common Stock pursuant to the merger by a non-U.S. holder that did not own (directly, indirectly or constructively) more than 5% of our Common Stock during the applicable period would not be subject to U.S. federal income tax.

        Individual non-U.S. holders who are subject to U.S. federal income tax because the holders were present in the United States for 183 days or more during the year of the merger are taxed on their gains (including gains from the sale of shares of our Common Stock and net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year) at a flat rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Other non-U.S. holders subject to U.S. federal income tax with respect to gain recognized on the receipt of cash in exchange for shares of our Common Stock pursuant to the merger generally will be taxed on any such gain in the same manner as if they were U.S. holders and, in the case of foreign corporations, such gain may be subject to an additional branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

         Backup Withholding and Information Reporting.    In general, non-U.S. holders will not be subject to backup withholding and information reporting with respect to the receipt of cash made by or through the U.S. office of a broker in exchange for shares of our Common Stock pursuant to the merger if they provide the paying agent with an IRS Form W-8BEN (or an IRS Form W-8ECI if the gain is effectively connected with the conduct of a U.S. trade or business by such non-U.S. holders) and we or our paying agent do not have actual knowledge (or reason to know) that the holder is a U.S. holder, or otherwise establishes an exemption from information reporting and backup withholding. If shares of our Common Stock are held through a foreign partnership or other entity treated as a partnership for U.S. federal income tax purposes, certain documentation requirements may also apply to such partnership or other entity. Payments of the proceeds from a disposition or a redemption effected outside the United States by a non-U.S. holder of its shares of our Common Stock made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, generally will apply to such a payment if the broker has certain connections with the United States, unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder's U.S. federal income tax liability, if any; provided that the required information is furnished to the IRS in a timely manner.

        HOLDERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

 Interests of Certain Persons in the Merger

        In considering the recommendation of our Board of Directors with respect to the merger, you should be aware that certain of our directors and executive officers have interests in the merger that may be different from, or in addition to, your interests generally. To the extent material, such interests are described below. Members of our Board of Directors were aware of these differing or additional interests and considered them, among other matters, in reaching their decision to approve the merger agreement and approve the merger and to recommend that you vote in favor of adopting the merger agreement and approving the merger.

 Treatment of Stock Options

        As of September 5, 2008, there were approximately 883,289 shares of our Common Stock subject to stock options granted under our 2002 Amended and Restated Omnibus Stock Incentive Plan, January 2001 Nonqualified Stock Option Plan, 2001 Service Award Stock Option Plan and 1998 Stock Option Plan (in each case as amended and/or restated from time to time, collectively, the "Equity Plans") to our directors and executive officers.

        Pursuant to the merger agreement, as of the effective time of the merger, each then outstanding stock option, whether or not vested, will become fully vested and will be canceled and converted automatically into the right to receive, in full satisfaction of such option, a cash amount, without interest and less applicable withholding taxes, equal to the product of:

  •
  the number of shares of our Common Stock subject to the option as of the effective time of the merger; and

  •
  the excess, if any, of $32.00 over the exercise price per share of Common Stock subject to such option.

        The following table summarizes the vested and unvested options held by our directors and executive officers as of September 5, 2008 and the before-tax consideration that each of them will receive pursuant to the merger agreement in connection with the cash-out of their options, calculated in accordance with the formula set forth above:

Name	Number of Shares Subject to Unvested Options	Weighted Average Exercise Price Per Share of Unvested Options ($)	Number of Shares Subject to Vested Options	Weighted Average Exercise Price Per Share of Vested Options ($)	Total Cash Value of All Options ($)
Directors
S. Bradford Antle	48,500	25.80	149,821	22.05	1,791,724
Maureen A. Baginski	6,875	29.01	4,375	31.46	22,931
Charles A. Bowsher	3,750	25.95	16,875	14.31	321,213
James E. Crawford III	3,750	25.95	5,231	21.92	75,440
Dr. Walter J. Culver	3,750	25.95	28,509	15.30	498,880
General R. Thomas Marsh (USAF—Ret.)	3,750	25.95	15,575	18.05	240,013
Ray J. Oleson	22,000	23.55	127,221	16.73	2,129,053
General Dennis J. Reimer (USA—Ret.)	5,625	28.59	8,125	32.22	17,431
Edward H. Sproat	3,750	25.95	15,575	18.05	240,013
John P. Stenbit	3,750	25.95	14,375	25.52	115,788
Executive Officers
P. Michael Becraft	16,900	25.82	53,125	26.22	411,681
Thomas E. Dunn	36,000	25.98	74,149	22.81	898,286
Harry D. Gatanas	16,900	28.82	48,600	31.04	151,185
Leslee Gault Belluchie	29,000	27.10	5,000	28.69	158,750
Thomas Lloyd	2,700	26.62	44,233	14.76	777,278
Marylynn Stowers	16,900	25.82	48,600	30.42	181,335

Treatment of Restricted Stock Awards

        As of September 5, 2008, there were approximately 90,500 shares of Common Stock subject to performance-based restricted stock awards issued under our Equity Plans to our directors and executive officers.

        Pursuant to the merger agreement, as of the effective time of the merger, each then outstanding share of restricted stock will become fully vested and any repurchase option or forfeiture restriction with respect thereto shall lapse and will be canceled and converted automatically into the right to receive, in full satisfaction of such restricted stock award, a cash amount, without interest and less applicable withholding taxes, equal to the product of:

  •
  the number of shares of Common Stock subject to the restricted stock award; and

  •
  $32.00.

        The following table summarizes the restricted stock awards held by our directors and executive officers as of September 5, 2008 and the before-tax consideration that each of them will receive pursuant to the merger agreement in connection with the cash-out of their restricted stock awards, calculated in accordance with the formula set forth above:

Name	Number of Restricted Shares	Value of Restricted Shares ($)
Directors
S. Bradford Antle	23,500	752,000
Maureen A. Baginski	3,750	120,000
Charles A. Bowsher	1,875	60,000
James E. Crawford, III	1,875	60,000
Dr. Walter J. Culver	1,875	60,000
General R. Thomas Marsh (USAF—Ret.)	1,875	60,000
General Dennis J. Reimer (USA—Ret.)	1,250	40,000
Edward H. Sproat	1,875	60,000
John P. Stenbit	1,875	60,000
Executive Officers
P. Michael Becraft	8,500	272,000
Thomas E. Dunn	15,250	488,000
Harry D. Gatanas	8,500	272,000
Leslee Gault Belluchie	8,500	272,000
Thomas Lloyd	1,500	48,000
Marylynn Stowers	8,500	272,000

Non-Qualified Deferred Compensation

        Executive officers participating in the Company's Non-Qualified Deferred Compensation Plan are entitled to defer compensation, including base salary and bonus amounts, including amounts received under our Management Performance Incentive Plan. The merger agreement requires the distribution of all accrued account balances under that plan to participants in connection with the merger.

        The following table sets forth the accrued account balances as of September 5, 2008 to be distributed in connection with the merger to those executive officers who are participating in the Company's Non-Qualified Deferred Compensation Plan:

Name	Amount of Non-Qualified Deferred Compensation to be Distributed
S. Bradford Antle	$83,137.10
P. Michael Becraft	$115,678.30
Thomas E. Dunn	$318,629.57
Thomas Lloyd	$39,657.76
Ray J. Oleson	$476,235.94
Marylynn Stowers	$16,881.69

        The parties to the merger agreement are contemplating allowing for the Company's Non-Qualified Deferred Compensation Plan to continue operating following the merger, in which case such amounts will not be distributed in connection with the merger.

Retention Agreements

        In connection with the transactions contemplated by the merger agreement, the Company executed retention agreements with certain of the officers of the Company who are not otherwise party to an executive employment agreement. Similar to the terms of the outstanding executive employment agreements, these retention agreements provide for the payment of severance if such officers are terminated within a certain time period after the effective time of the merger.

Delisting and Deregistration of Common Stock

        If the merger is completed, the Company's Common Stock will be delisted from the Nasdaq and deregistered under the Exchange Act and we will no longer file periodic reports with the Securities and Exchange Commission.

THE MERGER AGREEMENT

        The summary of the terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to carefully read the merger agreement in its entirety.

        The merger agreement has been included to provide you with information regarding its terms and is not intended to provide any other factual information about the Company, Serco Group, Serco, Sub or any of their respective subsidiaries. In particular, the merger agreement contains representations and warranties that the Company made to Serco Group, Serco and Sub and representations and warranties that Serco Group, Serco and Sub made to the Company. The statements embodied in the Company's representations and warranties are in some cases subject to important exceptions, limitations and supplemental information contained in confidential disclosure schedules that the Company delivered to Serco Group, Serco and Sub in connection with signing the merger agreement. Certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable under federal securities laws, or may have been included in the merger agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. Thus, stockholders should be aware that the representations and warranties contained in the merger agreement may serve business purposes other than providing the Company's stockholders with information about the Company, and stockholders should not base their investment decisions regarding the Company, or their decision as whether to vote in favor of the adoption of the merger agreement and approval of the merger, thereon.

The Merger

        The merger agreement provides that Sub will merge with and into the Company, and the separate existence of Sub will cease. The Company will survive the merger as a wholly owned subsidiary of Serco and an indirect wholly owned subsidiary of Serco Group (and we sometimes refer to the Company as of and after such time as the "surviving corporation"). Following completion of the merger, our Common Stock will cease to be listed on the Nasdaq, will be deregistered under the Exchange Act and will no longer be publicly traded. The Company will be a privately held corporation and our current stockholders will cease to have any ownership interest in the Company or rights as stockholders of the Company. Therefore, our current stockholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company.

        Unless otherwise agreed by the parties to the merger agreement, the closing date for the merger will occur no later than the third business day after the satisfaction or waiver of the conditions to the merger agreement as described below in "The Merger Agreement—Conditions to the Merger" beginning on page 58.

        The effective time of the merger will occur at the time we, together with Serco, duly file the certificate of merger with the Secretary of State of the State of Delaware or at such time as may be specified in the certificate of merger.

Treatment of Stock and Other Awards

Company Common Stock

        At the effective time of the merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $32.00 in cash, without interest and less any applicable withholding taxes, other than the following shares:

  •
  shares held by holders who have properly demanded and perfected their appraisal rights;

  •
  shares owned by the Company or any subsidiary of the Company (as treasury stock or otherwise); and

  •
  shares owned, directly or indirectly, by Serco Group.

        After the effective time of the merger, each holder of a certificate representing any shares of Common Stock (other than shares for which appraisal rights have been properly demanded and perfected) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration, without interest and less any applicable withholding taxes.

Company Options

        At the effective time of the merger, each option to acquire shares of our Common Stock will fully vest and will be converted automatically into the right to receive for each share of Common Stock then subject to such option an amount equal to the excess, if any, of $32.00 over the exercise price per share payable in respect of such share of Common Stock issuable under such option, without interest and less any applicable withholding taxes.

Restricted Stock Awards

        At the effective time of the merger, each share of our Common Stock subject to a restricted stock award outstanding immediately prior to the effective time of the merger will fully vest and any repurchase option or forfeiture restriction with respect thereto will lapse and be converted automatically into the right to receive $32.00 in cash, without interest and less any applicable withholding taxes.

Appraisal Rights

        If you properly exercise appraisal rights under Delaware law your shares of Common Stock will not be converted into the right to receive $32.00 in cash per share, but instead will be canceled and cease to exist, and you will cease to have any rights with respect to such shares, except the right to receive the judicially determined fair value of your shares of Common Stock (plus interest, if any, in the amount determined to be the fair value), which may be more or less than $32.00 per share, determined in accordance with the provisions of Section 262 of the Delaware General Corporation Law (attached to this proxy statement as Annex C). See "Appraisal Rights" beginning on page 64.

Exchange and Payment Procedures

        Before the effective time of the merger, Serco Group will designate a paying agent to act as agent for the benefit of holders of shares of Common Stock in connection with the merger (such firm, the "paying agent"). On the closing date, Serco Group will deposit (or will cause to be deposited) with the paying agent the cash necessary to pay for the shares of Common Stock converted into the right to receive the merger consideration. As soon as reasonably practicable after the effective time of the merger, the paying agent will mail to each holder of record of Common Stock a letter of transmittal and instructions for use in effecting the surrender of the certificates or book-entry shares representing shares of our Common Stock. The letter of transmittal and instructions will tell you how to surrender your Common Stock certificates or shares you may hold that are represented by book entry in exchange for the merger consideration.

        Instead of depositing the total consideration payable to holders of options with the paying agent, Serco Group will cause the surviving corporation to deliver payments for the options to their holders as promptly as practicable following the effective time and in any case within five business days thereafter.

        You should not return your stock certificates with the enclosed proxy card and you should not forward your stock certificates to the paying agent without a properly completed letter of transmittal to be forwarded by the paying agent at a later time after the adoption of the merger agreement and approval of the merger.

        You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (or affidavit of loss in lieu thereof) or book-entry share to the paying agent, together with a properly completed and duly executed letter of transmittal and any other documents as may be reasonably requested by the paying agent. If a transfer of ownership of shares is not registered in the transfer records of the Company, cash to be paid upon due surrender of the stock certificate or book-entry share may be paid to the transferee if the stock certificate or book-entry share formerly representing the shares is presented to the paying agent accompanied by all documents required to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

        No interest will be paid or accrued on the amount payable upon the surrender of the stock certificates or book-entry shares.

        After the effective time of the merger, there will be no transfers on our stock transfer books of shares of Common Stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, stock certificates are presented to the surviving corporation for transfer, they will be canceled and exchanged for the merger consideration.

        Any portion of the merger consideration deposited with the paying agent that remains undistributed to holders of our Common Stock nine months after the closing of the merger will be delivered, upon demand, to Serco Group or Serco, as applicable. Former holders of our Common Stock who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the merger consideration.

        Serco Group, Serco and the surviving corporation and any affiliate of Serco Group, Serco and the surviving corporation and the paying agent will be entitled to deduct and withhold from the merger consideration otherwise payable to any person such amounts as may be required to be deducted and withheld with respect to the making of such payments under the Code or under any provision of state, local or foreign tax law.

        If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the certificate's loss, theft or destruction, and if required by Serco Group, Serco or the surviving corporation, post a bond in a reasonable amount as Serco Group, Serco or the surviving corporation may direct to protect them against any claim that may be made against it with respect to that certificate. Delivery is at risk of the holder. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Certificate of Incorporation, Bylaws, Directors and Officers

        When the merger is completed, the certificate of incorporation and the bylaws of the Company in effect immediately prior to the effective time of the merger will be the certificate of incorporation and the bylaws of the surviving corporation. The directors of Sub at the effective time of the merger will be the directors of the surviving corporation immediately following the effective time of the merger. The officers of the Company at the effective time of the merger will be the officers of the surviving corporation immediately following the effective time of the merger.

Representations and Warranties

        The merger agreement contains representations and warranties made by us to Serco Group, Serco and Sub, and by Serco Group, Serco and Sub to us, and may be subject to important limitations and qualifications agreed to by the parties in connection with the negotiation of the terms of the merger agreement. The statements embodied in the representations and warranties made by us are in some cases subject to important exceptions, limitations and supplemental information contained in confidential disclosure schedules that we delivered to Serco Group, Serco and Sub in connection with signing the merger agreement. Certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable under federal securities laws or may have been included in the merger agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

        Our representations and warranties relate to, among other things:

  •
  our and our subsidiaries' due organization, valid existence, good standing, qualification to do business and authority to own, lease and operate our assets and conduct our business;

  •
  our corporate power and authority to enter into the merger agreement and, subject to the approval of the merger agreement by the required vote of our stockholders, to consummate the merger and the other transactions contemplated by the merger agreement;

  •
  our capitalization, including in particular the number of shares of our Common Stock, stock options, restricted stock and treasury stock;

  •
  our subsidiaries and our equity interests in them;

  •
  exemption of the transaction from anti-takeover statutes applicable to it;

  •
  the absence of conflicts with, or violations of, our or our subsidiaries' governing documents, applicable law or certain material agreements as a result of entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

  •
  compliance with laws applicable to the Company, its subsidiaries or their assets (including, but not limited to, the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Regulations, the Foreign Corrupt Practices Act and other international anti-bribery laws);

  •
  certain permits necessary for the lawful conduct of our and our subsidiaries' business;

  •
  the required consents and approvals of governmental entities in connection with the merger and related transactions;

  •
  litigation, legal proceedings and governmental orders;

  •
  the compliance with applicable legal requirements of our Securities and Exchange Commission filings, as amended, since January 1, 2005, including with applicable legal requirements of the consolidated financial statements contained therein and GAAP;

  •
  the adequacy of our internal controls and procedures;

  •
  the absence of undisclosed liabilities;

  •
  the absence of certain changes and certain actions since December 29, 2007;

  •
  tax matters;

  •
  transactions with officers, directors, employees and affiliates;

  •
  employee benefit plans;

  •
  labor matters;

  •
  material contracts, government contracts and government subcontracts, and performance of obligations thereunder;

  •
  intellectual property matters;

  •
  environmental matters;

  •
  insurance matters;

  •
  security clearances;

  •
  our rights to use owned and leased properties;

  •
  the absence of undisclosed brokers' fees;

  •
  the receipt of an opinion from Wachovia Securities; and

  •
  the accuracy of information supplied for inclusion in this proxy statement.

        Certain of our representations and warranties are qualified by a "Company Material Adverse Effect" standard. "Company Material Adverse Effect" is defined to mean any change, event, violation, inaccuracy, effect or circumstance that is, individually or in the aggregate, materially adverse to the business, operations, or condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, other than any of the following:

  •
  any change in the stock price or trading volume of the Common Stock, or failure by the Company to meet its financial projections;

  •
  any effect resulting from changes affecting the industries in which the Company and its subsidiaries participate generally or the United States economy generally, except to the extent such changes have a materially disproportionate effect on the Company and its subsidiaries, taken as a whole;

  •
  any effect resulting from compliance with the merger agreement or action taken at the request of or with the consent of Serco Group or any of its affiliates;

  •
  any effect caused by an impact to the Company's or its subsidiaries' relationships, contractual or otherwise, with any customer, supplier or business partner as a result of the announcement, pendency or consummation of the merger or the other transactions contemplated by the transaction documents or the identity or status of Serco Group or any of its affiliates;

  •
  any effect resulting from changes in laws applicable to the Company or any of its subsidiaries or any of their respective properties or assets or interpretations thereof;

  •
  any effect resulting from changes in GAAP or interpretations of GAAP; or

  •
  any effect arising out of or resulting from acts of war, armed hostilities, terrorism or similar calamity or crisis or any escalation or worsening of the foregoing;

provided that any changes, events, violations, inaccuracies, effects or circumstances resulting from (i) efforts or failure to obtain by any person of any required approval, (ii) the application of the U.S. Small Business Administration's size recertification rules and regulations or (iii) any transaction expenses paid or payable by the Company in connection with the transaction are not considered for purposes of determining whether a Company Material Adverse Effect shall have occurred or is reasonably likely to occur.

        The merger agreement also contains various representations and warranties made by Serco Group, Serco and Sub that are subject, in some cases, to specified exceptions and qualifications. Their representations and warranties relate to:

  •
  their organization, valid existence, good standing, qualification to do business and authority to own, lease and operate their respective assets and conduct their respective businesses;

  •
  their corporate or other power and authority to enter into the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement;

  •
  the absence of any violation or conflict with their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

  •
  the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

  •
  litigation, legal proceedings and governmental orders;

  •
  the existence of funds to consummate the transactions contemplated by the merger agreement and the ability of Serco Group to pay all amounts required to be paid by them in connection with the merger agreement when such payments are due;

  •
  the absence of undisclosed brokers' fees;

  •
  interim operations of Sub; and

  •
  ownership by Serco Group, Serco and Sub of our Common Stock.

        Certain of Serco Group's, Serco's and Sub's representations and warranties are qualified by a "Parent Material Adverse Effect" standard. "Parent Material Adverse Effect" is defined to mean any change, event, violation, inaccuracy, effect or circumstance that, individually or in the aggregate, is or would be reasonably likely to prevent or materially delay the performance by Serco Group, Serco or Sub of any of their respective material obligations under the merger agreement or the consummation of the merger or the other transactions contemplated by the transaction documents.

        The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger agreement or, in the absence of willful or intentional material breach, the termination of the merger agreement (except that such termination will not limit Serco Group's, Serco's or Sub's liability to the Company resulting from the failure by Serco Group to obtain the financing necessary to consummate the merger).

Conduct of Our Business Prior to Closing

        We have agreed in the merger agreement that, subject to certain exceptions, until the effective time of the merger, unless Serco Group agrees in writing or as otherwise contemplated, permitted or required by the merger agreement, we will, and we will cause each of our subsidiaries, to:

  •
  maintain its existence in good standing under applicable law;

  •
  conduct its business and operations only in the ordinary course of business;

  •
  maintain its books, accounts and records and otherwise comply in all material respects with applicable law; and

  •
  use reasonable best efforts to preserve substantially intact our business organizations, to keep available the services of our current officers and key employees and to preserve our relationship with customers, suppliers, distributors and others with which the Company or any of its subsidiaries has a business relationship.

        We have also agreed in the merger agreement that, subject to certain exceptions, until the effective time of the merger, unless Serco Group agrees in writing or as otherwise contemplated, permitted or required by the merger agreement, we will not, and we will cause each of our subsidiaries not, to:

  •
  amend the Company's Certificate of Incorporation or bylaws or equivalent organizational documents of the Company's subsidiaries;

  •
  declare, set aside, make or pay any dividends or other distributions in respect of any of its capital stock;

  •
  adjust, split, combine or reclassify any of its capital stock or that of its subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or that of its subsidiaries;

  •
  repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its or its subsidiaries' capital stock or any other rights to Company stock (except pursuant to outstanding restricted stock award agreements);

  •
  issue, deliver or sell, pledge or encumber any shares of its or its subsidiaries' capital stock or any other rights to Company stock (other than the issuance of shares upon the exercise of outstanding options);

  •
  take any action that would reasonably be expected to result in any of the closing conditions not being satisfied or that would materially impair the ability of the Company to consummate the merger or materially delay such consummation;

  •
  incur, create, assume or otherwise become liable for any indebtedness for borrowed money, other than indebtedness of the Company's subsidiaries to the Company or any of its wholly owned subsidiaries and short-term borrowings under existing lines of credit (or under any refinancing of such existing lines) incurred in the ordinary course of business consistent with prior practice or assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any other person;

  •
  make any loans, advances or capital contributions to or investments in any other person (other than by the Company or any of its subsidiaries to or in the Company or any of its subsidiaries or with respect to any employee travel expenses or the Company's computer loan program);

  •
  merge or consolidate with any other entity or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

  •
  change its accounting methods, principles or practices, except as required by GAAP or applicable law;

  •
  alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former employees, directors or affiliates of the Company;

  •
  sell, license, mortgage, transfer, lease, pledge or otherwise encumber or otherwise dispose of any material properties or assets;

  •
  acquire any material business, assets or securities or enter into any joint venture, partnership agreement, strategic alliance agreement or similar agreement;

  •
  make any capital expenditure, capital addition or capital improvement in amounts exceeding $500,000 individually or $2 million in the aggregate;

  •
  enter into any contract, agreement or commitment of a character that is, or would reasonably be expected to be, material to the Company and its subsidiaries taken as a whole;

  •
  waive, release or assign any material rights, claims or benefits of the Company or any subsidiary under any material contract (as defined in the merger agreement) or under certain government contracts;

  •
  enter into any contract which, if it existed on the date hereof, would have been a material contract (as defined in the merger agreement), or submit any bid for certain government contracts;

  •
  waive or release any rights that are material to the Company and its subsidiaries, taken as a whole, or pay, discharge or satisfy any claims, liabilities or obligations that are, or would reasonably be expected to be, material to the Company and its subsidiaries, taken as a whole, before the same come due in accordance with their terms, except in the ordinary course of business, consistent with past practice;

  •
  settle or compromise any material pending or threatened suit, action or proceeding;

  •
  terminate any material insurance policy (or fail to replace such policy with an equivalent replacement policy) covering the Company, its subsidiaries or their assets;

  •
  make, amend or rescind any material tax election, settle or compromise any material tax liability or fail to file any material tax return when due, fail to cause such tax returns when filed to be complete and accurate in all material respects, or file any material amendment to any previously filed tax returns or change any material tax accounting method; or

  •
  agree to take any of the actions described above.

Stockholders Meeting

        The merger agreement requires us to duly call, give notice of and hold a special meeting of our stockholders for the purpose of obtaining the vote of our stockholders necessary to adopt the merger agreement, even if we change our recommendation that our stockholders vote in favor of adopting the merger agreement, unless the merger agreement is terminated as described below in "The Merger Agreement—Termination of the Merger Agreement."

        Except in certain circumstances described below in "The Merger Agreement—Restrictions on Solicitations," we are required to recommend that our stockholders vote in favor of adopting the merger agreement.

Restrictions on Solicitations

        The Company has agreed that neither it nor its subsidiaries nor any directors or officers of the Company or its subsidiaries will, and the Company will use its reasonable best efforts to cause its and its subsidiaries' representatives not to:

  •
  initiate, solicit or intentionally encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal from any person or group;

  •
  engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information to any person or group relating to, any acquisition proposal; or

  •
  otherwise intentionally facilitate any effort or attempt to make an acquisition proposal.

Notwithstanding these restrictions, the merger agreement provides that if we receive an unsolicited written acquisition proposal from a third party, so long as the Company has complied in all material respects with the provisions in the merger agreement, and after receiving a confidentiality agreement with such third party meeting certain requirements, the Company may, before our stockholder vote:

  •
  provide information in response to a third party request therefor; provided that our Board of Directors has determined in good faith, (i) such acquisition proposal to be bona fide providing for the acquisition of more than 50% of the assets (on a consolidated basis) or total voting power of the Company, (ii) after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the directors' fiduciary duties under applicable law, and (iii) after consultation with Wachovia Securities and outside legal counsel, that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal (as defined in the merger agreement);

  •
  engage or participate in any discussions or negotiations with any third party who has made such an unsolicited bona fide written acquisition proposal; provided that our Board of Directors has determined in good faith, (i) after consultation with its outside legal counsel, that failure to take such action would be inconsistent with directors' fiduciary duties under applicable law, and (ii) after consultation with Wachovia Securities and outside legal counsel, that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal; or

  •
  approve, recommend or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an acquisition proposal if our Board of Directors determines in good faith, after consultation with Wachovia Securities and outside legal counsel, that such acquisition proposal is a superior proposal.

        An "acquisition proposal" is generally defined as (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its subsidiaries and (ii) any acquisition by any third party of, or proposal or offer, which if consummated would result in any third party becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power or of any class of equity securities of the Company or those of any of its subsidiaries, or 20% or more of the consolidated total assets (including equity securities of its subsidiaries) of the Company, in each case other than the transactions contemplated by the merger agreement.

        A "superior proposal" is generally defined as a bona fide acquisition proposal that would result in any third party becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company that our Board of Directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the third party making the proposal, and if consummated, would result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by the merger agreement.

        In addition, the merger agreement provides neither our Board of Directors nor any committee of our Board of Directors shall:

  •
  withhold, withdraw, qualify or modify (or publicly propose to do so) in a manner adverse to Serco Group, the Company's recommendation to the Company's stockholders with respect to the merger; or

  •
  except as expressly permitted by and after compliance with the merger agreement, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any acquisition proposal.

        Notwithstanding these restrictions, the merger agreement provides that prior to our stockholder vote, so long as the Company has complied in all material respects with the provisions in the merger agreement:

  •
  in response to a superior proposal, our Board of Directors may withhold, withdraw, qualify or modify the Company's recommendation with respect to the merger (or publicly propose or resolve to do so) or approve, recommend or otherwise declare advisable any superior proposal, if the Company Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary obligations under applicable law; provided, however, that no such change of recommendation may be made until at least 72 hours following Serco Group's receipt of notice from the Company advising that management of the Company currently intends to recommend to our Board of Directors that it take such action; and

  •
  other than in response to a superior proposal, our Board of Directors may withhold, withdraw, qualify or modify the Company's recommendation (or publicly propose or resolve to do so) if our Board of Directors determines in good faith, after consultation with outside legal counsel, that it is required by its fiduciary obligations to do so.

        Nothing in the merger agreement prohibits the Company from complying with its disclosure obligations under applicable law.

        The Company agrees that it will promptly within 24 hours notify Serco Group if any proposals or offers with respect to an acquisition proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, the Company or any of its representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offer. The Company thereafter has an obligation to keep Serco Group informed, on a reasonably current basis, of the status and terms of any such proposals or offers.

        If we receive a superior proposal, the Company or its subsidiaries may enter into an acquisition agreement with respect to such proposal and terminate the merger agreement as set forth in "The Merger Agreement—Termination of the Merger Agreement" at page 59.

D&O Indemnification and Insurance

        For a period of six years from the effective time of the merger, Serco Group, Serco and the surviving corporation have agreed to, jointly and severally, indemnify (including any obligations to advance funds for expenses; provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification) current or former directors or officers of the Company or its subsidiaries for acts or omissions occurring at or prior to the effective time of the merger agreement (including in connection with the transactions contemplated by the merger agreement), to the fullest extent permitted under the General Corporation Law of the State of Delaware, under the Company's Certificate of Incorporation and bylaws or pursuant to any indemnification agreement outstanding as of the date of the merger agreement. Other than pursuant to an indemnification agreement, such indemnification will be subject to any limitation imposed from time to time under the General Corporation Law of the State of Delaware. In addition, during that same time, Serco Group has agreed to, or to cause the surviving corporation to, maintain the Certificate of Incorporation and the bylaws of the surviving corporation with provisions with respect to exculpation, indemnification and advancement of expenses that are at least as favorable to the indemnified parties as those contained in the Company's Certificate of Incorporation and the Company's bylaws as in effect on the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the effective time of the merger, were directors, officers, employees or agents of the Company (unless such a modification is required by applicable law).

        The Company has entered into indemnity agreements with each of its directors and certain of its officers, which provide, among other things, that the Company will indemnify such director or officer, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director or officer of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company's Certificate of Incorporation and bylaws. These agreements are in addition to the indemnification provided to the Company's directors and officers under its Certificate of Incorporation and bylaws in accordance with Delaware law.

        For a period of six years from the effective time of the merger, Serco Group and Serco have agreed to cause the surviving corporation to maintain in effect (or Serco Group may instead elect to maintain pursuant to its policy or policies) for the benefit of the Company's current directors and officers an insurance and indemnification policy that provides coverage for acts or omissions occurring prior to the effective time that is substantially equivalent to the Company's existing policy; provided, however, the surviving corporation shall not be required to pay an annual premium for such insurance in excess of 300% of the last annual premiums paid prior to the date of the merger agreement, and if the premium exceeds such amount, Serco Group or the surviving corporation shall purchase a policy with the greatest coverage available for such annual premium.

Employee Benefits

        For a period of 12 months after the effective time of the merger, Serco Group has agreed to, or to cause the surviving corporation to, provide to employees of the Company and any of its subsidiaries who remain employed with the surviving corporation (the "Continuing Employees"), employee compensation and benefits that, in the aggregate, are substantially similar to those being provided to (i) Serco's similarly situated U.S. employees or (ii) Company employees by the Company and its subsidiaries immediately prior to the effective time of the merger.

        Serco Group has agreed to cause the surviving corporation to give Continuing Employees credit for their service with the Company and its subsidiaries before the merger for purposes of eligibility, vesting, determination of the level of benefits and benefit accrual with respect to any benefit plan covering the Continuing Employees following the effective time of the merger. In addition, Serco Group has agreed to use its reasonable best efforts to cause all actively-at-work or similar limitations, eligibility waiting periods and evidence of insurability to be waived, and all co-payments, deductibles and offsets to be credited.

        Serco Group has agreed to cause the surviving corporation to honor all employment, change in control, severance and other compensation plans or arrangements existing prior to the execution of the merger agreement between the Company and any director, officer or employee, including certain executive employment agreements and retention agreements with officers of the Company (the "Company Agreements"). The parties to the merger agreement have agreed that the consummation of the merger will constitute a "change in control" for purposes of the Company Agreements and all other Company benefit plans and related trusts. In addition, Serco Group has agreed to pay each Continuing Employee's pro rated performance bonus for 2008 under the Company's current annual incentive plan (based on the Company's and the surviving corporation's actual performance during the 2008 fiscal year) if such Continuing Employee's employment is terminated without "cause" prior to the date such bonus is to be paid.

Agreement to Take Appropriate Action

        The parties are required to use their reasonable best efforts to cause the conditions to the closing of the merger to be satisfied, including:

  •
  obtaining all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from governmental entities and making all necessary, proper or advisable registrations, filings and notifications and taking all reasonable steps as may be necessary to obtain an approval, clearance, non-action letter, waiver or exemption from any governmental entity (including under the HSR Act and the Exon-Florio Amendment, pursuant to the National Industrial Security Program Operating Manual, as required by CFIUS and approval from DSS to operate the business of the Company);

  •
  obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from non-governmental third parties;

  •
  executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the transaction documents; and

  •
  the execution and delivery of any additional instruments necessary to consummate the merger.

Financing of the Merger Consideration

        The obligations of Serco Group, Serco and Sub under the merger agreement are not subject to any conditions regarding their or any other person's ability to obtain financing for the consummation of the merger and related transactions. Serco Group, Serco and Sub have represented in the merger agreement that they will have available at such time as the closing conditions are met all funds necessary for the payment of the aggregate merger consideration, to satisfy all of their respective obligations under the merger agreement and to pay all related fees and expenses. Prior to the execution of the merger agreement, Serco Group made available to the Company true and complete copies of a draft commitment and mandate letter from certain lenders named therein in connection with funding the transactions contemplated by the merger agreement. Serco Group, Serco and Sub have represented in the merger agreement that Serco Group has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the closing to be satisfied by it contained in the draft commitment and mandate letter or that the loan amounts will not be made available to Serco Group as of the effective time of the merger.

        Notwithstanding the foregoing, Serco Group has agreed to use its reasonable best efforts to:

  •
  enter into the draft commitment and mandate letter previously provided to the Company;

  •
  arrange for the financing on the terms and conditions described in the draft commitment and mandate letter;

  •
  enter into definitive agreements with respect to the financing;

  •
  satisfy all conditions precedent applicable to Serco Group in the definitive agreements described above; and

  •
  consummate the financing no later than the date all of the conditions to Serco Group's obligation to close have been satisfied.

        In addition, Serco Group has certain notice and information requirements with respect to the financing. If the financing becomes unavailable on the terms and conditions of the draft commitment and mandate letter, regardless of if the draft commitment and mandate letter is not entered into or the financing (or alternative financing) has not been obtained, Serco Group, Serco and Sub remain obligated to consummate the merger.

Other Covenants

        The merger agreement contains additional agreements among the Company, Serco Group, Serco and Sub relating to, among other things:

  •
  the filing of this proxy statement and cooperation in preparing this proxy statement and responding to any comments received from the Securities and Exchange Commission regarding this proxy statement;

  •
  providing Serco Group, Serco and their representatives access to our employees, properties, books and records;

  •
  notices of certain events;

  •
  coordination of press releases and other public statements by either party related to the merger agreement; and

  •
  defense and coordination of lawsuits or other legal proceedings.

Conditions to the Merger

Conditions to Each Party's Obligations

        Each party's obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

  •
  the approval of the merger by holders of at least a majority of the outstanding shares of our Common Stock;

  •
  the absence of a restraining order, injunction, legal restraint or other prohibition preventing the consummation of the merger;

  •
  the receipt of all material consents, approvals and authorizations of any governmental entity required to consummate the merger;

  •
  the termination or expiration of the HSR Act waiting period (and any extensions thereof) and any required approvals by any other applicable governmental entity responsible for applying merger control or antitrust legislation; and

  •
  successful completion of the CFIUS review process pursuant to the Exon-Florio Amendment.

Conditions to Serco Group's, Serco's and Sub's Obligations

        The obligation of Serco Group, Serco and Sub to complete the merger is subject to the satisfaction or waiver of the following conditions:

  •
  our representations and warranties being true and correct except where the failure to be so true and correct (without giving effect to any "materiality" or "Company Material Adverse Effect" qualifiers contained therein) would not reasonably be expected to have a Company Material Adverse Effect (as "Company Material Adverse Effect" is defined above under "The Merger Agreement—Representations and Warranties") and a certificate delivered to Serco Group signed by an executive officer of the Company on its behalf with respect to the foregoing;

  •
  the performance of, or compliance with, in all material respects by us of all our obligations under the merger agreement and a certificate delivered to Serco Group signed by an executive officer of the Company on its behalf with respect to the foregoing;

  •
  no occurrence since the date of the merger agreement of any change, effect or circumstance that has had or is reasonably likely to have a Company Material Adverse Effect; and

  •
  the holders of no more than 5% of the shares of outstanding Common Stock as of immediately prior to the effective time of the merger shall have an outstanding demand for the appraisal of such shares.

Conditions to the Company's Obligations

        Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of Serco Group, Serco and Sub being true and correct, except where the failure to be so true and correct (without giving effect to any "materiality" or "Parent Material Adverse Effect" qualifiers contained therein) would not reasonably be expected to have a Parent Material Adverse Effect (as "Parent Material Adverse Effect" is defined above under "The Merger Agreement—Representations and Warranties") and a certificate delivered to the Company signed by an executive officer of Serco Group, Serco and Sub on their behalf with respect to the foregoing; and

  •
  the performance of, or compliance with, in all material respects by Serco Group, Serco and Sub of all their obligations under the merger agreement and a certificate delivered to the Company signed by an executive officer of Serco Group, Serco or Sub on their behalf with respect to the foregoing.

Termination of the Merger Agreement

        The merger agreement may generally be terminated at any time in the following circumstances:

          by Serco Group or the Company if:

      •
      Serco Group and the Company shall have so agreed by mutual written consent, which consent was approved by the action of their respective boards of directors;

      •
      the merger is not consummated by February 28, 2009 (as may be extended under certain circumstances as set forth in the merger agreement to March 30, 2009);

      •
      our stockholders do not adopt the merger agreement at the special meeting or any adjournment or postponement of the special meeting; or

      •
      there is a non-appealable governmental order, decree or ruling restraining, enjoining or otherwise prohibiting the merger; or

          by Serco Group if:

      •
      our Board of Directors changes its recommendation of the merger with Serco;

      •
      the Company is in breach of any of its representations, warranties, covenants or agreements contained in the merger agreement that would result in the failure of certain conditions to Serco's obligation to close, which cannot be cured or is not cured before the earlier of 30 days after written notice is given and February 28, 2009 (as may be extended under certain circumstances as set forth in the merger agreement to March 30, 2009);

      •
      at any time following receipt of an acquisition proposal and prior to the stockholder vote, our Board of Directors fails to reaffirm its approval or recommendation of the merger agreement and the merger within five business days after receipt of a reasonable written request to do so from Serco Group; or

      •
      a tender or exchange offer for Common Stock (other than by Serco Group or its affiliates) is publicly disclosed and our Board of Directors fails to recommend against such offer prior to the earlier of the stockholder vote and 11 business days after the commencement of such tender or exchange offer; or

          by the Company if:

      •
      Serco Group, Serco or Sub are in breach of any of their representations, warranties, covenants contained in the merger agreement that would result in the failure of certain conditions to our obligation to close, which cannot be cured or is not cured before the earlier of 30 days after written notice is given and February 28, 2009 (as may be extended under certain circumstances as set forth in the merger agreement to March 30, 2009);

      •
      prior to the stockholder vote, the Company desires to enter into an agreement with respect to a superior proposal after having complied with the terms of the merger agreement (including an obligation on the Company to negotiate with Serco Group for 72 hours after receiving notification of the intent to enter into an agreement with respect to such superior proposal); or

      •
      Serco Group, Serco or Sub has failed to consummate the merger within 30 days after the satisfaction of the conditions to the merger (other than those conditions that by their nature are to be satisfied by action taken at the closing).

        If the merger agreement is terminated as specified above, the merger agreement will have no further effect, except for certain circumstances requiring the payment of a termination fee and reimbursement of expenses. See "The Merger Agreement—Termination Fee and Expenses" below. If the merger agreement is terminated, certain covenants will survive the termination.

Termination Fee and Expenses

Company Termination Fee and Reimbursement of Expenses

        We have agreed to pay to Serco Group a termination fee of $10 million and reimburse Serco Group and Serco for their reasonable and documented out-of-pocket expenses up to $5 million if:

  •
  the merger agreement is terminated by the Company in order to enter into an agreement with respect to a superior proposal (in which case the termination fee and expense reimbursement is payable simultaneously with the termination of the merger agreement);

  •
  the merger agreement is terminated by Serco Group, if our Board of Directors changes its recommendation of the merger with Serco;

  •
  the merger agreement is terminated by Serco Group, if following receipt of an acquisition proposal and prior to the stockholder vote, our Board of Directors fails to reaffirm its approval or recommendation of the merger agreement and the merger within five business days after receipt of a reasonably written request to do so from Serco Group;

  •
  the merger agreement is terminated by Serco Group, if a tender offer or exchange offer for our Common Stock (other than by Serco Group or any of its affiliates) is publicly disclosed and our Board of Directors fails to recommend against such offer prior to the earlier of the stockholder vote and 11 business days after commencement of such tender or exchange offer;

  •
  the merger agreement is terminated by Company, if our stockholders do not adopt the merger agreement at the special meeting or any adjournment or postponement of the special meeting and any event giving rise to Serco Group's right to terminate the merger agreement pursuant to the three previous bullet points shall have occurred; or

  •
  after a bona fide acquisition proposal has been made (or any person publicly announces an intention to make an acquisition proposal) to the Company or our stockholders (and the acquisition proposal or publicly announced intention is not publicly withdrawn at least 30 business days prior to the date of termination), the merger agreement is subsequently terminated by Serco Group or the Company because the merger is not consummated by February 28, 2009 (as may be extended under certain circumstances to March 30, 2009), none of Serco Group, Serco or Sub has materially breached the merger agreement, and within 12 months of such termination, we or any of our subsidiaries enters into an alternative acquisition agreement or consummates an acquisition proposal with respect to at least 50% of our assets or voting power of any class of our capital stock (in which case the termination fee is payable at that time).

In the event that the merger agreement is terminated under these circumstances, except as noted above, the termination fee is payable promptly (and in no event later than three business days following the date the merger agreement is terminated) and the reimbursement of expenses is payable within two calendar days after the date Serco Group provides documentation of the expenses, but in no event before the termination fee is payable.

        We have also agreed to immediately reimburse Serco Group and Serco for their reasonable and documented out-of-pocket expenses up to $5 million within two calendar days after the date Serco Group provides documentation of such expenses if after a bona fide acquisition proposal has been made (or any person publicly announces an intention to make an acquisition proposal) to the Company or our stockholders (and the acquisition proposal or publicly announced intention is not publicly withdrawn within 10 business days prior to the date of the special meeting), the merger agreement is subsequently terminated by Serco Group or the Company because our stockholders do not adopt the merger agreement at the special meeting. We have also agreed to promptly pay to Serco Group the $10 million termination fee if, within 12 months of such termination, we or any of our subsidiaries enters into an alternative acquisition agreement or consummates an acquisition proposal with respect to at least 50% of our assets or voting power of any class of our capital stock.

Expenses

        All expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses, except as set forth above. In addition, Serco Group has agreed to pay any filing fees under the HSR Act or any other applicable antitrust law.

Miscellaneous

Amendment and Waiver

        The merger agreement may be amended by the parties in writing by action of their respective boards of directors; provided that after the Company's stockholder vote, no such amendment shall be made which by applicable law requires further approval by the Company's stockholders, without first obtaining such approval.

Specific Enforcement

        Each party to the merger agreement has consented to the issuance of injunctive relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement exclusively in a federal or state court located in Delaware.

 Assignment

        The merger agreement may not be assigned without the prior written consent of the other parties, except Sub's rights and obligations may be assigned to and assumed by Serco Group or any other corporation directly or indirectly wholly owned by Serco Group.

Consent to Jurisdiction; Venue

        The parties have consented to jurisdiction and venue with the Delaware Court of Chancery, and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).

Waiver of Jury Trial

        Each party waives a jury trial.

Governing Law

        The merger agreement is governed by Delaware law, without regard to its conflicts of laws principles.

MARKET PRICES OF COMMON STOCK

        Our Common Stock is traded on the Nasdaq under the symbol "SINT." The following table sets forth the high and low sales prices per share of our Common Stock on the Nasdaq for the periods indicated.

Market Information

	Common Stock
	High	Low
Fiscal Year Ending December 30, 2006
1st Quarter	$35.50	$27.39
2nd Quarter	$36.26	$28.17
3rd Quarter	$32.15	$26.41
4th Quarter	$35.00	$30.34
Fiscal Year Ending December 29, 2007
1st Quarter	$33.50	$25.01
2nd Quarter	$33.76	$26.36
3rd Quarter	$34.87	$26.35
4th Quarter	$31.05	$24.55
Fiscal Year Ending December 27, 2008
1st Quarter	$28.37	$18.85
2nd Quarter	$25.53	$18.85
3rd Quarter	$31.68	$17.79
4th Quarter (through October 7, 2008)	$30.51	$26.61

        The closing sale price of our Common Stock on the Nasdaq on August 26, 2008, which was the last trading day before we announced the merger, was $22.89. On October 7, 2008, the last trading day before this proxy statement was printed, the closing price for our Common Stock on the Nasdaq was $26.96. You are encouraged to obtain current market quotations for the Common Stock in connection with voting your shares.

 APPRAISAL RIGHTS

        Under Delaware law, stockholders of record of Common Stock have the right to dissent from the merger and to receive payment in cash for the fair value of their Common Stock, as determined by the Delaware Court of Chancery (the "Chancery Court"). Any of our stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. Delaware law requires strict compliance with the statutory procedures. A copy of Section 262 is attached to this proxy statement as Annex C.

        The following is a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect the stockholder's appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law. The following summary does not constitute any legal or other advice that you exercise your rights to appraisal under Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law. Section 262 requires that stockholders be notified not less than 20 days before the special meeting to vote on the merger that dissenters' appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262.

        If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

  •
  You must deliver to us, as set forth below, a written demand for appraisal of your shares before our stockholder vote is taken on the merger agreement at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the merger. Voting against, abstaining from voting on, or failing to vote for the merger itself does not constitute a demand for appraisal under Section 262.

  •
  You must not vote in favor of the merger. A vote in favor of the merger, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy that is signed and submitted, but does not contain voting instructions will, unless revoked, be voted in favor of the approval of the merger, and it will constitute a waiver of the stockholder's appraisal rights.

  •
  You must hold of record the shares of our Common Stock on the date the written demand for appraisal is made and continue to hold the shares of record through the completion of the merger.

        If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the consideration offered for your shares of our Common Stock as provided for in the merger agreement, but will have no appraisal rights with respect to your shares of our Common Stock.

        All demands for appraisal should be addressed to the Company at 12012 Sunset Hills Road, Suite 800, Reston, Virginia 20190, Attention: Secretary, should be delivered before the vote on the merger is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of our Common Stock. The demand for appraisal must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

        To be effective, a demand for appraisal by a holder of our Common Stock must be made by, or in the name of, such record stockholder, fully and correctly, as the stockholder's name appears on his, her or its stock certificate(s) and cannot be made by the beneficial owner if he, she or it does not also hold the shares of record. The beneficial holder must, in such cases, have the record owner submit the required demand in respect of such shares.

        If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in such capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

        If you hold your shares of our Common Stock in a brokerage or bank account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker, bank or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee. Within 10 days after the effective date of the merger, the surviving corporation must give written notice of the date the merger became effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger.

        Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may commence an appraisal proceeding by filing a petition in the Chancery Court demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation to file such a petition. There is no present intent on the part of the Company to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder's previous written demand for appraisal.

        At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw the demand and accept the consideration offered pursuant to the merger agreement for his, her or its shares of our Common Stock. Any attempt to withdraw an appraisal demand more than 60 days after the effective date of the merger will require the written approval of the surviving corporation. No appraisal proceeding in the Chancery Court will be dismissed as to any stockholder without the approval of the Chancery Court, and such approval may be conditioned upon such terms as the Chancery Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may, within 60 days after the effective date of the merger, withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required or, except with respect to a stockholder who withdraws such stockholder's demand for appraisal in accordance with the proviso in the immediately preceding sentence, if the Chancery Court does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of our Common Stock not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after a written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of our Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the Company the statement described in this paragraph.

        If a petition for appraisal is duly filed by a stockholder and a copy of the petition is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to dissenting stockholders who demanded appraisal of their shares as required by the Chancery Court, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder.

        After the Chancery Court determines the stockholders entitled to appraisal of their shares of our Common Stock, the appraisal proceeding shall be conducted in accordance with the rules of the Chancery Court, including any rules specifically governing appraisal proceedings. Through such proceedings, the Chancery Court will determine the "fair value" of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding to be paid in accordance with Section 262 and as the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares. Unless the Chancery Court, in its discretion, determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

        In determining fair value, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        You should be aware that the fair value of your shares as determined under Section 262 could be less than, equal to or more than the consideration that you are entitled to receive pursuant to the merger agreement. Moreover, the Company does not anticipate offering more than the consideration stockholders are entitled to receive pursuant to the merger agreement to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for the purposes of Section 262, the fair value of a share of Common Stock is less than such consideration. You should be aware that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a merger are not opinions as to fair value under Section 262.

        Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. However, costs do not include attorneys' fees and expert witness fees. Each dissenting stockholder is responsible for his, her or its attorneys' and expert witness fees, although, upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who has duly demanded appraisal rights will not, after the effective date of the merger, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date).

        If no petition for appraisal is filed within 120 days after the effective date of the merger, or if a stockholder delivers a written withdrawal of his, her or its demand for appraisal and accepts the merger consideration in accordance with Section 262, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the consideration offered for his, her or its shares of our Common Stock pursuant to the merger agreement.

        In view of the complexity of Section 262, any of our stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors. Failure to take any required step in connection with exercising appraisal rights may result in the termination or waiver of such rights.

BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table sets forth certain information regarding the beneficial ownership of the shares of our Common Stock as of September 5, 2008 by:

  •
  each person we know to beneficially own more than 5% of our Common Stock;

  •
  each of our directors;

  •
  each of our executive officers; and

  •
  our directors and executive officers as a group.

        On September 5, 2008, we had 12,731,307 shares of Common Stock outstanding. Except as noted, all information with respect to beneficial ownership has been furnished by the respective director, executive officer or beneficial owner of more than 5% of our Common Stock, or is based on filings with the Securities and Exchange Commission. Unless otherwise indicated below, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of the Common Stock has been determined for this purpose in accordance with the Exchange Act, which provides, among other things, that a person is deemed to be the beneficial owner of the Common Stock if that person, directly or indirectly, has or shares voting power or investment power with respect to such stock or has the right to acquire such ownership within 60 days. Accordingly, the amounts shown in the table do not purport to represent beneficial ownership for any purpose other than compliance with the Securities and Exchange Commission's reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of the Common Stock. Unless otherwise indicated below, the address of those identified in the table is c/o SI International, Inc., 12012 Sunset Hills Road, Suite 800, Reston, Virginia 20190.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Ray J. Oleson(1)	304,068	2.4%
S. Bradford Antle(2)	190,397	1.5%
Thomas E. Dunn(3)	130,468	*
Dr. Walter J. Culver(4)	106,414	*
Thomas E. Lloyd(5)	95,959	*
P. Michael Becraft(6)	62,175	*
Harry D. Gatanas(7)	59,100	*
Marylynn Stowers(8)	57,100	*
Gen. R. Thomas Marsh (USAF—Ret.)(9)	27,280	*
James E. Crawford, III(10)	24,987	*
Charles A. Bowsher(11)	18,750	*
Leslee H. Belluchie(12)	17,500	*
Edward H. Sproat(13)	17,450	*
John P. Stenbit(14)	16,250	*
Gen. Dennis J. Reimer (USA—Ret.)(15)	9,375	*
Maureen A. Baginski(16)	8,125	*
Artisan Partners Ltd Partnership, 875 E. Milwaukee Ave., Ste 800, Milwaukee, WI 53202(17)	1,993,600	15.7%
Alger Associates, 111 Fifth Ave., New York, NY 10003(18)	1,244,000	9.8%
TimesSquare Capital Mgmt., LLC, 1177 Avenue of the Americas, New York, NY 10036(19)	1,205,750	9.5%
Wells Fargo & Co., 420 Montgomery St., San Francisco, CA 94104(20)	976,876	7.7%
Neuberger Berman Inc., 605 Third Ave., New York, NY 10158(21)	919,100	6.2%
Barclays Global Investors, NA, 45 Fremont Street, San Francisco, CA 94105(22)	724,422	5.7%
Dimensional Fund Advisors LP, 1299 Ocean Avenue, Santa Monica, CA 90401(23)	693,492	5.4%
All executive officers and directors as a group (16 individuals)(24)	1,145,398	8.6%

*
Represents less than 1% of our outstanding stock

(1)
Includes 127,221 shares subject to option exercise by Mr. Oleson on September 5, 2008 or within 60 days thereafter.

(2)
Includes 149,821 shares subject to option exercise by Mr. Antle on September 5, 2008 or within 60 days thereafter, 23,500 shares of restricted stock that Mr. Antle is entitled to vote, 1,000 shares held jointly with Mr. Antle's spouse, 3,000 shares held by Mr. Stephen B. Antle IRA FBO Mr. Stephen B. Antle and 400 shares held by Mr. Antle as custodian for his children.

(3)
Includes 74,149 shares subject to option exercise by Mr. Dunn on September 5, 2008 or within 60 days thereafter and 15,250 shares of restricted stock that Mr. Dunn is entitled to vote.

(4)
Includes 76,030 shares held jointly with Dr. Culver's spouse, 1,875 shares of restricted stock that Dr. Culver is entitled to vote and 28,509 shares subject to option exercise by Dr. Culver on September 5, 2008 or within 60 days thereafter.

(5)
Includes 44,233 shares subject to option exercise by Mr. Lloyd on September 5, 2008 or within 60 days thereafter and 1,500 shares of restricted stock that Mr. Lloyd is entitled to vote.

(6)
Includes 550 shares held jointly with Mr. Becraft's spouse, 53,125 shares subject to option exercise by Mr. Becraft on September 5, 2008 or within 60 days thereafter and 8,500 shares of restricted stock that Mr. Becraft is entitled to vote.

(7)
Includes 48,600 shares subject to option exercise by Mr. Gatanas on September 5, 2008 or within 60 days thereafter and 8,500 shares of restricted stock that Mr. Gatanas is entitled to vote.

(8)
Includes 48,600 shares subject to option exercise by Ms. Stowers on September 5, 2008 or within 60 days thereafter and 8,500 shares of restricted stock that Ms. Stowers is entitled to vote.

(9)
Includes 15,575 shares subject to option exercise by General Marsh on September 5, 2008 or within 60 days thereafter and 1,875 shares of restricted stock that General Marsh is entitled to vote.

(10)
Includes 5,231 shares subject to option exercise by Mr. Crawford on September 5, 2008 or within 60 days thereafter and 1,875 shares of restricted stock that Mr. Crawford is entitled to vote.

(11)
Includes 16,875 shares subject to option exercise by Mr. Bowsher on September 5, 2008 or within 60 days thereafter and 1,875 shares of restricted stock that Mr. Bowsher is entitled to vote.

(12)
Includes 9,000 shares subject to option exercise by Ms. Belluchie on September 5, 2008 or within 60 days thereafter and 8,500 shares of restricted stock that Ms. Belluchie is entitled to vote.

(13)
Includes 15,575 shares subject to option exercise by Mr. Sproat on September 5, 2008 or within 60 days thereafter and 1,875 shares of restricted stock that Mr. Sproat is entitled to vote.

(14)
Includes 14,375 shares subject to option exercise by Mr. Stenbit on September 5, 2008 or within 60 days thereafter and 1,875 shares of restricted stock that Mr. Stenbit is entitled to vote.

(15)
Includes 8,125 shares subject to option exercise by General Reimer on September 5, 2008 or within 60 days thereafter and 1,250 shares of restricted stock that General Reimer is entitled to vote.

(16)
Includes 4,375 shares subject to option exercise by Ms. Baginski on September 5, 2008 or within 60 days thereafter and 3,750 shares of restricted stock that Ms. Baginski is entitled to vote.

(17)
According to the Schedule 13G filed on February 13, 2008, (i) Artisan Partners Ltd. Partnership ("Artisan Partners"), Artisan Investment Corporation, ZFIC, Inc. and Andrew A. Ziegler have the shared power to vote or direct the vote of 1,779,500 shares, and the shared power to dispose or direct the disposition of 1,993,600 shares, (ii) Carlene M. Ziegler has the shared power to vote or direct the vote of 1,533,300 shares, and the shared power to dispose or direct the disposition of 1,710,700 shares, (ii) Artisan Funds, Inc. has the shared power to vote or direct the vote of 1,079,000 shares, and the shared power to dispose or direct the disposition of 1,079,000 shares, (iii) the shares were acquired on behalf of the discretionary clients of Artisan Partners, (iv) Artisan Partners holds 1,994,600 shares, including 1,079,000 shares on behalf of Artisan Funds, Inc., and (v) persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares.

(18)
According to the Schedule 13G filed on January 15, 2008, (i) Alger Associates, Inc. and Fred Alger Management, Inc. have the sole power to vote or direct the vote of 1,244,000 shares and the sole power to dispose or direct the disposition of 1,244,000 shares, (ii) Fred Alger Management, Inc. is directly owned by Alger Associates, Inc., and (iii) by virtue of the Alger family's ownership of a controlling interest in Alger Associates, Inc., ownership of the shares may be imputed to the Alger family.

(19)
According to the Schedule 13G filed on January 30, 2008, (i) TimesSquare Capital Management, LLC has the sole power to vote or direct the vote of 1,107,750 shares and the sole power to dispose or direct the disposition of 1,205,750 shares, (ii) TimesSquare Capital Management, LLC is an investment adviser and is deemed to beneficially own the shares as a result of the ownership of shares by its investment advisory clients and (iii) to the knowledge of TimesSquare Capital Management, LLC, none of its investment advisory clients owns an individual interest of more than 5% of such shares.

(20)
According to the Schedule 13G filed on January 25, 2008, (i) Wells Fargo & Company ("Wells Fargo") has the sole power to vote or direct the vote of 623,904 shares, the shared power to dispose or direct the disposition of 651 shares and the sole power to dispose or direct the disposition of 976,876 shares; (ii) Wells Capital Management Incorporated ("Wells Capital") has the sole power to vote or direct the vote of 287,222 shares and the sole power to dispose or direct the disposition of 976,876 shares, (iii) Wells Fargo is a parent holding company and (iv) Wells Capital is a registered investment advisor and a subsidiary of Wells Fargo.

(21)
According to the Schedule 13G filed on February 12, 2008, (i) Neuberger Berman Inc. and Neuberger Berman, LLC have the shared power to vote or direct the vote of 724,000 shares and the shared power to dispose or direct the disposition of 919,100 shares, (ii) Neuberger Berman Management Inc. and Neuberger Berman Equity Funds have the shared power to vote or direct the vote of 724,000 shares and the shared power to dispose or direct the disposition of 724,000 shares, (iii) Neuberger Berman Inc. owns 100% of Neuberger Berman, LLC and Neuberger Berman Management Inc., (iv) Neuberger Berman, LLC and Neuberger Berman Management Inc. deemed to have beneficial ownership since they both have shared power to make decisions whether to retain or dispose and vote the securities and they serve as sub-adviser and investment manager, respectively, of Neuberger Berman's mutual funds which hold the shares and (v) no other Neuberger Berman, LLC advisory client has an interest of more than 5% of the Company's shares.

(22)
According to the Schedule 13G filed on February 6, 2008, (i) Barclays Global Investors, NA has the sole power to vote or to direct the vote of 266,373 shares and the sole power to dispose or direct the disposition of 314,569 shares, (ii) Barclays Global Fund Advisers has the sole power to vote or to direct the vote of 266,885 shares and the sole power to dispose or direct the disposition of 396,356 shares and (iii) Barclays Global Investors, Ltd. has the sole power to dispose or direct the disposition of 13,497 shares.

(23)
According to the Schedule 13G filed on February 6, 2008, (i) Dimensional Fund Advisers LP has the sole power to vote or direct the vote of 693,492 shares, and the sole power to dispose or to direct the disposition of 693,492 shares, (ii) Dimensional Fund Advisers LP is a registered investment adviser furnishing investment advice to four investment companies registered under the Investment Company Act of 1940 and serving as investment manager to certain other commingled group trusts and separate accounts (collectively, the "Funds"), (iii) Dimensional Fund Advisers LP, in its role as investment adviser and manager, has the investment and voting power over the securities owed by the Funds and may be deemed to beneficially own such shares even though the shares are owned by the Funds and Dimensional Fund Advisers LP disclaims beneficial ownership thereof and (iv) to the knowledge of Dimensional Fund Advisers LP, the interest in the securities by any one of the Funds singularly does not exceed 5% of the Company's Common Stock.

(24)
Includes 482,009 shares beneficially held by current directors and executive officers as a group and 663,389 shares subject to option exercise by current directors and executive officers as a group on September 5, 2008 or within 60 days thereafter.

 STOCKHOLDER PROPOSALS

        Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company's proxy statement and for consideration at the next annual meeting of the Company's stockholders by submitting their proposals to the Company in a timely manner.

        We intend to hold an annual meeting in 2009 only if the merger is not completed or if we are otherwise required to do so under applicable law. Pursuant to Rule 14a-8 under the Exchange Act, proposals of stockholders intended to be presented at the 2009 annual meeting, if such meeting is held, must be received by the Secretary of the Company at our principal executive offices not later than January 9, 2009 for inclusion in the proxy statement for that meeting. Under our bylaws, a stockholder must comply with certain procedures to nominate persons for election to the board of directors or to propose other business to be considered at an annual meeting. These procedures provide that stockholders desiring to make nominations for directors and/or to bring a proper subject before a meeting must do so by notice timely delivered to the Secretary of the Company. The Secretary of the Company generally must receive notice of any such proposal not less than 45 days or more than 75 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year's annual meeting. In the case of proposals for the 2009 annual meeting, assuming the meeting is held within 30 days of the anniversary of the 2008 annual meeting, the Secretary of the Company must receive notice at our principal executive offices not earlier than February 23, 2009 and not later than March 25, 2009 (other than proposals intended to be included in the proxy statement and form of proxy, which, as noted above, the Company must receive by January 9, 2009). If the 2009 annual meeting is not held within 30 days of the anniversary of the 2008 annual meeting, the Secretary of the Company must receive notice of any proposal at our principal executive offices no later than the close of business on the later of (i) the 90th day prior to the 2009 annual meeting or (ii) the 10th day following the day that public announcement of the date of the 2009 annual meeting is made. Our Secretary will provide a copy of our bylaws upon written request and without charge.

OTHER MATTERS

        We currently are not aware of any business or matter other than as indicated above, which may be properly presented at the special meeting. If, however, any other matter properly comes before the special meeting, the persons named as proxies in the accompanying proxy will, in their discretion, vote thereon in accordance with their best judgment.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that the Company files with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the operation of the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates. These Securities and Exchange Commission filings are also available to the public at the Internet site maintained by the Securities and Exchange Commission at www.sec.gov. Our Internet site address is www.si-intl.com. Our public filings are also available to you on our Internet site. You may also contact our Secretary at (703) 234-7000 or in writing, 12012 Sunset Hills Road, Suite 800, Reston, Virginia 20190, Attention: Secretary.

        The Securities and Exchange Commission allows us to "incorporate by reference" into this proxy statement documents we file with the Securities and Exchange Commission. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the Securities and Exchange Commission will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

  •
  Annual Report on Form 10-K filed on March 12, 2008;

  •
  Quarterly Reports on Form 10-Q filed on May 5, 2008 and August 7, 2008; and

  •
  Current Reports on Form 8-K filed on July 17, 2008, July 30, 2008 and August 27, 2008.

        Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

        No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated October 8, 2008. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

        If you would like to receive copies of the documents incorporated herein by reference, please contact our Secretary at the phone number or address above to receive such copies and such copies will be sent, without charge, within one business day of receipt of such request.

*    *    *

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SERCO GROUP PLC,

SERCO INC.,

MATADOR ACQUISITION CORPORATION

AND

SI INTERNATIONAL, INC.

DATED AS OF AUGUST 26, 2008

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), is entered into as of this 26th day of August 2008, by and among Serco Group plc, a public limited company organized under the laws of England and Wales ("Parent"), Serco Inc., a New Jersey corporation ("U.S. Parent"), Matador Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of U.S. Parent ("Merger Sub"), and SI International, Inc., a Delaware corporation (the "Company").

        WHEREAS, the board of directors of Parent has approved and deems advisable and in the best interests of its stockholders this Agreement and the Merger (as defined below), upon the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, the respective boards of directors of each of U.S. Parent, Merger Sub and the Company have determined that it is advisable, fair to (in the case of the Company) and in the best interests of their respective stockholders for Parent to acquire the Company pursuant to a merger (the "Merger") of Merger Sub with and into the Company pursuant to the DGCL upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $0.01 per share (the "Common Stock"), of the Company shall be converted into the right to receive cash, as set forth herein, all upon the terms and subject to the conditions of this Agreement;

        WHEREAS, the board of directors of the Company (the "Company Board of Directors") has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are fair to, advisable and in the best interests of the Company and its stockholders (the "Company Stockholders") and (ii) adopted resolutions approving this Agreement and the transactions contemplated hereby, including the Merger, declaring its advisability and recommending the adoption by the Company Stockholders of this Agreement, the Merger and the other transactions contemplated hereby; and

        WHEREAS, the respective boards of directors of each of U.S. Parent and Merger Sub have (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are advisable and in the best interests of Merger Sub and U.S. Parent and (ii) adopted resolutions approving this Agreement and the transactions contemplated hereby, including the Merger, declaring its advisability and, in the case of the board of directors of Merger Sub, recommending the adoption by U.S. Parent, as sole stockholder of Merger Sub, of this Agreement, the Merger and the other transactions contemplated hereby; and immediately following execution of this Agreement, U.S. Parent, as the sole stockholder of Merger Sub, shall have adopted this Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties agree as follows:

ARTICLE I

THE MERGER

        Section 1.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation under the Laws of the State of Delaware.

        Section 1.2    Closing.    Subject to the terms and conditions of this Agreement, the Closing will take place at the offices of Morrison & Foerster LLP, 1650 Tysons Boulevard, Suite 400, McLean, Virginia 22102, at 10:00 a.m., local time, as soon as practicable but in no event later than the third Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in ARTICLE VI, or at another time, date or place as is agreed to in writing by the parties.

        Section 1.3    Effective Time.    Subject to the terms and conditions of this Agreement, on the Closing Date the parties hereto shall cause the Merger to be consummated by filing all necessary documentation, including a Certificate of Merger, with the Delaware Secretary, and Parent will deliver, or cause to be delivered, the Exchange Fund to the Paying Agent in the manner provided in Section 2.1. The Merger shall be effective upon filing of the Certificate of Merger with the Delaware Secretary, or on such later date as Parent and the Company agree and is specified therein (the time of such effectiveness being, the "Effective Time").

        Section 1.4    Effect of the Merger.    The Merger shall have the effects set forth in the DGCL and other Applicable Law. Accordingly, without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, powers, interests and franchises and shall be subject to all restrictions, disabilities, debts, duties and Liabilities of the Company and Merger Sub. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Merger Sub in order to carry out and effectuate the transactions contemplated by this Agreement.

        Section 1.5    Conversion of the Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, U.S. Parent, Merger Sub, the Company or any of their respective securities holders:

        (a)   Except as provided in Section 1.5(b), each share of Common Stock issued and outstanding immediately prior to the Effective Time (the "Shares") (excluding Appraisal Shares) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive $32.00 in cash, without interest (the "Merger Consideration"), upon surrender of the Certificate representing such Shares as provided in ARTICLE II. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate formerly representing such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.

        (b)   Each Share that is owned by the Company (or any Subsidiary of the Company) as treasury stock or otherwise and each Share owned, directly or indirectly, by Parent immediately prior to the Effective Time shall be canceled and cease to exist and no payment or distribution shall be made with respect thereto.

        (c)   Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

        Section 1.6    Certificate of Incorporation; Bylaws.

        (a)   At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation. Thereafter, subject to Section 5.10, the certificate of incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by Law.

        (b)   At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation. Thereafter, subject to Section 5.10, the bylaws of the Surviving Corporation may be amended or repealed in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by Law.

        Section 1.7    Officers and Directors of the Surviving Corporation.    At the Effective Time (i) the directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, and (ii) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with and subject to Applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation.

        Section 1.8    Company Stock Options.

        (a)   Prior to the Effective Time, each Company Stock Option under or pursuant to any Company Option Plans that is outstanding, unexercised and unexpired, prior to the Effective Time shall be accelerated in full so that each such Company Stock Option is fully vested and exercisable immediately prior to the Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, U.S. Parent, Merger Sub, the Company or the holders of Company Stock Options, each Company Stock Option which is outstanding immediately prior to the Effective Time (whether vested, unvested, exercisable or not exercisable) shall be canceled and extinguished and automatically converted into the right to receive from the Surviving Corporation an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Shares that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time and (y) the Merger Consideration less the per share exercise price of such Company Stock Option (the "Option Consideration") (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Company Stock Option). In the event the Option Consideration to any holder of a Company Stock Option is equal to or less than zero, it shall be understood and agreed that any such Company Stock Option shall be canceled and extinguished immediately upon to the Effective Time without any payment. Parent shall, or shall cause the Surviving Corporation to, pay to holders of Company Stock Options the Option Consideration, less applicable Taxes required to be deducted and withheld from payments of the Option Consideration, as soon as practicable after the Effective Time and in any case within five Business Days thereafter.

        (b)   Except as otherwise agreed to by the parties, the Company Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time.

        (c)   The Company shall provide notice (in a form reasonably satisfactory to Parent) to each holder of an outstanding Company Stock Option describing the treatment of such Company Stock Option in accordance with this Section 1.8.

        (d)   Prior to the Effective Time, the Company shall take such actions as may be necessary or desirable to give effect to the transactions contemplated by this Section 1.8, including satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act and, upon the reasonable written request of U.S. Parent, using its reasonable efforts to obtain consents from holders of Company Stock Options.

        Section 1.9    Restricted Stock; Deferred Compensation Plan.

        (a)   If any Share outstanding immediately prior to the Effective Time (determined without regard to the effect of this Section 1.9(a)) is unvested or subject to a repurchase option or forfeiture in favor of the Company (any such shares, "Company Restricted Shares"), then, effective immediately prior to the Effective Time, such Company Restricted Shares shall be fully vested and any repurchase option or forfeiture restriction shall lapse, and shall, as of the Effective Time, be cancelled and be converted into the right to receive the Merger Consideration as provided in Section 1.5, less any amounts required to be deducted and withheld under any Applicable Law as a result of such vesting.

        (b)   Prior to the Effective Time, all accrued account balances under the Company's Non-Qualified Deferred Compensation Plan (the "Deferred Compensation Plan") shall be distributed pursuant to Section 6.1 of such plan; provided, however, that prior to any such distribution, the Company shall adopt such amendments to the Deferred Compensation Plan as it may determine to be necessary or appropriate to permit such distributions to be made without incurring the additional tax or interest penalty imposed by Section 409A(1)(B) of the Code. Following and subject to the payment of all accrued account balances under the Deferred Compensation Plan, the Company shall take all actions necessary so that such plan shall terminate at the Effective Time.

        Section 1.10    Appraisal Shares.    Notwithstanding anything in this Agreement to the contrary (unless otherwise provided in this Section 1.10), any Appraisal Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 1.5(a), but instead such holders of Appraisal Shares shall be entitled to payment of the fair value of such shares as determined to be due to the holders of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the rights to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to an appraisal of such holder's Shares under Section 262, then the right of such holder to be paid the fair value of such holder's Shares under Section 262 shall cease, such Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 1.5(a), without interest, and such Shares will be deemed not to be "Appraisal Shares" hereunder. The Company shall serve prompt notice to Parent of any demands for appraisal of any of the Shares, attempted withdrawals of such demands and any other instruments served pursuant to Section 262 received by the Company. The Company shall give Parent the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE II

EXCHANGE OF CERTIFICATES

        Section 2.1    Paying Agent.    Prior to the Effective Time, Parent shall appoint the Paying Agent to act as paying agent for the payment of the Merger Consideration upon surrender of the Certificates pursuant to this ARTICLE II. On the Closing Date, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the "Exchange Fund") payable pursuant to Section 1.5(a) in exchange for outstanding Shares. Any income from investment of the Exchange Fund, which investment shall be in accordance with the instructions of Parent or U.S. Parent, will be payable solely to Parent or U.S. Parent, as applicable. Parent shall, or shall cause U.S. Parent or the Surviving Corporation to, pay all fees and expenses of the Paying Agent.

        Section 2.2    Exchange Procedures.

        (a)   As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 1.5: (i) a letter of transmittal (a "Letter of Transmittal") that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 2.6) and (B) shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify and the Company shall have reasonably approved and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration.

        (b)   Upon surrender of a Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and executed, and any other documents reasonably required by the Paying Agent or the Surviving Corporation, (i) the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the applicable amount of cash that such holder has the right to receive pursuant to Section 1.5 and (ii) the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. Until surrendered as contemplated by this Section 2.2, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the Company Shares represented by such Certificate.

        (c)   In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if, as a condition of payment, the Certificate formerly representing such Shares is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.

        Section 2.3    No Further Ownership Transfers.    All Merger Consideration paid upon the surrender for exchange of the Certificates formerly representing Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, at the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE II, subject to Applicable Law in the case of Appraisal Shares.

        Section 2.4    Termination of Exchange Fund.    Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Stockholders on the date nine months after the Effective Time shall be delivered to Parent or U.S. Parent, as applicable, upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such Company Stockholder is entitled under this ARTICLE II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto and only as a general creditor thereof.

        Section 2.5    No Liability.    None of Parent, U.S. Parent, the Surviving Corporation or Merger Sub shall be liable to any former holder of Shares for any part of the Merger Consideration required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts of Merger Consideration remaining unclaimed by former holders of any Shares as of immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by Applicable Law, become the property of Parent or U.S. Parent, as applicable, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

        Section 2.6    Lost, Stolen or Destroyed Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent, U.S. Parent, or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent, U.S. Parent or the Surviving Corporation may direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent, U.S. Parent or the Surviving Corporation may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Merger Consideration without interest.

        Section 2.7    Withholding of Tax.    Parent, U.S. Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares or Company Stock Options such amounts as Parent, U.S. Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent are legally required to deduct and withhold with respect to the making of such payment under any provision of Law relating to Taxes. To the extent that amounts are so withheld by Parent, U.S. Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent, such withheld amounts shall be (a) paid over to the applicable Governmental Entity in accordance with Applicable Law or Order and (b) treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the Company SEC Reports filed with the SEC under the Exchange Act after January 1, 2008 and prior to the date of this Agreement (and without regard to any amendment thereto filed after the date of this Agreement) to the extent it is reasonably apparent from the disclosure or information contained in any such Company SEC Reports on its face, without further inquiry, that such information would be relevant to the applicable representation and warranty set forth in this ARTICLE III or as disclosed in the Company Disclosure Schedules (it being understood that any disclosure set forth with respect to any particular section of the Company Disclosure Schedules shall be deemed to be disclosed in reference to all other applicable sections of this ARTICLE III if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform Parent or U.S. Parent of the information required to be disclosed in respect of the other sections to avoid a breach under the representation and warranty corresponding to such other sections), the Company represents and warrants to Parent, U.S. Parent and Merger Sub as of the date of this Agreement as follows:

        Section 3.1    Organization and Good Standing; Charter Documents.

        (a)   The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation. The Company and each of its Subsidiaries (i) has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (ii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

        (b)   The copies of the Company Certificate of Incorporation and Company Bylaws that are filed as exhibits to the Company 10-K are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws.

        Section 3.2    Authority for Agreement.

        (a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by the Company Board of Directors and no other corporate proceedings on the part of the Company, and no other votes or approvals of any class or series of capital stock of the Company, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than the adoption of this Agreement by the Company Stockholder Vote). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting or relating to the enforcement of creditors' rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers.

        (b)   At a meeting duly called and held, the Company Board of Directors has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are fair to, advisable and in the best interests of the Company and the Company Stockholders, and (ii) adopted resolutions approving this Agreement and the transactions contemplated hereby, including the Merger, declaring its advisability and recommending the adoption by the Company Stockholders of this Agreement and the Merger and the other transactions contemplated hereby (the "Company Recommendation").

        (c)   Assuming the accuracy of the representations and warranties of Parent, U.S. Parent and Merger Sub in Section 4.8, as of the date of this Agreement, the Company Board of Directors has taken all action required to be taken by it to render inapplicable to this Agreement, the Merger and the other transactions contemplated hereby, the restrictions on "business combinations" (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL and any and all other Anti-takeover Laws.

        Section 3.3    Capitalization.

        (a)   The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. As of August 22, 2008, (i) 12,742,201 Shares are issued and outstanding (of which 161,832 Shares are subject to a repurchase option or forfeiture in favor of the Company that lapses over a vesting period related to the holder's period of employment); (ii) no shares of preferred stock are issued and outstanding; and (iii) 536,709 shares of Common Stock are held in the Company's treasury. All outstanding Shares are duly authorized and validly issued, fully paid and nonassessable.

        (b)   As of August 22, 2008, there are outstanding Company Stock Options to purchase 1,636,210 Shares pursuant to the Company Option Plans. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and issued in compliance in all material respects with all applicable federal and state securities Laws. Except as set forth above, as of the date of this Agreement, there are no Company Stock Rights. The copies of the Company Option Plans that are filed as exhibits to the Company SEC Reports are complete and correct copies thereof as in effect on the date hereof. Each of the Company Stock Options was granted with an exercise price that was not less than the grant date fair market value of the underlying shares of Common Stock.

        (c)   There are no rights of first refusal, co-sale rights or registration rights granted by and binding upon the Company with respect to the Company's capital stock and in effect as of the date hereof. Except as set forth above, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares or to pay any dividend or make any other distribution in respect thereof. As of the date hereof, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of stock of the Company.

        Section 3.4    Company Subsidiaries.    A true and complete list of all the Subsidiaries of the Company is set forth on Section 3.4 of the Company Disclosure Schedules. The Company is the owner of all outstanding shares of capital stock (or other equity interests) of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company free and clear of all Encumbrances. There are no outstanding Subsidiary Stock Rights.

        Section 3.5    No Conflict; Required Filings and Consents.

        (a)   The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the adoption of this Agreement by the Company Stockholder Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or Company Bylaws, or the equivalent charter documents of any Subsidiary of the Company, (ii) conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected (other than the Required Statutory Approvals), or (iii) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any property or asset of the Company or its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences, individually or in the aggregate, that would not be reasonably likely to have a Company Material Adverse Effect.

        (b)   The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, require any action, consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of (i) the Securities Act, (ii) the Exchange Act, (iii) any Antitrust Law, (iv) the Exon-Florio Amendment to the Defense Production Act of 1950 ("Exon-Florio"), (v) the filing and recordation of the Certificate of Merger, as required by the DGCL and (vi) such other items required solely by reason of the participation of Parent (as opposed to any United States domiciled entity) in the transactions contemplated hereby (collectively, the "Required Statutory Approvals").

        Section 3.6    Compliance.    The Company and its Subsidiaries are and, since July 1, 2005, have been in compliance in all material respects with, and, to the Knowledge of the Company, are not under investigation with respect to and have not been threatened to be charged with or given notice of any violation of, any applicable Order or Law (including the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, all economic and trade sanctions administered by the Office of Foreign Assets Control within the United States Department of the Treasury, and the Foreign Corrupt Practices Act). The Company and its Subsidiaries hold all material authorizations, licenses, permits, certificates, approvals and orders of all Governmental Entities ("Permits") necessary for the lawful conduct of the businesses of the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries are in compliance in all material respects with the terms of such Permits.

        Section 3.7    Litigation.

        (a)   There is no claim, suit, action, proceeding, investigation or arbitration pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or their respective assets or their respective directors or officers in their capacities as such.

        (b)   There is no Order outstanding against the Company or any of its Subsidiaries or their respective businesses that (i) would be reasonably likely to have the effect of materially restricting or materially impairing any current or future business practice of, or acquisition of property by, the Company or any of its Subsidiaries or Affiliates or (ii) would be reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

        Section 3.8    Company SEC Reports; Financial Statements.

        (a)   The Company has filed all Company SEC Reports required to be filed with the SEC during the period since January 1, 2005. Each Company SEC Report filed since such date has complied in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, and the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed. None of the Company SEC Reports filed since such date (including any financial statements or schedules included or incorporated by reference therein) contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

        (b)   All of the Company Financial Statements contained in the Company SEC Reports filed with the SEC since January 1, 2005, each as amended prior to the date of this Agreement, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of the Company as of the respective dates indicated thereon and the consolidated results of its operations and changes in cash flows for the periods indicated, except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).

        (c)   As of the date hereof the Company and its Subsidiaries have implemented and maintain a system of internal accounting controls designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. As of the date hereof the Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the reports the Company files or submits under the Exchange Act is made known to the chief executive officer and the chief financial officer of the Company by others within those entities.

        (d)   Neither the Company nor any of its Subsidiaries has any Liabilities which are required by GAAP to be set forth on the Company Financial Statements and are not set forth on the Company Financial Statements, other than Liabilities (i) reflected or reserved against in the Company Financial Statements, (ii) incurred on behalf of the Company in connection with this Agreement, (iii) incurred in the ordinary course of business consistent with past practice since December 29, 2007, or (iv) that are not reasonably likely to have a Company Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated by this Agreement. Except as otherwise disclosed in the Company SEC Reports, neither the Company nor any of its Subsidiaries is a party to any material off-balance sheet arrangements (as defined in Item 303 of Regulation S-K promulgated under the Exchange Act). As of the date hereof, the Company has not had any material dispute with Ernst & Young LLP regarding accounting matters or policies during any of its past two full fiscal years or during the current fiscal year that is currently outstanding or that has resulted in a past adjustment. The Company has not had any material dispute with Ernst & Young LLP regarding accounting matters or policies during any of its past two full fiscal years or during the current fiscal year that is currently outstanding or that has resulted in any restatement of the Company Financial Statements.

        Section 3.9    Absence of Certain Changes or Events.    Except as disclosed in the Company SEC Reports and except as specifically contemplated by, or as disclosed in, this Agreement, since December 29, 2007 through to the date of this Agreement, (i) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been:

        (a)   any action that, if taken after the date of this Agreement, would constitute a breach of Sections 5.1(b)(i), (ii), (iii) , (iv), (viii), (ix), (x), (xii), (xix) or (xx) or any agreement to take any such action; or

        (b)   any event, change, circumstance or effect that, individually or in the aggregate, has had or would be reasonably likely to result in a Company Material Adverse Effect.

        Section 3.10    Taxes.

        (a)   The Company and each of its Subsidiaries have filed with the appropriate Governmental Entities all material Tax Returns that are required to have been filed by it. All such Tax Returns were true, correct and complete in all material respects. All Taxes (whether or not shown as due on a Tax Return) that are required to have been paid by the Company and any of its Subsidiaries have been paid or are currently being disputed in good faith by appropriate proceedings. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any unfiled Tax Return. No claim has been made in writing by a Governmental Entity in a jurisdiction where the Company or its Subsidiaries do not currently file Tax Returns that any such company is subject to taxation by that jurisdiction. There are no security interests or other liens on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to timely pay any Tax. The most recent Company Financial Statements reflect a reserve in the amount required by GAAP for Taxes accruable by each of the Company and its Subsidiaries for all taxable periods through the date of such financial statements.

        (b)   The Company and its Subsidiaries have timely withheld and paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid by the Company or its Subsidiaries in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other Third Party.

        (c)   There is no audit, dispute or other proceeding presently being conducted on, by or on behalf of the Company or its Subsidiaries concerning any material Tax Liability of the Company or any of its Subsidiaries raised by any Governmental Entity, and none of the Company nor its Subsidiaries has received written notice or otherwise has Knowledge of any pending or threatened audits or investigations relating to any Taxes of the Company or any of its Subsidiaries which have not been completed or terminated.

        (d)   Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of assessment or collection of Taxes or agreed to, or requested, any extension of time for assessment or collection of any Tax, which waiver or extension is currently effective.

        (e)   There are no agreements relating to the allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party the principal purpose of which is or was the allocation of Tax Liabilities computed on a consolidated, combined, unitary or similar basis among entities that have or will be required to compute their Tax Liability by filing Tax Returns on such a basis other than agreements solely among the Company and its Subsidiaries.

        (f)    None of the Company or its Subsidiaries is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) or similar group of entities with which the Company or any of its Subsidiaries joined, or was or may be required to join, for any taxable period through the date hereof in making a consolidated federal income Tax Return or other Tax Return in which Tax Liability was or would be computed on a consolidated, combined, unitary or similar basis, and that would cause the Company or its Subsidiaries to be liable for Taxes of another Person pursuant to Treasury Regulations Section 1.1502-6(a) or any similar provision of Law, other than such a group of entities including only the Company, its Subsidiaries, and predecessors thereof.

        (g)   Neither the Company nor any of its Subsidiaries has been either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as relates to Section 355) since January 1, 2001.

        (h)   Neither the Company nor any of its Subsidiaries has constituted either an "expatriated entity" within the meaning of Section 7874(a)(2)(A) of the Code or a "surrogate foreign corporation" within the meaning of Section 7874(a)(2)(B) of the Code.

        (i)    Neither the Company nor any of its Subsidiaries has agreed, or is it required, to make any positive adjustment to income pursuant to Section 481(a) of the Code or any similar provision of Applicable Law on any Tax Return for any taxable period for which the Company or such Subsidiary has not yet filed a Tax Return by reason of a change in accounting method initiated by it or any other relevant party, and no Governmental Entity has proposed any change in accounting method in writing or, to the Knowledge of the Company, otherwise proposed any material change in accounting method that would have such effect, nor does the Company or any of its Subsidiaries have any application pending with any Governmental Entity requesting permission for any changes in accounting method that relates to the business or assets of the Company or any of its Subsidiaries that would require such an adjustment.

        (j)    None of the Company or its Subsidiaries has been a beneficiary of, or participated in, any "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(1) that was, is, or, to the Knowledge of the Company, will ever be, required to be disclosed under Treasury Regulations Section 1.6011-4. No Tax Return filed by or on behalf of the Company or its Subsidiaries has contained a disclosure statement under Section 6662 of the Code (or any similar provision of Law).

        (k)   The Company has made available to Parent or its legal or accounting representative copies of all foreign, federal and state income Tax Returns for the Company and each of its Subsidiaries filed for all taxable periods ended on or after December 31, 2005.

        (l)    No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings (including any request for permission with respect to a change in any accounting method) have been entered into, requested or issued by any Governmental Entity with respect to the Company or any of its Subsidiaries that would have any continuing effect in the determination of Tax Liability of the Company or any of its Subsidiaries in any taxable period for which a Tax Return has not been filed.

        Section 3.11    Officers, Directors, Employees and Affiliates.

        (a)   Neither the Company nor any of its Subsidiaries is a party to or bound by any Employment Agreement and except as otherwise contemplated by Section 1.8 and Section 1.9, no severance or other payment will become due or benefits or compensation increase or accelerate as a result of the transactions contemplated by this Agreement, solely or together with any other event, including a subsequent termination of employment.

        (b)   Except for compensation and benefits received in the ordinary course of business as an employee or director of the Company or its Subsidiaries, no director, officer or other Affiliate or Associate of the Company or any entity in which, to the Knowledge of the Company, any such director, officer or other Affiliate or Associate owns any beneficial interest (other than a beneficial interest in a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by any such Persons) is currently a party to or has any interest in (i) any partnership, joint venture, contract, arrangement or understanding with, or relating to, the business or operations of the Company or its Subsidiaries in which the amount involved exceeds $100,000 per annum, (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or its Subsidiaries, or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the business or operations of the Company or its Subsidiaries.

        Section 3.12    Company Benefit Plans.

        (a)   Section 3.12(a) of the Company Disclosure Schedules sets forth a true and complete list of each Company Benefit Plan.

        (b)   In respect of each Company Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been made available to Parent: (i) the most recent plan documents or written agreement thereof, and all amendments thereto and all related trust or other funding vehicles with respect to each such Company Benefit Plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the most recent Form 5500 (including schedules and attachments) and financial statements for the past three plan years; and (iv) the most recent IRS determination or opinion letter (if any).

        (c)   Neither the Company nor any of its ERISA Affiliates maintains or is required to contribute to any Company Benefit Plan that (i) is or has been since January 1, 2002 a "multiemployer plan" as defined in Sections 3(37) of ERISA, (ii) is or has been since January 1, 2002, subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, or (iii) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law).

        (d)   Each Company Benefit Plan intended to qualify under Section 401(a) of the Code and each related trust intended to qualify under Section 501(a) of the Code has either received a favorable determination or opinion letter from the IRS that takes into account all required amendments to such Company Benefit Plan through the date hereof or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Benefit Plan, and nothing has occurred that could reasonably be expected to materially and adversely affect any such determination or opinion.

        (e)   The Company Benefit Plans have been established, maintained and administered in all material respects in accordance with their terms and Applicable Law.

        (f)    Neither the Company nor any Subsidiary, any Company Benefit Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any Subsidiary, any Company Benefit Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Company Benefit Plan or any such trust could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code and there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any Subsidiary or ERISA Affiliate relating to, or change in employee participation or coverage under, any Company Benefit Plan that would increase materially the expense of maintaining such Company Benefit Plan above the level or expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

        (g)   There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings of the IRS, the United States Department of Labor or any other Governmental Entity pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan or any related trust or other funding medium thereunder or with respect to the Company or its Subsidiaries as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof, which would be reasonably likely to result in a material Liability to the Company or any Subsidiary.

        (h)   None of the Company Benefit Plans is subject to any law or applicable custom of any jurisdiction outside of the United States.

        (i)    Within the meaning of Section 280G of the Code, the Company and its Subsidiaries have not made any payments, are not obligated to make any payments, and are not a party to any contract, agreement, plan or arrangement requiring it to make payments to any person that would be a parachute payment as a result of any event connected with the acquisition of the Company by Parent contemplated by this Agreement.

        Section 3.13    Labor Relations.

        (a)   Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, work rules or practices, or other labor-related contract. There are no pending or, to the Knowledge of the Company, threatened organizational campaigns or activities, petitions, demands or other unionization activities seeking recognition of a collective bargaining unit or representation with respect to or involving any employees of the Company or any of its Subsidiaries, and no union claims to represent any such employees and there are no jurisdictional disputes between any unions with respect to such employees. The Company has not received written notice during the past two years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation Laws to conduct an investigation of or affecting the Company and, to the Knowledge of the Company, no such investigation is in progress. In the past two years there has been no actual or, to the Knowledge of the Company, threatened labor dispute, strike, work stoppage or slowdown affecting the Company or any of its Subsidiaries.

        (b)   The Company and its Subsidiaries are in compliance with Executive Order 11246 and all Applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers' compensation, labor relations, employee leave issues and unemployment insurance.

        (c)   The Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

        (d)   The Company and its Subsidiaries are in compliance with all notice and other requirements under the Workers' Adjustment and Retraining Notification Act and any similar foreign, state or local Law relating to plant closings and layoffs.

        Section 3.14    Contracts and Commitments.

        (a)   Except (w) as disclosed in the Company SEC Reports filed since December 29, 2007 and prior to the date hereof, (x) Classified Contracts, (y) this Agreement or (z) as otherwise listed on Section 3.14 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to, is bound or affected by, or receives any benefits under, any: (i) Government Prime Contract, Government Subcontract or other contract providing for (A) aggregate noncontingent payments by or to the Company or any of its Subsidiaries in excess of $1,000,000 annually or (B) potential payments by or to the Company or any of its Subsidiaries reasonably expected to exceed $1,000,000 annually; (ii) contract limiting the freedom of the Company (or, following the consummation of the transactions contemplated by this Agreement, would limit the freedom of Parent or any of its Affiliates) to engage in any line of business or sell, supply or distribute any service or product, or to compete with any entity or to conduct business in any geography, or to hire any individual or group of individuals or otherwise restrict future contracting set forth in the Government Contracts (including any contract clause, mitigation plan or other limitation with respect to "Organizational Conflicts of Interest" as that term is used in Federal Acquisition Regulation Subpart 9.5); (iii) contract providing for any joint venture, partnership or similar arrangement; (iv) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for the borrowing of money or the guarantee of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business) which involves more than $1,000,000; (v) contract or commitment that could result in the payment by, or the creation of any commitment or obligation (absolute, contingent or otherwise) to pay on behalf of, the Company or any of its Subsidiaries of any severance, termination, "golden parachute," or similar Liabilities related to termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement; (vi) settlement agreement or similar agreement with a Governmental Entity or Order to which the Company or any of its Subsidiaries is a party involving future performance by the Company or any of its Subsidiaries; (vii) Teaming Agreements related to pending bids or proposals or bids that are currently contemplated to be submitted by the Company for Government Contracts in which the Company has granted any exclusive rights, rights of first refusal, or rights of first negotiation to any person; (viii) contract that (accounting for all anticipated related indirect cost including selling general and administrative costs) could not reasonably be expected to be capable of performance in accordance with its terms without a material financial loss over the life of such contract; (ix) contract providing for the indemnification of any officer or director of the Company or any Subsidiary; or (x) contract otherwise required to be filed as an exhibit to an Annual Report on Form 10-K, as provided by Rule 601 of Regulation S-K promulgated under the Exchange Act. Each contract of the type described in the immediately preceding sentence is referred to herein as a "Company Material Contract." A "Company Significant Contract" shall be defined as a Government Prime Contract, Government Subcontract or other contract, other than a Company Material Contract, that provides for aggregate noncontingent payments by or to the Company or any of its Subsidiaries in excess of $500,000 annually. Notwithstanding anything in this Section 3.14(a), the terms, "Company Material Contract" and "Company Significant Contract" shall not include any contract that (i) is terminable upon 90 days' or less notice without penalty or premium (other than a Government Contract), (ii) will be fully performed or satisfied or will expire as of or prior to the Closing or (iii) is solely between the Company and one or more of its Subsidiaries or is solely between the Company's Subsidiaries. The Company has heretofore made available to Parent a complete and correct copy of each Company Material Contract, including any amendments or modifications thereto.

        (b)   Each Company Material Contract and each Company Significant Contract is valid and binding on the Company or any Subsidiaries of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and the Company and each of its Subsidiaries have performed in all material respects all obligations required to be performed by them under each Company Material Contract and each Company Significant Contract and, to the Knowledge of the Company, each other party to each Company Material Contract and each Company Significant Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract or Company Significant Contract, as applicable. Neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation or default under (or any condition that with the passage of time or the giving of notice, or both, would cause such a violation of or default under) any Company Material Contract, Company Significant Contract or any other agreement or contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not be reasonably likely to have a Company Material Adverse Effect.

        Section 3.15    Intellectual Property.

        (a)   The Company and each of its Subsidiaries owns, or is licensed under, or otherwise possesses valid and sufficient rights to use in all material respects the Intellectual Property necessary for the conduct of the business of the Company and Subsidiaries as currently conducted, free and clear of all Encumbrances; provided, that for purposes of this Section 3.15(a), Intellectual Property shall not be deemed to be subject to an Encumbrance solely because it is licensed to (as opposed to owned by) the Company or its Subsidiaries.

        (b)   Section 3.15(b) of the Company Disclosure Schedules lists (i) all patents and pending patent applications and all registered applications for trademarks and material unregistered trademarks, trade names and service marks, and all registered copyrights, and material unregistered copyrights, software, and domain names included in the Company Intellectual Property, including, to the extent applicable, the jurisdictions in which each such Company Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements to which the Company or any Subsidiary of the Company is a party and pursuant to which any person is authorized to use or has an option to obtain and/or has the right to use any Company Intellectual Property, and (iii) all material licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any material Intellectual Property of any Third Party (other than standard-form end user license agreement, shrink wrap agreements, click-through agreements or other similar license agreements for commercially available off-the-shelf software). The Company or one of its Subsidiaries is the record owner of all registered Intellectual Property listed in Section 3.15(b) of the Company Disclosure Schedule and all application, renewal and maintenance fees and filings in relation thereto have been paid and filed to the extent required. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Third Party, is in material violation, material breach or material non-compliance of any license, sublicense or agreement described in the foregoing Sections 3.15(b)(ii) and (iii). Except as otherwise described in Section 3.15(b) of the Company Disclosure Schedules, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (A) cause the Company or any of its Subsidiaries to be in material violation or material default under any such license, sublicense or agreement described in Section 3.15(b) of the Company Disclosure Schedules, (B) result in the termination or modification of, or entitle any other party to, any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement or (C) cause a material loss or impairment of the Company or any of its Subsidiaries' right to use any Intellectual Property currently used in their respective businesses.

        (c)   To the Knowledge of the Company, there is no material unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property rights by any Third Party, including any employee or former employee of the Company or any of its Subsidiaries.

        (d)   Neither the Company nor any of its Subsidiaries is a party to any suit, action, claim or proceeding that involves a claim of infringement by the Company or any of its Subsidiaries of any Intellectual Property of any Third Party nor, to the Knowledge of the Company, is any such suit, action or proceeding being threatened against the Company or any of its Subsidiaries. To the Knowledge of the Company, neither the conduct of the business of the Company and each of its Subsidiaries as currently conducted nor the development, manufacture, sale, licensing or use of any of the services or products of the Company or any of its Subsidiaries as now provided, developed, manufactured, sold, licensed or used infringes on any Intellectual Property of any Third Party. No Third Party has notified the Company that it is challenging the ownership by the Company or any of its Subsidiaries, or the validity of, any of the Company Intellectual Property. Neither the Company nor any of its Subsidiaries is bringing any action, suit or proceeding for infringement of the Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any Third Party. To the Knowledge of the Company there is no basis for a claim regarding any of the foregoing matters in this Section 3.15(d).

        (e)   All employees and consultants engaged by the Company and its Subsidiaries and who, in connection with their employment with the Company or any of its Subsidiaries, have created any Intellectual Property used in the Company's and/or its Subsidiaries' business, have executed written contracts assigning all right, title and interest to all such Intellectual Property and other work product to the Company or its Subsidiaries (as applicable).

        (f)    The Company and its Subsidiaries have taken reasonable steps to protect, preserve and maintain the confidentiality and secrecy of, and restrict the improper use of their trade secrets and confidential information. Such steps have included requiring their employees and persons having access to trade secrets and confidential information to execute written non-disclosure agreements that protect such trade secrets and confidential information. To the Knowledge of the Company, (x) no material trade secret or confidential information has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that adequately protects such trade secret and confidential information, and (y) no party to any such non-disclosure agreement is in breach or default thereof.

        (g)   The Company and each of its Subsidiaries have implemented reasonable technical and physical security measures customary in the industry in which the Company and its Subsidiaries operate to protect their computer, software and information technology equipment, infrastructure and networks against unauthorized access, use, modification, disclosure, loss or other misuse. To the Knowledge of the Company, there has been no such unauthorized access, use, modification, disclosure, loss or other misuse in the past two years that has materially and adversely affected the Company's and its Subsidiaries' business, taken as a whole.

        Section 3.16    Environmental Matters.

        (a)   The Company and its Subsidiaries are in compliance with all Environmental Laws, except such non-compliance that, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect, and, since April 1, 2007, neither the Company nor any of its Subsidiaries has received any communication (written or oral), that alleges that the Company or any of its Subsidiaries is, or may be, in material violation of, or has any material liability under, any Environmental Law.

        (b)   The Company and its Subsidiaries have obtained, maintained and complied with all Permits necessary under any Environmental Law for them to own, lease or operate their respective assets and to carry on their respective businesses as presently conducted, except for such Permits the failure to obtain, maintain or comply with, that individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect. All material Permits currently held by the Company and its Subsidiaries pursuant to applicable Environmental Laws are identified in Section 3.16(b) of the Company Disclosure Schedules.

        (c)   There are no Environmental Claims pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, that, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

        (d)   To the Knowledge of the Company, there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

        (e)   To the Company's Knowledge, any properties owned, operated or leased by the Company and its Subsidiaries do not contain any: underground storage tanks; asbestos; polychlorinated biphenyls

(PCBs); underground injection wells; radioactive materials; or septic tanks or waste disposal pits in which process wastewater or any Hazardous Materials have been discharged or disposed, in each case under circumstances that have resulted in or would be reasonably likely to result in liability of the Company or any of its Subsidiaries under any applicable Environmental Laws.

        (f)    As used in this Agreement:

        "Environmental Claim" means any and all administrative, regulatory or judicial suits, claims, actions, proceedings, investigations, Orders, demands, Encumbrances or written notices of noncompliance or violation (written or oral), in any such case, by or from any person alleging any liability including potential liability for costs of investigations, remediation or governmental response or cleanup, natural resources damages, property damages, personal injuries, penalties, contribution, indemnification and injunctive relief, arising out of, based on or resulting from (i) the failure to comply with any Environmental Law, or (ii) the presence or Release of, or threatened Release of, or exposure to, any Hazardous Materials;

        "Environmental Laws" means all applicable supranational, national, federal, state, local and municipal (whether domestic or foreign) and common Laws and regulations, Orders, or Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution or protection of human health or the environment, including Laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Materials, and all laws relating to natural resources or protection of endangered or threatened species, and safety to the extent relating to the handling of or exposure to Hazardous Materials;

        "Hazardous Materials" means any petroleum or petroleum products, radioactive materials or wastes, friable asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls, and any other chemical, material, substance or waste regulated under any applicable Environmental Law as toxic or hazardous; and

        "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

        Section 3.17    Insurance Policies.    The Company and its Subsidiaries maintain insurance with insurers with a general policy rating of A or better by A.M. Best Company for the business and assets of the Company and its Subsidiaries against all risks normally insured against, and in amounts normally carried by, corporations of similar size engaged in similar lines of business. All insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect, and the Company and its Subsidiaries have not reached or exceeded their policy limits for any insurance policies in effect at any time during the past five years.

        Section 3.18    Government Contracts.

        (a)   To the Company's Knowledge, (i) none of the employees of the Company or its Subsidiaries is or during the last two years has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by the U.S. Government, (ii) there is not any material pending audit or investigation of the Company or its Subsidiaries or any of their directors or employees with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract, (iii) there are no material disputes with respect to the Company and its Subsidiaries with the U.S. Government under the Contract Disputes Act of 1978, as amended, or any other federal statute during the last two years, and (iv) neither the Company nor its Subsidiaries has made a voluntary disclosure with respect to any alleged material irregularity, material misstatement or material omission arising under or relating to any Government Contract, bid or offer of the Company or its Subsidiaries.

        (b)   To the Company's Knowledge, no reasonable basis exists to give rise to a claim by a Governmental Entity for fraud (as such concept is defined under the state or federal Laws of the United States) in connection with any Government Contract.

        (c)   Since January 1, 2005, neither any Governmental Entity, nor any prime contractor, subcontractor or other person or entity has notified the Company or any of its Subsidiaries in writing that the Company or any Subsidiary has, or may have, breached or violated in any material respect any Law, certification or representation pertaining to a Government Contract.

        (d)   No payment due to the Company or any of its Subsidiaries pertaining to a Government Contract has been withheld or set off in a material amount, nor has any claim been made to withhold or set off payment, and the Company or any of its Subsidiaries is entitled to all progress or other payments received to date with respect thereto.

        (e)   To the Company's Knowledge, all facts set forth or acknowledged by any representations, claims or certifications submitted by or on behalf of the Company or any of its Subsidiaries in connection with Government Contracts were accurate and truthful in all material respects as of their effective date.

        (f)    The Company and its Subsidiaries have complied in all material respects with all terms and conditions of Government Contracts, including all clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein, and any Law relating to the safeguarding of, and access to, classified information (or, in the case of Government Contracts governed by Laws other than the state or federal Laws of the United States, the functional equivalent thereof, if any).

        (g)   The pricing, estimating and procurement systems relating to the Government Contracts have been disclosed to the U.S. Government in compliance in all material respects with all applicable Laws, regulations, and procedures, including the Federal Acquisition Regulation (48 CFR Chapter 1) and the Defense Federal Acquisition Regulations (48 CFR Chapter 2).

        (h)   None of the Company, its Subsidiaries, any of their respective directors or officers or, to the Company's Knowledge, their other employees is (or during the last two years has been) suspended, debarred, or proposed for debarment from doing business with the U.S. Government or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for U.S. Government contracting, and to the Company's Knowledge, no facts or circumstances exist that would warrant the institution of suspension or debarment proceedings or the finding of non-responsibility or ineligibility on the part of the Company or any of its Subsidiaries or any of their respective directors or officers.

        (i)    The Company has not received any notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to any Government Contract, provided that this clause shall not apply to any notice received more than 24 months prior to the date of this Agreement, or which notice related to a program that is no longer ongoing as of the date of this Agreement.

        (j)    On or prior to the date hereof, the Company has provided to U.S. Parent a true, complete and accurate list of all Government Contracts (other than Classified Contracts), the performance of which require that the Company or any Company Subsidiary have access to proscribed classified information as defined in the NISPOM (i.e., Top Secret, Restricted Data, Special Access Program, Sensitive Compartmental Information and Communication Security (except classified keys used for data transfers)).

        Section 3.19    Security Clearances.    The Company has the proper procedures to conduct business of a classified nature up to the level of its present clearances. The levels and locations of facility clearances are set forth on Section 3.19 of the Company Disclosure Schedules. The Company is in compliance with applicable agency security requirements, as appropriate, and has in place proper procedures, practices and records to maintain security clearances necessary to perform its current Government Contracts.

        Section 3.20    Real Property.

        (a)   Section 3.20(a) of the Company Disclosure Schedules identifies a complete, accurate and current list, including the address or other description, of all real property leased or operated by the Company and its Subsidiaries (including all leasehold, subleasehold, ground leasehold, or other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property) (the "Leased Property"). Neither the Company nor any of its Subsidiaries owns any fee simple interest in real property.

        (b)   The Company and its Subsidiaries have good and valid leasehold estates in the Leased Property, free and clear of any and all liens and not subject to any rights of way, easements, restrictive covenants, declarations and Laws affecting building use or occupancy or reservations of any interest in title.

        (c)   Complete, accurate and current copies of the documents under which the Leased Property is leased or operated (the "Lease Documents") have been delivered or made available to Parent or U.S. Parent and there are no other Company Material Contracts between or among the Company and its Subsidiaries with respect to the Leased Property or otherwise relating to the use and occupancy of the Leased Property. With respect to each Lease Document, (i) each party named therein has fully performed its material obligations thereunder and is not in default thereunder, (ii) no material defaults (whether or not subsequently cured) are currently alleged thereunder, by or against either party, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a default, or permit the termination, modification or acceleration of rent under such Lease Document and (iii) such Lease Document is a valid and binding obligation of the Company or its Subsidiary, as applicable, and, to the Company's Knowledge, is a valid and binding obligation of each other party thereto, and is in full force and effect, has not been modified or amended in any way, and is enforceable in accordance with its terms.

        (d)   Other than options, rights of first refusal or similar arrangements in favor of the Company or any of its Subsidiaries under any Lease Documents, neither the Company nor any of its Subsidiaries has entered into any contract, arrangement or understanding with respect to the future ownership, development, use, occupancy or operations of any real property.

        (e)   Except as set forth in Section 3.20(e) of the Company Disclosure Schedule, the premises demised pursuant to the Lease Documents are in good condition and repair in all material respects, subject to reasonable wear and tear, and there are no facts or conditions affecting any of the demised premises that would materially and adversely interfere with the use or occupancy thereof in the operation of the business presently conducted therefrom.

        Section 3.21    Brokers.    No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees. As of the date of this Agreement, the estimated third party fees and expenses incurred and to be incurred by the Company in connection with the Merger and the other transactions contemplated by this Agreement are set forth on Section 3.21 of the Company Disclosure Schedules.

        Section 3.22    Company Financial Advisor Opinion.    The Company Board of Directors has received the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion, the consideration to be received in the Merger by the holders (other than Parent and its Affiliates) of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders (the "Fairness Opinion").

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, U.S. PARENT AND MERGER SUB

        Parent, U.S. Parent and Merger Sub, jointly and severally, represent and warrant to the Company as of the date of this Agreement as follows:

        Section 4.1    Organization and Good Standing.    Parent is a public limited company duly organized and validly existing under the laws of England and Wales, U.S. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent, U.S. Parent and Merger Sub (i) has full corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (ii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect.

        Section 4.2    Authority for Agreement.    Each of Parent, U.S. Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent, U.S. Parent and Merger Sub of this Agreement, and the consummation by Parent, U.S. Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent, U.S. Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of Parent, U.S. Parent or Merger Sub, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than the adoption of this Agreement by U.S. Parent as sole stockholder of Merger Sub, provided that U.S. Parent shall adopt this Agreement immediately after execution). This Agreement has been duly executed and delivered by Parent, U.S. Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent, U.S. Parent and Merger Sub enforceable against Parent, U.S. Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against Parent, U.S. Parent or Merger Sub by (a) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (b) the exercise by courts of equity powers.

        Section 4.3    No Conflict; Required Filings and Consents.

        (a)   The execution and delivery of this Agreement by Parent, U.S. Parent and Merger Sub do not, and the performance of this Agreement by Parent, U.S. Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate Parent's or U.S. Parent's organizational or charter documents, or the equivalent charter documents of Merger Sub, (ii) conflict with or violate any Law applicable to Parent or its Subsidiaries or by which any material property or asset of Parent or any of its Subsidiaries is bound or affected, or (iii) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any material property or asset of Parent or its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any material property or asset of Parent or any of its Subsidiaries, is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences, individually or in the aggregate, that would not be reasonably likely to have a Parent Material Adverse Effect.

        (b)   The execution and delivery of this Agreement by Parent, U.S. Parent and Merger Sub do not, and the performance of this Agreement, through and including the Effective Time, by Parent, U.S. Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of (i) the Securities Act, (ii) the Exchange Act, (iii) any Antitrust Law, (iv) Exon-Florio, (v) the filing and recordation of the Certificate of Merger, as required by the DGCL, and (vi) such other items required solely by reason of the participation of Parent (as opposed to any United States domiciled entity) in the transactions contemplated hereby.

        (c)   Following the Effective Time, the operation and performance of the Government Contracts of the Surviving Corporation will require (i) approval of DSS to operate the business of the Company pursuant to U.S. Parent's Special Security Agreement ("SSA") or such other arrangement requested by DSS, and (ii) the absence of indications from any customer with respect to certain Government Contracts that such customer will not grant or support a favorable National Interest Determination to or for the benefit of the Company after the Merger in response to the request for such National Interest Determination (or similar determinations under any applicable national or industrial security regulations) in accordance with the NISPOM, authorizing access to proscribed or other information by the Company following the Closing as may be necessary for the Company to continue to perform such Government Contracts.

        Section 4.4    Litigation.    There are no suits, actions or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, which question the validity of this Agreement or seek to prohibit, enjoin or otherwise challenge the transactions contemplated under this Agreement.

        Section 4.5    Available Funds.    Parent will have available, as of the date all of the conditions to Parent's obligation to close pursuant to Sections 6.1 and 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied by action taken at the Closing, provided that such conditions are capable of being satisfied) (the "Financing Date"), all funds necessary for the payment to the Paying Agent of the aggregate Merger Consideration and to satisfy all of the obligations of Parent and its Affiliates under this Agreement and to pay all related fees and expenses. Parent has previously provided to the Company a true, accurate and complete copy of a draft commitment and mandate letter (as the same may be modified before execution) (the "Draft Commitment Letter") from the lenders named therein in connection with funding the transactions contemplated by this Agreement (the "Financing"). Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the closing to be satisfied by it contained in the Draft Commitment Letter or that the Financing will not be made available to Parent as of the Effective Time.

        Section 4.6    Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, U.S. Parent or Merger Sub or any of their respective directors, officers or employees, for which the Company may become liable.

        Section 4.7    Interim Operations of Merger Sub.    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has engaged in no business other than in connection with the transactions contemplated by this Agreement.

        Section 4.8    Ownership of Shares.    None of Parent or any of Parent's "Affiliates" or "Associates" directly or indirectly "owns," and at all times during the three-year period prior to the date of this Agreement, none of Parent or any of Parent's "Affiliates" or "Associates" directly or indirectly has "owned," beneficially or otherwise, any of the Shares, and none of Parent, U.S. Parent or Merger Sub is, nor at any time during the three-year period prior to the date hereof has been, an "interested stockholder," as those terms (in quotation marks) are defined in Section 203 of the DGCL.

ARTICLE V

COVENANTS

        Section 5.1    Conduct of Business by the Company Pending the Merger.

        (a)   The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing (and except as set forth on Section 5.1(a) of the Company Disclosure Schedules or as otherwise expressly contemplated, permitted or required by this Agreement), the Company shall and shall cause each of its Subsidiaries to, (i) maintain its existence in good standing under Applicable Law, (ii) subject to the restrictions and exceptions set forth in Section 5.1(b) or elsewhere in this Agreement, conduct its business and operations only in the ordinary course of business, (iii) maintain its books, accounts and records and otherwise comply in all material respects with Applicable Laws and (iv) use reasonable best efforts to preserve substantially intact its business organizations, to keep available the services of its current officers and key employees and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers, distributors and other Persons with which the Company or any of its Subsidiaries has business relations, except where the failure to preserve such current relationships occurs in the ordinary course of business.

        (b)   Without limiting the foregoing, the Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not and shall cause each of its Subsidiaries not to (except as expressly contemplated, permitted or required by this Agreement, as set forth on the applicable subsection of Section 5.1(b) of the Company Disclosure Schedules or with the prior written approval of Parent):

            (i)  amend the Company Certificate of Incorporation or Company Bylaws or equivalent organizational documents of the Company's Subsidiaries;

           (ii)  declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock;

          (iii)  adjust, split, combine or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or that of its Subsidiaries;

          (iv)  repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its or its Subsidiaries' capital stock or any Company Stock Rights (except pursuant to restricted stock award agreements outstanding on the date hereof);

           (v)  issue, deliver or sell, pledge or encumber any shares of its or its Subsidiaries' capital stock or any Company Stock Rights (other than the issuance of Shares upon the exercise of Company Stock Options outstanding as of the date of this Agreement);

          (vi)  take any action that would reasonably be expected to result in any of the conditions set forth in ARTICLE VI not being satisfied or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

         (vii)  incur, create, assume or otherwise become liable for any indebtedness for borrowed money, other than indebtedness of the Company's Subsidiaries to the Company or any of its wholly-owned Subsidiaries and short-term borrowings under existing lines of credit (or under any refinancing of such existing lines) incurred in the ordinary course of business consistent with prior practice or assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any other Person;

        (viii)  make any loans, advances or capital contributions to or investments in any other Person (other than by the Company or any of its Subsidiaries to or in the Company or any of its Subsidiaries, with respect to any employee travel expenses or with respect to the Company's computer loan program benefit);

          (ix)  merge or consolidate with any other entity or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

           (x)  change its accounting methods, principles or practices used in the preparation of the most recent Company Financial Statements, except as required by GAAP or Applicable Laws;

          (xi)  alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former employees, directors or Affiliates of the Company, other than the hiring of non-officer employees in the ordinary course of business consistent with past practices and any alterations or amendments (A) made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or (B) as expressly contemplated by Section 1.8 and Section 1.9 of this Agreement;

         (xii)  sell, license, mortgage, transfer, lease, pledge or otherwise subject to any Encumbrance or otherwise dispose of any material properties or assets (including Intellectual Property or stock or other ownership interests of its Subsidiaries);

        (xiii)  acquire any material business, assets or securities or enter into any joint venture, partnership agreement, strategic alliance agreement or similar agreement (other than Teaming Agreements or similar agreements entered into in the ordinary course of business consistent with past practice);

        (xiv)  make any capital expenditure, capital addition or capital improvement in amounts exceeding $500,000 in any individual occurrence or $2,000,000 in the aggregate;

          (xv)  (A) enter into any contract, agreement or commitment of a character that is, or would reasonably be expected to be, material to the Company and its Subsidiaries taken as a whole, except that the Company may enter into any contract, agreement or commitment in the ordinary course of business consistent with past practice or (B) terminate, renew or amend in any material respect any contract, agreement or commitment that is, or would reasonably be expected to be, material to the Company and its Subsidiaries taken as a whole, except for terminations, renewals, or amendments of contracts in the ordinary course of business consistent with past practice;

        (xvi)  waive, release or assign any material rights, claims or benefits of the Company or any Subsidiary under any Company Material Contract or Company Significant Contract;

       (xvii)  enter into any contract which, if it existed on the date hereof, would have been a Company Material Contract or Company Significant Contract, or submit any bid for a Government

  Contract that (A) would, under the federal rules covering Organizational Conflicts of Interest (as that term is used in Federal Acquisition Regulation Subpart 9.5), or otherwise, limit Parent, U.S. Parent or the Surviving Corporation from engaging in any line of business, competing with any Person or selling any product or service; (B) is reasonably expected to result in annual revenues of $20,000,000 or more; or (C) is reasonably expected to result in a margin to the Company of an amount that is less than the anticipated margin of such contract disclosed by the Company to Parent or U.S. Parent prior to the date hereof;

      (xviii)  waive or release any rights that are material to the Company and its Subsidiaries, taken as a whole, or pay, discharge or satisfy any claims, liabilities or obligations that are, or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, before the same come due in accordance with their terms, except in either case other than the payment, discharge and satisfaction in the ordinary course of business of liabilities reflected on or reserved for in the Company Financial Statements included in the Company's Form 10-Q for the quarter ended June 28, 2008 or otherwise incurred in the ordinary course of business, consistent with past practice;

        (xix)  settle or compromise any material pending or threatened suit, action or proceeding;

          (xx)  terminate any material insurance policy (or fail to replace such policy with an equivalent replacement policy, taking into account the cost and availability of such insurance, deductibles and retentions) covering the Company, its Subsidiaries or their assets;

        (xxi)  make, amend or rescind any material Tax election not consistent with prior practice, settle or compromise any material Tax Liability or fail to file any material Tax Return when due, fail to cause such Tax Returns when filed to be complete and accurate in all material respects, or file any material amendment to any previously filed Tax Returns or change any material Tax accounting method; or

       (xxii)  agree to take any of the actions described in this Section 5.1(b).

        Section 5.2    Access to Information and Employees.    Upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel and other Representatives of Parent, reasonable access at normal business hours, during the period prior to the Effective Time, to all of the Company's and its Subsidiaries' properties, books, commitments and records. The Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning the Company's and its Subsidiaries' business, properties and personnel as Parent may reasonably request, and shall make available to Parent the appropriate individuals (including the Company's and any of its Subsidiaries' officers, employees, agents, attorneys, accountants and other professionals) for discussion of the business, properties and personnel of the Company and the Subsidiaries of the Company as Parent may reasonably request. Parent shall keep all information obtained pursuant to this Section 5.2 confidential in accordance with the terms of the Confidentiality Agreement between U.S. Parent and the Company. Notwithstanding the foregoing, none of Parent, U.S. Parent or Merger Sub or any of their respective Representatives shall (i) contact or have any discussions with any of the employees, agents or Representatives of the Company or any Subsidiary, unless in each case Parent obtains the prior consent of the Company, which shall not be unreasonably withheld; (ii) contact or have any discussions with respect to the Company or its Subsidiaries with any of the landlords/sublandlords, customers, suppliers or licensees of the Company or its Subsidiaries, unless in each case Parent obtains the prior consent of the Company, which shall not be unreasonably withheld; or (iii) perform any onsite procedure or investigation (including any onsite environmental investigation or study) without the Company's prior written consent. Parent shall schedule and coordinate all inspections with the Company and shall give the Company written notice thereof a reasonable amount of time in advance of any such inspections, setting forth the inspection or materials that Parent or its Representatives intend to conduct. The Company shall be entitled to have

Representatives present at all times during any such inspection. Notwithstanding the foregoing, neither the Company nor any Subsidiary of the Company shall be required to provide access to any information, property or personnel if (i) the Company believes in good faith that such access is subject to any confidentiality obligations or would be reasonably likely to jeopardize the Company's attorney-client, work product or similar legal privilege or restrictions on the disclosure of government-classified information; or (ii) any Applicable Law (including U.S. and international antitrust or competition laws) requires the Company to restrict or prohibit access to any such information, properties or personnel.

        Section 5.3    Reasonable Best Efforts; Notification.

        (a)   Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, U.S. Parent, Merger Sub and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents, including (i) obtaining all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Entities and making all necessary, proper or advisable registrations, filings and notifications and taking all reasonable steps as may be necessary to obtain an approval, clearance, non-action letter, waiver or exemption from any Governmental Entity (including under the HSR Act and Exon-Florio); (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from non-governmental Third Parties; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents.

        (b)   Without limiting the foregoing, (i) each of the Company, Parent, U.S. Parent and Merger Sub shall use its reasonable best efforts to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and any other required submissions under the HSR Act that the Company or Parent determines should be made, in each case with respect to the Merger and the transactions contemplated hereby, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; (ii) each of the Company, Parent, U.S. Parent and Merger Sub shall use its reasonable best efforts to (A) submit to the Committee on Foreign Investment in the United States ("CFIUS") (x) a draft voluntary joint Exon-Florio notification as soon as practicable, but in any event no later than 10 Business Days following the date hereof and (y) a final Exon-Florio notification within 15 Business Days after submission of the draft notification pursuant to clause (x), (B) as soon as practicable, prepare and submit to the Defense Security Service of the United States Department of Defense ("DSS") and, to the extent applicable, any other agency of the U.S. Government, notification of the transactions contemplated hereby pursuant to the National Industrial Security Program Operating Manual ("NISPOM") and any other applicable national or industrial security regulations, and fully cooperate with U.S. Parent in requesting from DSS approval to operate the business of the Company and (C) make any other submissions under Exon-Florio that are requested by CFIUS to be made or which the Company and Parent mutually agree should be made as soon as practicable following the date hereof, in each case, in connection with this Agreement and the transactions contemplated hereby; and (iii) Parent, U.S. Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any other filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company's business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers. If, at the end of the initial 30 day review under Exon-Florio, CFIUS offers the parties an opportunity to withdraw and resubmit their final Exon-Florio notification in order to avoid an investigation, and either the Company or Parent opts to request withdrawal and resubmission in response to such offer by CFIUS, then the other party shall agree to join the request for withdrawal and resubmission at the end of the initial 30 day review and immediately resubmit their final Exon-Florio notification.

        (c)   The Company, Parent, U.S. Parent, and Merger Sub shall cooperate with each other in connection with the making of all such filings, including furnishing to the others such necessary information and reasonable assistance as a party may request in connection with its preparation of any filing or submission that is necessary or allowable under applicable competition or other Law or requested by any competition authorities. The Company, Parent, U.S. Parent, and Merger Sub shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law (including all information required to be included in the Company Disclosure Documents) in connection with the transactions contemplated by this Agreement. Each party hereto shall (i) give the other parties hereto prompt notice upon obtaining Knowledge of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other parties hereto informed as to the status of any such request, inquiry, investigation, action or legal proceeding, and (iii) promptly inform the other parties hereto of any material communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice, any foreign competition authority or any other Governmental Entity regarding the Merger or any of the other transactions contemplated by this Agreement. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted by or on behalf of any party hereto, including reasonable access to any materials submitted pursuant to any Second Request or in connection with any other proceedings under or relating to any Antitrust Law. Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this section as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. In addition, except as may be prohibited by any Governmental Entity or by any Law, each party hereto will permit authorized Representatives of the other parties to be present at each meeting or telephone conference with representatives of any Governmental Entity relating to any such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such request, inquiry, investigation, action or proceeding.

        (d)   Without limiting any other obligations of Parent hereunder, Parent and U.S. Parent shall agree to the acceptance of any restrictions or conditions imposed by any Governmental Entity on (i) the conduct or structure of any business or operations of the Company or any of its Subsidiaries, (ii) access by Parent to technology, operations, products or other activities of the Company or any of its Subsidiaries or (iii) such other restrictions or conditions imposed on the operations of the Company or any of its Subsidiaries or limitations on Parent's control of the Company or any of its Subsidiaries, in each case as a result or consequence of the CFIUS review or review under Antitrust Laws. Notwithstanding any other provision in this Agreement to the contrary, (A) none of Parent, U.S. Parent or the Company shall be required to agree to any restrictions or conditions which would have (x) a Company Material Adverse Effect, or (y) an Effect that is materially adverse to the business of Parent and its Subsidiaries, taken as a whole, or the business of U.S. Parent and its Subsidiaries, taken as a whole, and (B) neither Parent nor U.S. Parent, nor any of their respective Affiliates, shall be required to litigate, pursue or defend any filed lawsuit or formal administrative proceeding by any Governmental Entity challenging the transactions contemplated by this Agreement as violative of any Antitrust Laws. As used in this Section 5.3, the term "Company Material Adverse Effect" shall be defined without regard to (x) the exceptions in clause (D) of the first proviso to the definition of such term in Section 8.3 and (y) the exception in clause (i) of the second proviso to the definition of such term in Section 8.3, and, for the avoidance of doubt, the matters described in such exceptions shall be taken into account in determining whether there has been a Company Material Adverse Effect for purposes of this Section 5.3(d).

        (e)   To the extent reasonably requested by U.S. Parent, the Company shall use its best efforts to work together with U.S. Parent to obtain assurances that, in accordance with the NISPOM, the Surviving Corporation will be granted National Interest Determinations required for authorizing continued access to proscribed or other classified or unclassified controlled information following the Effective Time to the extent necessary for the Surviving Corporation to continue to perform certain of the Company's Government Contracts; provided, however, that the Company shall not be required to use or otherwise engage direct charge personnel in the furtherance hereof. For the avoidance of doubt, Parent, U.S. Parent and Merger Sub shall continue to be obligated to consummate the Merger on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in ARTICLE VI, regardless of whether (x) Parent, U.S. Parent or Merger Sub receives DSS approval to operate under U.S. Parent's SSA under the NISPOM or such other arrangement requested by DSS or (y) indications are received from any customer with respect to any Government Contract that such customer will not grant or support a favorable National Interest Determination to or for the benefit of the Company after the Merger in response to the request for such National Interest Determination (or similar determinations under any applicable national or industrial security regulations) in accordance with the NISPOM.

        (f)    Each of the Company, on the one hand, and Parent, U.S. Parent and Merger Sub, on the other, shall, to the extent permitted by Applicable Law and subject to all privileges (including the attorney client privilege), promptly (and in any event within two Business Days) notify the other party in writing of:

            (i)  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

           (ii)  any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

          (iii)  any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of the representations and warranties contained herein, or that relate to the consummation of the transactions contemplated by this Agreement;

          (iv)  any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that would reasonably be expected to cause the conditions set forth in ARTICLE VI hereto not to be satisfied; and

           (v)  any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

        (g)   In the event that the Company earnings announcement for either the third quarter or fourth quarter of 2008 would be lower than the Company's then published earnings guidance, the Company shall provide notice of such event to Parent at least two Business Days prior to the scheduled announcement of earnings for the Company's third quarter or fourth quarter of 2008, as applicable.

Any notice provided pursuant to this Section 5.3(g) shall be deemed "Evaluation Material" under the terms of the Confidentiality Agreement.

        Section 5.4    Proxy Statement.

        (a)   As promptly as practicable after the date hereof, the Company shall, in consultation with U.S. Parent, prepare and file with the SEC preliminary proxy materials that shall constitute the Proxy Statement. The Company agrees that none of the information supplied by the Company or any of its Subsidiaries for inclusion in the Proxy Statement will, at the date first mailed to the Company Stockholders and at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied by or on behalf of Parent, U.S. Parent or Merger Sub or any of their respective Representatives that is contained in the Proxy Statement. Parent and U.S. Parent agree that none of the information supplied by them for inclusion in the Proxy Statement will, at the date first mailed to the Company Stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company, Parent and U.S. Parent of all information required to be contained therein, the Company shall, in consultation with U.S. Parent, prepare and the Company shall file any required amendments and the definitive Proxy Statement with the SEC. The Company shall notify U.S. Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall consult with U.S. Parent regarding, and supply U.S. Parent with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable and shall thereafter mail to the Company Stockholders as promptly as possible the Proxy Statement and all other proxy materials for such meeting. If at any time prior to the Company Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement.

        (c)   Parent shall furnish the Company with all information concerning Parent and its Affiliates required for use in the Proxy Statement, and Parent shall take such other action as the Company may reasonably request in connection with the preparation of the Proxy Statement, including any amendments or supplements thereto.

        (d)   The Company and Parent shall make any necessary filings with respect to the Merger under the Exchange Act and the rules and regulations thereunder.

        (e)   The Company shall use its reasonable best efforts to cause the Company Financial Advisor to consent to the inclusion of the Fairness Opinion in the Proxy Statement.

        Section 5.5    Company Stockholders Meeting.    The Company shall take all actions in accordance with Applicable Law, the Company Certificate of Incorporation, the Company Bylaws and the rules of

Nasdaq to duly call, give notice of, convene and hold as promptly as practicable the Company Stockholders Meeting for the purpose of considering and voting upon the adoption of this Agreement. Subject to Section 5.6(c), to the fullest extent permitted by Applicable Law, the Company Board of Directors shall declare this Agreement advisable and recommend adoption of this Agreement and approval of the Merger by the Company Stockholders and include such recommendation in the Proxy Statement. Unless this Agreement has been duly terminated in accordance with the terms herein (including payment of any termination fees payable under ARTICLE VII), the Company shall, subject to the right of the Company Board of Directors to modify its recommendation in a manner adverse to Parent under certain circumstances as specified in Section 5.6(c), take all lawful action to solicit from the Company Stockholders proxies in favor of the proposal to adopt this Agreement and approve the Merger and shall take all other action necessary or advisable to secure the vote or consent of the Company Stockholders that are required by the rules of Nasdaq or the DGCL. In the event that subsequent to the date hereof, the Company Board of Directors determines that this Agreement is no longer advisable and makes a Change of Recommendation, the Company shall nevertheless submit this Agreement to the Company Stockholders for adoption at the Company Stockholders Meeting unless this Agreement shall have been terminated in accordance with ARTICLE VII prior to the Company Stockholders Meeting. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company Stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

        Section 5.6    Acquisition Proposals.

        (a)    No Solicitation or Negotiation.    The Company agrees that, except as expressly permitted by this Section 5.6, neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall use its reasonable best efforts to instruct and cause its and its Subsidiaries' Representatives not to, directly or indirectly:

            (i)  initiate, solicit or intentionally encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below);

           (ii)  engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or

          (iii)  otherwise intentionally facilitate any effort or attempt to make an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the time that, but not after, the Company Stockholder Vote is obtained, if the Company has otherwise complied in all material respects with this Section 5.6 with respect to such Acquisition Proposal, the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited written Acquisition Proposal that the Company Board of Directors believes in good faith to be bona fide providing for the acquisition of more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not more favorable in all material respects to such other Person than those contained in the Confidentiality Agreement (except that such confidentiality agreement shall contain additional provisions that expressly permit the Company to comply with the provisions of this Section 5.6 and such confidentiality agreement need not prohibit the making of an Acquisition Proposal), and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to Parent; (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal of the type described in clause (A) above; or (C) after having complied with Section 5.6(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A) or (B) above, the Company Board of Directors determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with the directors' fiduciary duties under Applicable Law; (y) in each such case referred to in clause (A) or (B) above, the Company Board of Directors has determined in good faith based on the information then available (after consultation with the Company Financial Advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal; and (z) in the case referred to in clause (C) above, the Company Board of Directors determines in good faith (after consultation with the Company Financial Advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

        (b)    Definitions.    For purposes of this Agreement:

            (i)  "Acquisition Proposal" means (x) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries and (y) any acquisition by any Person of, or proposal or offer, which if consummated would result in any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power or of any class of equity securities of the Company or those of any of its Subsidiaries, or 20% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

           (ii)  "Superior Proposal" means a bona fide Acquisition Proposal that would result in any Person becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company that the Company Board of Directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company Stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction pursuant to Section 5.6(c) and the time likely to be required to consummate such Acquisition Proposal).

        (c)    No Change of Recommendation or Alternative Acquisition Agreement.    The Company Board of Directors and each committee of the Company Board of Directors shall not:

            (i)  withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger; or

           (ii)  except as expressly permitted by, and after compliance with, Section 7.3(a) hereof, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 5.6(a) entered into in compliance with Section 5.6(a)) (an "Alternative Acquisition Agreement") relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Stockholder Vote is obtained, (x) in response to a Superior Proposal, the Company Board of Directors may withhold, withdraw, qualify or modify the Company Recommendation (or publicly propose or resolve to do so) or approve, recommend or otherwise declare advisable any Superior Proposal not solicited, entered into or agreed to in breach of this Section 5.6 and made after the date of this Agreement, if the Company Board of Directors determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under Applicable Law (a "Change of Recommendation"); provided, however, that no such Change of Recommendation may be made until at least 72 hours following Parent's receipt of notice from the Company advising that management of the Company currently intends to recommend to the Company Board of Directors that it take such action and the material terms of the Superior Proposal, including all required information under Section 5.6(f) (which period may run concurrently with the period contemplated in Section 7.3(a)) and (y) other than in response to a Superior Proposal, the Company Board of Directors may withhold, withdraw, qualify or modify the Company Recommendation (or publicly propose or resolve to do so) if the Company Board of Directors determines in good faith, after consultation with outside legal counsel, that it is required by its fiduciary obligations to do so. In determining whether to make a Change of Recommendation in response to a Superior Proposal, the Company Board of Directors shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 5.6(c).

        (d)    Certain Permitted Disclosure.    Nothing contained in this Section 5.6 shall be deemed to prohibit the Company from complying with its disclosure obligations under United States federal or state Law; provided, however, that if such disclosure has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 7.4 (it being understood that any "stop, look or listen" communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act shall not be deemed a Change of Recommendation or be deemed to have the substantive effect of withdrawing or adversely modifying the Company Recommendation).

        (e)    Existing Discussions.    The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 5.6(e) of the obligations undertaken in this Section 5.6; provided, however, that the filing of this Agreement with the SEC under the Exchange Act by the Company shall be deemed to promptly inform such individuals and entities for the purposes of this provision. To the extent that it has not done so prior to the date hereof, the Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with such Person's consideration of acquiring the Company or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

        (f)    Notice.    The Company agrees that it will promptly (and, in any event, within 24 hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, the Company or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a reasonably current basis, of the status and terms of any such proposals or offers (including any amendments thereto).

        Section 5.7    Public Announcements.

        (a)   The initial press release issued by the Company and U.S. Parent announcing the Merger and the transactions contemplated by this Agreement shall be a joint press release and in a form that is mutually acceptable to the Company and Parent. The initial press release issued by Parent announcing the Merger and the transactions contemplated by this Agreement shall be in a form that is mutually acceptable to the Company and Parent. Thereafter, the Company, U.S. Parent and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or Order or the applicable rules of Nasdaq or the London Stock Exchange or any listing agreement if it has used its reasonable best efforts to consult with the other party and to obtain such party's consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made. Notwithstanding the foregoing, the restrictions contained in this Section 5.7 shall not apply to any Company communications regarding any Acquisition Proposal or a Change of Recommendation.

        (b)   Parent and the Company shall agree on the content of all general announcements made to the Company's and its Subsidiaries' employees regarding the execution of this Agreement and the transactions contemplated hereby (including any employee "Q&A," group e-mails, group voicemail and any other form of communication).

        Section 5.8    Litigation.    Subject to Section 5.3(d), each of Parent, U.S. Parent, Merger Sub and the Company agrees to use its reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging, or seeking damages or other relief as a result of, the Merger, this Agreement or the transactions contemplated by the Transaction Documents, including seeking to have any Order adversely affecting the ability of the parties to consummate the transactions contemplated by the Transaction Documents entered by any court or other Governmental Entity promptly vacated or reversed. Without limiting the foregoing, the Company shall provide Parent the opportunity to participate in the defense or settlement of any lawsuit or legal proceeding against the Company and its directors referred to in the first sentence of this Section 5.8 and no such settlement shall be agreed to without Parent's prior written consent not to be unreasonably withheld, conditioned or delayed.

        Section 5.9    Employee Benefit Matters.

        (a)   Parent shall cause the Surviving Corporation to honor and provide for payment of all accrued obligations and benefits under all Company Benefit Plans set forth, and identified as such, in the Company Disclosure Schedules (including employment or severance agreements between the Company and Persons who are or had been employees of the Company or any of its Subsidiaries at or prior to the Effective Time), all in accordance with their respective terms.

        (b)   For 12 months following the Effective Time, Parent will provide, or cause the Surviving Corporation to provide, each Company Employee with compensation (including bonus and incentive compensation opportunities other than equity compensation) and employee benefits (i) that, in the aggregate, are substantially similar in all material respects with the compensation and employee benefits provided to U.S. Parent's similarly-situated employees as of the Closing Date, as the same may be modified or adjusted from time to time thereafter, or (ii) that are, in the aggregate, substantially similar in all material respects to the compensation and employee benefits received by such Company Employees immediately prior to the Closing Date. Company Employees shall receive credit for past service with the Company for purposes of accrual of vacation time, determination of severance benefits, and for purposes of eligibility for participation and vesting under the applicable Parent Benefit Plans under which they become covered from and after the Effective Time; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. In the event that, following the Closing but prior to the date of payment (the "Bonus Payment Date") of annual performance bonuses for the fiscal year ending December 31, 2008 pursuant to the terms of the Company's annual incentive plan as in effect on the date hereof (the "Company Incentive Plan"), a Company Employee's employment with the Surviving Corporation and its Affiliates is terminated by the Surviving Corporation without "cause", the Surviving Corporation shall, on the Bonus Payment Date, pay such Company Employee the annual performance bonus, if any, that would have been payable to such Company Employee pursuant to the Company Incentive Plan on the Bonus Payment Date had such Company Employee been employed by the Surviving Corporation on the Bonus Payment Date; provided, however, that such bonus, if any, shall be (x) based on the Company's and the Surviving Corporation's actual performance for the fiscal year ended December 31, 2008 and (y) pro-rata based on the number of days during the fiscal year ended December 31, 2008 that such Company Employee was actually employed by the Company or the Surviving Corporation.

        (c)   Parent shall use its reasonable best efforts to cause all actively-at-work or similar limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Benefit Plan that is a group health plan to be waived with respect to such Company Employees and their eligible dependents, in each case, to the same extent as service with the Company or its Subsidiaries was taken into account under the comparable Company Benefit Plan, and cause credit to be provided for any co-payments, deductibles and offsets (or similar payments) made under Company Benefit Plans for the portion of the applicable plan year prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any Parent Benefit Plans in which they become eligible to participate after the Effective Time.

        (d)   Nothing contained in this Agreement, express or implied: (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit the ability of Parent or any of its Subsidiaries or Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) is intended to confer upon any Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment or (iv) is intended to confer upon any Person any other right as a third-party beneficiary of this Agreement.

        Section 5.10    Directors' and Officers' Indemnification and Insurance.

        (a)   For a period of six years after the Effective Time, each of Parent, U.S. Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless all past and present officers and directors of the Company for acts or omissions occurring at or prior to the Effective Time, including acts or omissions occurring in connection with the transactions contemplated herein, to the fullest extent (x) permitted by the DGCL; (y) provided under the Company Certificate of Incorporation and the Company Bylaws in effect on the date hereof (and shall also advance expenses as incurred in defense of any action, suit or proceeding to the fullest extent permitted under the DGCL; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); or (z) provided pursuant to each indemnification agreement in existence as of the date hereof; provided, that such indemnification under (x) and (y) shall be subject to any limitation imposed from time to time under the DGCL. Parent shall cause the certificate of incorporation and the bylaws of the Surviving Corporation to contain provisions with respect to exculpation, indemnification and advancement of expenses that are at least as favorable to the indemnified parties as those contained in the Company Certificate of Incorporation and the Company Bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of not less than six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, except to the extent such a modification is required by the DGCL.

        (b)   For a period of six years from the Effective Time, Parent and U.S. Parent shall cause the Surviving Corporation to maintain in effect (or Parent may instead elect to maintain pursuant to Parent's policy or policies) for the benefit of the Company's current directors and officers an insurance and indemnification policy that provides coverage for acts or omissions occurring prior to the Effective Time that is substantially equivalent to the Company's existing policy on terms with respect to coverage in the aggregate no less favorable than those of such policy in effect on the date hereof, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 300% of the last annual premiums paid prior to the date hereof (which premiums the Company has disclosed to Parent), and provided, further, that, if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such annual premium.

        (c)   This Section 5.10 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each indemnified party, shall be binding on all successors and assigns of the Surviving Corporation, U.S. Parent and Parent, and shall be enforceable by the indemnified parties. The provisions of this Section 5.10 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by law, charter, statute, bylaw, contract or otherwise.

        (d)   Parent shall pay all expenses, including reasonable attorneys' fees, that may be incurred by the persons referred to in this Section 5.10 in connection with their enforcement of their rights provided in this Section 5.10.

        (e)   In the event Parent, U.S. Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall expressly assume and succeed to the obligations set forth in this Section 5.10.

        Section 5.11    Financing.    Parent shall use its reasonable best efforts to (i) enter into the Draft Commitment Letter; (ii) arrange for the Financing on the terms and conditions described in the Draft Commitment Letter; (iii) enter into definitive agreements with respect to the Financing, which agreements shall be in effect as promptly as practicable after the date hereof; (iv) satisfy all conditions precedent applicable to Parent in such definitive agreements; and (v) consummate the Financing no later than the Financing Date. Parent may, in its sole discretion, obtain or seek to obtain substitute or replacement Financing from one or more alternative lenders. In the event that any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Draft Commitment Letter, Parent shall obtain any such unavailable portion from alternative sources as promptly as practicable following the occurrence of such event but in no event later than the Financing Date. Parent shall promptly provide the Company with the material documentation evidencing any replacement or alternative sources of financing and shall give the Company notice within 48 hours of any material breach by any party to the Draft Commitment Letter or any termination of the Draft Commitment Letter. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to enter into the Draft Commitment Letter and to arrange for the Financing (or replacements thereof). For the avoidance of doubt, if the Draft Commitment Letter is not entered into or the Financing (or any replacement or alternative financing) has not been obtained, Parent, U.S. Parent and Merger Sub shall continue to be obligated to consummate the

Merger on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in ARTICLE VI.

ARTICLE VI

CONDITIONS PRECEDENT

        Section 6.1    Conditions to Each Party's Obligation to Effect the Merger.    The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a)   The Company Stockholder Vote shall have been obtained.

        (b)   No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; and there shall not be any governmental action taken, or any statute, rule, regulation or Order enacted, entered, enforced or deemed applicable to the Merger by any Governmental Entity, which makes the consummation of the Merger illegal; provided, however, that the provisions of this Section 6.1(b) shall not be available to any party that fails to fulfill its obligations pursuant to Section 5.3 and such failure caused or resulted in such Order, injunction, restraint or prohibition.

        (c)   Other than the filing of the Certificate of Merger with the Delaware Secretary and the matters addressed in Section 6.1(d), all consents, approvals and authorizations of any Governmental Entity required to consummate the Merger shall have been obtained, except for those consents, approvals and authorizations, the failure of which to be obtained would not be reasonably likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect.

        (d)   The applicable waiting periods, together with any extensions thereof, under the HSR Act or any other applicable pre clearance requirement of any other material Antitrust Law shall have expired or been terminated and the period of time for any applicable review process by CFIUS under Exon-Florio (including, if applicable, any investigation commenced thereunder) shall have expired or been terminated, CFIUS shall have provided a written notice to the effect that review of the transactions contemplated by this Agreement has been concluded and that a determination has been made that there are no issues of national security sufficient to warrant investigation under Exon-Florio, or CFIUS shall have completed an investigation without making a recommendation to the President of the United States or, having made a recommendation to the President of the United States, the President of the United States shall have made a decision not to block the Merger.

        Section 6.2    Additional Conditions to Obligations of Parent, U.S. Parent and Merger Sub.    The obligations of Parent, U.S. Parent and Merger Sub to effect the Merger on the Closing Date are also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a)   The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) would not reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed by an executive officer of the Company on its behalf to the foregoing effect.

        (b)   The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the

Effective Time. Parent shall have received a certificate signed by an executive officer of the Company on its behalf to the foregoing effect.

        (c)   There shall not have occurred since the date of this Agreement any change, effect or circumstance, individually or in the aggregate, that has had or is reasonably likely to have a Company Material Adverse Effect.

        (d)   Holders of shares of Common Stock representing in excess of 5% of the outstanding shares of Common Stock as of immediately prior to the Effective Time shall not have exercised (or, if exercised, shall not have withdrawn such exercise) rights of dissent in connection with the Merger.

        Section 6.3    Additional Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger on the Closing Date is also subject to the following conditions:

        (a)   The representations and warranties of Parent, U.S. Parent and Merger Sub contained in this Agreement shall be true and correct at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) would not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed by an executive officer of each of Parent, U.S. Parent and Merger Sub, on behalf of each of them, respectively, to the foregoing effect.

        (b)   Parent, U.S. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate signed by an executive officer of each of Parent, U.S. Parent and Merger Sub, on behalf of each of them, respectively, to the foregoing effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

        Section 7.1    Termination by Mutual Consent.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the Company Stockholders, by mutual written consent of the Company and Parent by action of their respective boards of directors.

        Section 7.2    Termination by Either Parent or the Company.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by the Outside Termination Date, (b) the adoption of this Agreement by the Company Stockholders shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement of the Company Stockholders Meeting or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the Company Stockholders); provided, that the right to terminate this Agreement pursuant to this Section 7.2 shall not be available to any party that has (i) breached in any material respect its obligations under this Agreement in any manner that shall have resulted in the occurrence of the failure of a condition to the consummation of the Merger or breached its obligations pursuant to Section 1.2 or (ii) except as otherwise permitted by Section 5.3(d), not used its reasonable best efforts to remove any Order referred to in Section 7.2(c).

        Section 7.3    Termination by the Company.    This Agreement may be terminated by the Company and the Merger may be abandoned:

        (a)   at any time prior to (but not after) the time the Company Stockholder Vote is obtained, if (i) the Company is not in material breach of Sections 5.6(a) or 5.6(c) with respect to such Superior Proposal, (ii) the Company Board of Directors authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice (it being understood that giving Parent such notice does not entitle Parent to claim that a Change of Recommendation has occurred), (iii) the Company simultaneously with such termination pays to Parent in immediately available funds the Company Termination Fee pursuant to Section 7.5, and (iv) 72 hours have passed since Parent's receipt of the Company's written notification of its intention to enter into an Alternative Acquisition Agreement (which period may run concurrently with the period contemplated by Section 5.6(c)), and the Company Board of Directors determines, in good faith after consultation with the Company Financial Advisor that the Superior Proposal remains a Superior Proposal after taking into account any revised offer that may be made by Parent. The Company agrees (x) that it will not enter into the binding agreement referred to in clause (ii) above until after the 72 hour period described in clause (iii) above has terminated and (y) during such 72 hour period, to negotiate in good faith with Parent with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to a Superior Proposal, if any;

        (b)   if there has been a breach of any representation, warranty, covenant or agreement made by Parent, U.S. Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 6.3(a) or Section 6.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) 30 days after written notice thereof is given by the Company to Parent and (y) the Outside Termination Date; or

        (c)   if all the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied by action taken at the Closing, provided that such conditions are capable of being satisfied) and Parent, U.S. Parent or Merger Sub has failed to consummate the Merger within 30 days after satisfaction of such conditions.

        Section 7.4    Termination by Parent.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if (a) the Company Board of Directors shall have made a Change of Recommendation, (b) at any time following receipt of an Acquisition Proposal, and prior to the date that the Company Stockholder Vote has been obtained, after receipt of a reasonable written request to do so from Parent or U.S. Parent the Company Board of Directors shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within five Business Days), (c) a tender offer or exchange offer for outstanding shares of the Common Stock shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and, prior to the earlier of (x) the date prior to the date of the Company Stockholders Meeting and (y) 11 Business Days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, the Company Board of Directors fails to recommend against acceptance of such offer or (d) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 6.2(a) or Section 6.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) 30 days after written notice thereof is given by Parent to the Company and (y) the Outside Termination Date.

        Section 7.5    Effect of Termination and Abandonment.

        (a)   Except as provided in paragraph (b) below, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve (x) any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement or (y) Parent, U.S. Parent or Merger Sub of any liability or damages to the Company resulting from the failure by Parent to obtain the Financing (including a breach of Sections 4.5 and 5.11) and (ii) the provisions set forth in this Section 7.5, Section 7.6 and ARTICLE VIII of this Agreement and the Confidentiality Agreement shall survive the termination of this Agreement and remain in full force and effect.

        (b)   In the event that:

            (i)  a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least (A) 30 Business Days prior to the date of termination (with respect to any termination pursuant to Section 7.2(a)) and (B) 10 Business Days prior to the date of the Company Stockholders Meeting (with respect to termination pursuant to Section 7.2(b))) and thereafter this Agreement is terminated by either Parent or the Company pursuant to (x) Section 7.2(a) (Outside Termination Date), provided that none of Parent, U.S. Parent or Merger Sub has materially breached this Agreement, or (y) Section 7.2(b) (No Stockholder Approval);

           (ii)  this Agreement is terminated (A) by Parent pursuant to Section 7.4(a), (b) or (c) or (B) by the Company pursuant to Section 7.2(b) (No Stockholder Approval) and, on or prior to the date of the Company Stockholders Meeting, any event giving rise to Parent's right to terminate under Section 7.4(a), (b) or (c) shall have occurred; or

          (iii)  this Agreement is terminated by the Company pursuant to Section 7.3(a) (Superior Proposal);

then, in each case, the Company shall promptly, but in no event later than three Business Days after the date of such termination, pay Parent the Company Termination Fee; provided, however, that the Company Termination Fee to be paid pursuant to clause (iii) shall be paid as set forth in Section 7.3; and provided, further, that no Company Termination Fee shall be payable to Parent pursuant to clause (i) of this paragraph (b) unless and until within 12 months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated, or there shall have been consummated, an Acquisition Proposal (substituting in both instances "50%" for "20%" in the definition of "Acquisition Proposal"). The Company acknowledges that the agreements contained in this Section 7.5(b) and in Section 7.6(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, U.S. Parent, and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 7.5(b) or Section 7.6(b) , and, in order to obtain such payment, Parent, U.S. Parent or Merger Sub commences a suit that results in a final judgment against the Company for the fee set forth in this Section 7.5(b) or any portion of such fee or for Parent Expenses set forth in Section 7.6(b) or any portion of such expenses, the Company shall pay to Parent, U.S. Parent or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee and expenses at the prime rate published in the Money Rates section of The Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Company Termination Fee and Parent Expenses become payable and are paid by the Company pursuant to this Section 7.5(b), the Company Termination Fee and Parent Expenses shall be Parent's and Merger Sub's sole and exclusive remedy and shall constitute liquidated damages with respect to this Agreement.

        Section 7.6    Expenses.

        (a)    Expense Allocation.    Except as otherwise specified in Section 7.6(b) or agreed to in writing by the parties, all out-of-pocket costs and expenses incurred in connection with the Transaction Documents, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense. Each of the Company and Parent shall have responsibility for its respective costs associated with preparation of the filings under the HSR Act and other applicable Antitrust Laws; provided, however, that Parent shall be solely responsible for the HSR Act filing fee and any filing fee required under any other applicable Antitrust Laws.

        (b)    Expense Reimbursement.    In the event that this Agreement is terminated in the circumstances described in Section 7.5(b)(i), (ii) or (iii), the Company shall reimburse Parent and U.S. Parent for their reasonable and documented out-of-pocket expenses (including the fees and expenses of legal counsel, accountants, financial advisors, other consultants, financial printers and financing sources) incurred in connection with the Merger and the other transactions contemplated by this Agreement in an amount not to exceed $5,000,000 ("Parent Expenses"). For purposes of this Section 7.6(b), prompt reimbursement means two days after the date on which Parent provides documentation with respect to Parent Expenses, but, except in the event that this Agreement is terminated in the circumstances described in Section 7.5(b)(i)(x) (No Stockholder Approval), in no event prior to the date on which the Company Termination Fee is due under Section 7.5(b).

        Section 7.7    Amendment.    This Agreement may be amended by the parties in writing by action of their respective boards of directors at any time before or after the Company Stockholder Vote has been obtained and prior to the filing of the Certificate of Merger with the Delaware Secretary; provided, however, that, after the Company Stockholder Vote shall have been obtained, no such amendment, modification or supplement shall be made which by Applicable Law requires further approval by the Company Stockholders without obtaining such approval. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

        Section 7.8    Extension; Waiver.    At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, and (c) subject to the provisions of Section 7.7, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        Section 7.9    Notice.    The party desiring to terminate this Agreement pursuant to Sections 7.2, 7.3 or 7.4 shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is effected. The right of any party hereto to terminate this Agreement pursuant to this ARTICLE VII shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, or any of their respective Affiliates or Representatives, whether prior to or after the execution of this Agreement.

 ARTICLE VIII

GENERAL PROVISIONS

        Section 8.1    Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties in this Agreement that by its terms contemplates performance after the Effective Time.

        Section 8.2    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties or sent by fax (providing proof of transmission and confirmation of transmission by telephonic notice to the applicable contact person) at the following addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice):

if to Parent, U.S. Parent or Merger Sub, to:
c/o Serco Inc. 1818 Library Street Suite 1000 Reston, VA 20190
Attn:	Michelle S. DiCintio
Phone:	(703) 939-6000
Fax:	(703) 939-6001
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, N.W. Washington, D.C. 20005
Attn:	Ronald C. Barusch Marc S. Gerber
Phone:	(202) 371-7000
Fax:	(202) 393-5760
if to the Company, to:
SI International, Inc. 12012 Sunset Hills Road 8th Floor Reston, VA 20190
Attn:	James E. Daniel
Phone:	(703) 234-7000
Fax:	(703) 234-7500

with a copy to:
Morrison & Foerster LLP 1650 Tysons Boulevard Suite 400 McLean, Virginia 22102
Attn:	Lawrence T. Yanowitch Charles W. Katz
Phone:	(703) 760-7700
Fax:	(703) 760-7777

        Section 8.3    Certain Definitions.

        "Acquisition Proposal" shall have the meaning set forth in Section 5.6(b).

        "Affiliate" of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

        "Agreement" shall have the meaning set forth in the Preamble.

        "Alternative Acquisition Agreement" shall have the meaning set forth in Section 5.6(c)(ii).

        "Anti-takeover Laws" shall mean any "moratorium," "control share," "fair price," "affiliate transaction," "interested shareholder," "business combination" or other anti-takeover laws and regulations of any state or other jurisdiction, including the provisions of Section 203 of the DGCL.

        "Antitrust Law" shall mean the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

        "Applicable Law" means, with respect to any Person, any Law that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

        "Appraisal Shares" shall mean Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who does not subsequently waive, withdraw or other lose such rights to demand appraisal, and who complies in all respects with, the provisions of Section 262.

        "Associate" of any Person shall have the meaning assigned thereto by Rule 12b-2 under the Exchange Act.

        "Bid" shall mean any bid, proposal, offer or quotation made by the Company its Subsidiaries, or by a contractor team or joint venture in which the Company or its Subsidiaries its Subsidiaries is participating, that, if accepted, would lead to a Government Prime Contract or a Government Subcontract.

        "Bonus Payment Date" shall have the meaning set forth in Section 5.9(b).

        "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York or London, England are authorized or obligated by Law or executive order (or comparable authority) to be closed.

        "Certificate" shall mean each certificate representing one or more Shares or, in the case of uncertificated Shares, each entry in the books of the Company representing uncertificated Shares.

        "Certificate of Merger" shall mean a certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the DGCL.

        "CFIUS" shall have the meaning set forth in Section 5.3(b).

        "Change of Recommendation" shall have the meaning set forth in Section 5.6(c).

        "Classified Contracts" means those agreements by and between the Company or any of its Subsidiaries, on the one hand, and certain departments and agencies of the U.S. Government, on the other hand, which agreements contain security and confidentiality obligations preventing the Company or any of its Subsidiaries from disclosing their nature and terms to any party.

        "Closing" shall mean the closing of the Merger, as contemplated by Section 1.2.

        "Closing Date" shall mean the date on which the Closing occurs.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Common Stock" shall have the meaning set forth in the Recitals.

        "Company" shall have the meaning set forth in the Preamble.

        "Company Benefit Plan" shall mean (i) each "employee welfare benefit plan," as defined in Section 3(1) of ERISA, including any medical plan, life insurance plan, short-term or long-term disability plan or dental plan, (ii) each "employee pension benefit plan," as defined in Section 3(2) of ERISA, including any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement or qualified defined contribution or defined benefit arrangement, and (iii) each other benefit plan, policy, program, arrangement or agreement, including any fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus, sick pay, bonus program, service award, deferred bonus plan, salary reduction agreement, change-of-control agreement, employment agreement, termination or severance plan or agreement or consulting agreement, which in all cases is currently sponsored, maintained or contributed to by the Company or any of its Subsidiaries or ERISA Affiliates or with respect to which the Company or any of its Subsidiaries is a party, in each case, for the benefit of any director or former director, employee or former employee of the Company or its Subsidiaries.

        "Company Board of Directors" shall have the meaning set forth in the Recitals.

        "Company Bylaws" shall mean the Second Amended and Restated Bylaws of the Company, including any amendments thereto, as in effect as of the date hereof.

        "Company Certificate of Incorporation" shall mean the Company's Second Restated Certificate of Incorporation, including any amendments thereto, as in effect as of the date hereof.

        "Company Disclosure Documents" shall mean each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company Stockholders in connection with the transactions contemplated by this Agreement.

        "Company Disclosure Schedules" shall mean the Company Disclosure Schedules dated the date hereof and delivered by the Company to Parent concurrently with the execution of this Agreement, each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein.

        "Company Employees" shall mean employees of the Company who remain employees of the Surviving Corporation after the Effective Time.

        "Company Financial Advisor" shall mean Wachovia Capital Markets, LLC.

        "Company Financial Statements" shall mean all of the financial statements of the Company and its Subsidiaries included in the Company SEC Reports.

        "Company Incentive Plan" shall have the meaning set forth in Section 5.9(b).

        "Company Intellectual Property" shall mean Intellectual Property that is owned by the Company and/or any of its Subsidiaries.

        "Company Knowledge Person" shall mean the Persons set forth on Section 8.3 of the Company Disclosure Schedules.

        "Company Material Adverse Effect" shall mean, with respect to the Company, any change, event, violation, inaccuracy, effect or circumstance (any such item, an "Effect") that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is materially adverse to the business, operations or condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any change in the Company's stock price or trading volume, or any failure by the Company to meet its financial projections (provided, that the exceptions in this clause (A) shall not prevent or otherwise affect any Effect underlying such change or failure from being taken into account in determining whether a Company Material Adverse Effect has occurred), (B) any Effect that results from changes affecting the industries in which the Company and its Subsidiaries participate generally or the United States economy generally (in each case, unless such Effect has a materially disproportionate effect with respect to the Company and its Subsidiaries, taken as a whole), (C) any Effect resulting from compliance with the terms and conditions of this Agreement or action taken at the request of or with the consent of Parent or any of its Affiliates, (D) any Effect caused by an impact to the Company's or its Subsidiaries' relationships, contractual or otherwise, with any customer, supplier or business partner as a result of the announcement, pendency or consummation of the Merger or the other transactions contemplated by the Transaction Documents, or the identity or status of Parent or any of its Affiliates, (E) any Effect resulting from changes in Law or changes in GAAP or other accounting standards or the interpretation thereof following the date hereof, or (F) any Effect arising out of or resulting from acts of war, armed hostilities, terrorism or similar calamity or crisis, or any escalation or worsening of any of the foregoing; provided, further, for purposes of this Agreement, any Effects resulting from (i) the efforts to obtain or the failure to obtain by any Person of any Required Statutory Approval, (ii) the application of the U.S. Small Business Administration's size recertification rules and regulations or (iii) any transaction expenses paid or payable by the Company in connection with the negotiation, execution or delivery of the Transaction Documents and consummation of the transactions contemplated thereby shall not be considered for purposes of determining whether a Company Material Adverse Effect shall have occurred or is reasonably likely to occur.

        "Company Material Contract" shall have the meaning set forth in Section 3.14(a).

        "Company Option Plans" shall mean the Company's 2002 Amended and Restated Omnibus Stock Incentive Plan, January 2001 Nonqualified Stock Option Plan, 2001 Service Award Stock Option Plan, and 1998 Stock Option Plan, in each case as amended and/or restated prior to the date hereof.

        "Company Recommendation" shall have the meaning set forth in Section 3.2(b).

        "Company Restricted Shares" shall have the meaning set forth in Section 1.9(a).

        "Company Significant Contract" shall have the meaning set forth in Section 3.14(a).

        "Company SEC Reports" shall mean all forms, reports, statements, information and other documents (as supplemented and amended since the time of filing) furnished, filed or required to be filed by the Company with the SEC since January 1, 2006.

        "Company Stock Option" shall mean each outstanding option to purchase Shares under the Company Option Plans.

        "Company Stock Rights" shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company.

        "Company Stockholder Vote" shall mean the affirmative vote of the holders of a majority of the outstanding Shares in favor of adoption and approval of this Agreement and the Merger.

        "Company Stockholders" shall have the meaning set forth in the Recitals.

        "Company Stockholders Meeting" shall mean a meeting of the Company Stockholders to be duly called and convened to consider the Merger.

        "Company 10-K" shall mean the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2007.

        "Company Termination Fee" shall mean an amount in cash equal to $10,000,000.

        "Confidentiality Agreement" shall mean the letter agreement between the Company and U.S. Parent dated as of June 6, 2008, as amended.

        "Deferred Compensation Plan" shall have the meaning set forth in Section 1.9(b).

        "Delaware Secretary" shall mean the Secretary of State of the State of Delaware.

        "DGCL" shall mean the General Corporation Law of the State of Delaware, as amended.

        "Draft Commitment Letter" shall have the meaning set forth in Section 4.5.

        "DSS" shall have the meaning set forth in Section 5.3(b).

        "Effective Time" shall have the meaning set forth in Section 1.3.

        "Employment Agreement" shall mean any contract, termination or severance agreement, change of control agreement or any other agreement respecting the terms and conditions of employment of any officer, employee or former employee.

        "Encumbrance" shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest.

        "Environmental Claim" shall have the meaning set forth in Section 3.16(f).

        "Environmental Laws" shall have the meaning set forth in Section 3.16(f).

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Exchange Fund" shall have the meaning set forth in Section 2.1.

        "Exon-Florio" shall have the meaning set forth in Section 3.5(b).

        "Fairness Opinion" shall have the meaning set forth in Section 3.22.

        "Financing" shall have the meaning set forth in Section 4.5.

        "Financing Date" shall have the meaning set forth in Section 4.5.

        "GAAP" shall mean United States generally accepted accounting principles.

        "Government Contract" shall mean any Government Prime Contract, Government Subcontract or Bid.

        "Government Prime Contract" shall mean any prime contract, blanket purchase agreement, basic ordering agreement, letter contract, delivery order, task order or purchase order on which final payment has not been made, between the Company or any of its Subsidiaries and either the United States Government or an agency or other entity of a State and Local Government.

        "Government Subcontract" shall mean any subcontract, blanket purchase agreement, basic ordering agreement, letter subcontract, delivery order, task order or purchase order on which final payment has not been made, between the Company or any of its Subsidiaries and any prime contractor to either the United States Government, or an agency or other entity of a State and Local Government, or any subcontractor with respect to a Government Prime Contract.

        "Governmental Entity" shall mean any United States federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

        "Hazardous Materials" shall have the meaning set forth in Section 3.16(f).

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

        "Intellectual Property" shall mean patents, rights to apply for patents, trademarks, trade names, service marks, trade dress, brand names, other indicia of source of origin, all goodwill associated with and symbolized by all the foregoing, copyrights (including compilations and databases), schematics, industrial models, inventions and discoveries, know-how, trade secrets and confidential information, computer software programs, and other intangible proprietary information, and all applications and registrations for the foregoing.

        "IRS" shall mean the United States Internal Revenue Service.

        "Knowledge," or any similar expression, shall mean (i) with respect to the Company, the actual knowledge of any Company Knowledge Person and (ii) with respect to Parent (or any of its Subsidiaries), the actual knowledge of any Parent Knowledge Person.

        "Law" shall mean any federal, state, local or foreign law (statutory, common or otherwise), regulation, requirement, interpretation, permit, license, approval, authorization, rule, ordinance, code, order, injunction, judgment, decree, ruling, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

        "Lease Documents" shall have the meaning set forth in Section 3.20.

        "Leased Property" shall have the meaning set forth in Section 3.20.

        "Letter of Transmittal" shall have the meaning set forth in Section 2.2(a).

        "Liabilities" shall mean any and all debts, liabilities and obligations, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

        "Merger" shall have the meaning set forth in the Recitals.

        "Merger Consideration" shall have the meaning set forth in Section 1.5(a).

        "Merger Sub" shall have the meaning set forth in the Preamble.

        "Nasdaq" shall mean The NASDAQ Stock Market.

        "NISPOM" shall have the meaning set forth in Section 5.3(b).

        "Option Consideration" shall have the meaning set forth in Section 1.8(a).

        "Order" shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

        "Outside Termination Date" shall mean February 28, 2009; provided, however, that if on February 28, 2009, any of the conditions to the Closing set forth in Sections 6.1(b), (c) or (d) shall not have been satisfied but all other conditions to the Closing either have been satisfied or are then capable of being satisfied, then either the Company or Parent may elect by written notice on such date, in its sole discretion, to extend the Outside Termination Date to March 30, 2009.

        "Parent" shall have the meaning set forth in the Preamble.

        "Parent Benefit Plan" shall mean (i) each "employee welfare benefit plan," as defined in Section 3(1) of ERISA, including any medical plan, life insurance plan, short-term or long-term disability plan or dental plan; (ii) each "employee pension benefit plan," as defined in Section 3(2) of ERISA including any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement, or qualified defined contribution or defined benefit arrangement; and (iii) each other material benefit plan, policy, program, arrangement or agreement, including any material fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus, sick pay, bonus program, service award, deferred bonus plan, salary reduction agreement, change-of-control agreement, employment agreement or consulting agreement, which in all cases is sponsored or maintained by U.S. Parent or any of its Subsidiaries for the benefit of its employees.

        "Parent Expenses" shall have the meaning set forth in Section 7.6(b).

        "Parent Knowledge Person" shall mean any of U.S. Parent's Chief Executive Officer, Chief Financial Officer and General Counsel.

        "Parent Material Adverse Effect" shall mean, with respect to Parent, U.S. Parent and Merger Sub, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the performance by Parent, U.S. Parent or Merger Sub of any of its material obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents.

        "Paying Agent" shall mean a paying agent selected by Parent with the Company's prior approval (such approval not to be unreasonably withheld or delayed).

        "Permits" shall have the meaning set forth in Section 3.6.

        "Person" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

        "Proxy Statement" shall mean a definitive proxy statement, including the related preliminary proxy statement and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Stockholders in connection with the Company Stockholders Meeting.

        "Release" shall have the meaning set forth in Section 3.16(f).

        "Representatives" shall mean officers, directors, employees, auditors, attorneys, financial advisors (including, in the case of the Company, the Company Financial Advisor) and other advisors.

        "Required Statutory Approvals" shall have the meaning set forth in Section 3.5(b).

        "SEC" shall mean the Securities and Exchange Commission.

        "Second Request" shall mean a request for additional information or documentary material issued by a Governmental Entity pursuant to 16 C.F.R. § 803.20 in connection with the transactions contemplated by this Agreement.

        "Section 262" shall mean Section 262 of the DGCL.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Shares" shall have the meaning set forth in Section 1.5(a).

        "SSA" shall have the meaning set forth in Section 4.3(c).

        "State and Local Government" means any state, territory or possession of the United States, any department or agency of any of the above with statewide jurisdiction and responsibility, or any department or agency of a local jurisdiction of such state.

        "Subsidiary" of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

        "Subsidiary Stock Rights" shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company relating to the issued or unissued capital stock of the Subsidiaries of the Company or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.

        "Superior Proposal" shall have the meaning set forth in Section 5.6(b).

        "Surviving Corporation" shall mean the corporation surviving the Merger.

        "Tax" (and, with correlative meaning, "Taxes") shall mean any federal, state, local and foreign tax, or similar charge, fee or assessment of levy of any nature payable to a Governmental Entity, including any gross or net income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, real or personal property, intangible property, withholding, excise, production, value added, occupancy, capital gains, retaliatory or reciprocal, transfer, ad valorem, escheat, license, minimum, alternative minimum and windfall profits taxes and guaranty fund assessments, together with all interest, penalties and additions imposed with respect to the foregoing, whether disputed or not, and any interest in respect of such penalties and additions thereto.

        "Tax Return" shall mean any return, declaration, report, estimate, extension request, information statement, or other filing or document required to be filed with a Governmental Entity in connection with, any Tax (including any attached schedules or other attachment thereto), and including any amendment thereof, or any declaration of estimated Tax.

        "Teaming Agreement" has the same meaning as the term "Contractor team arrangement," as defined in Federal Acquisition Regulation 9.601.

        "Third Party" shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, U.S. Parent, Merger Sub or any Affiliates thereof.

        "Transaction Documents" shall mean this Agreement and all other agreements, instruments and documents to be executed by Parent, U.S. Parent, Merger Sub and the Company in connection with the transactions contemplated by such agreements.

        "U.S. Government" shall mean the United States Government or any department, agency or instrumentality thereof.

        "U.S. Parent" shall have the meaning set forth in the Preamble.

        Section 8.4    Interpretation.    When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereby" refer to this Agreement. The Company Disclosure Schedules, as well as any schedules thereto and any exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

        Section 8.5    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        Section 8.6    Entire Agreement; No Third-Party Beneficiaries.    This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (b) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than the Persons intended to benefit from the provisions of Section 5.10 (Directors' and Officers' Indemnification and Insurance), who shall have the right to enforce such provisions directly. Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time the provisions of ARTICLE I shall be enforceable by holders of Certificates.

        Section 8.7    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

        Section 8.8    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub's rights and obligations may be assigned to and assumed by Parent or any other corporation directly or indirectly wholly owned by Parent; provided, however, that any such assignment does not affect the economic or legal substance of the transactions contemplated hereby; and provided further that such assignment does not create adverse Tax consequences for the Company Stockholders. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 8.9    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without posting a bond or other undertaking, in any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity.

        Section 8.10    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

        Section 8.11    Consent to Jurisdiction; Venue.

        (a)   Each of the parties hereto irrevocably submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for the purpose of any action arising out of or relating to this Agreement and agreements related hereto, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        (b)   Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.11 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

        Section 8.12    Waiver of Trial by Jury.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HERBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SERCO GROUP PLC
By:	/s/ JOANNE ROBERTS
Name:	Joanne Roberts
Title:	Group Company Secretary
SERCO INC.
By:	/s/ MICHELLE S. DICINTIO
Name:	Michelle S. DiCintio
Title:	Senior Vice President and General Counsel
MATADOR ACQUISITION CORPORATION
By:	/s/ MICHELLE S. DICINTIO
Name:	Michelle S. DiCintio
Title:	Senior Vice President and General Counsel
SI INTERNATIONAL, INC.
By:	/s/ S. BRADFORD ANTLE
Name:	S. Bradford Antle
Title:	President and Chief Executive Officer

Annex B

FAIRNESS OPINION—WACHOVIA CAPITAL MARKETS, LLC

Wachovia Capital Markets, LLC
301 South College Street
Charlotte, NC 28288

August 26, 2008

The Board of Directors
SI International, Inc.
12012 Sunset Hills Road, Suite 800
Reston, VA 20190-5869

Members of the Board:

        You have asked Wachovia Capital Markets, LLC ("Wachovia Securities") to advise you with respect to the fairness, from a financial point of view, to the holders of shares of common stock, par value $0.01 per share ("Common Stock"), of SI International, Inc., a Delaware corporation (the "Company"), of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of August 26, 2008 (the "Agreement"), by and among Serco Group plc, a public limited company organized under the laws of England and Wales ("Purchaser"), Serco Inc., a New Jersey corporation, Matador Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Purchaser ("Merger Sub"), and the Company. Unless the context requires otherwise, capitalized terms not defined in this letter shall have the meanings ascribed to them in the Agreement.

        Upon the terms and subject to the conditions set forth in the Agreement, Purchaser shall acquire the Company pursuant to a merger of Merger Sub with and into the Company (the "Merger"), and each outstanding share of Common Stock shall be converted into the right to receive cash in the amount of $32.00 per share (the "Consideration").

        In arriving at our opinion, we have, among other things:

  •
  Reviewed the Agreement;

  •
  Reviewed, and discussed with the management of the Company, certain business, financial and other information, including financial forecasts, regarding the Company that were furnished to us by the management of the Company;

  •
  Reviewed certain publicly available business, financial and other publicly available information regarding the Company;

  •
  Reviewed the stock price and trading history of Common Stock;

  •
  Reviewed certain business, financial, and other publicly available information regarding Purchaser;

  •
  Considered certain business, financial and other information regarding the Company and compared that information with corresponding information for certain other publicly traded companies that we deemed relevant;

  •
  Considered the proposed financial terms of the Merger and compared them with the publicly available financial terms of certain other business combinations and other transactions that we deemed relevant;

  •
  Performed a discounted cash flow analysis based upon financial forecasts and other estimates provided by management of the Company and upon other assumptions discussed with and confirmed as reasonable by the management of the Company;

  •
  Participated in discussions and negotiations between the Company and Purchaser and their respective financial and legal advisors regarding the proposed Merger; and

  •
  Conducted such other financial studies, analyses and investigations, and considered such other information, as well as financial, economic and market criteria, as we deemed necessary or appropriate.

        In connection with our review, we have assumed and relied upon the accuracy and completeness of the foregoing financial and other information, including all information, analyses and assumptions relating to accounting, legal and tax matters, and we have not independently verified such information nor have we assumed any responsibility to do so. We have relied upon the assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. We have relied upon financial forecasts regarding the Company that were furnished to us, and that we were instructed to use, by the management of the Company for the purpose of our opinion and that were adopted by the Board of Directors, and we have been advised and have assumed that such financial forecasts, as well as the estimates, judgments, and assumptions upon which such financial forecasts are based, have been reasonably formulated and reflect the best currently available estimates, judgments, and assumptions of the management of the Company regarding the future financial performance of the Company. We assume no responsibility for, and express no view as to, any of the financial forecasts referred to in our opinion, or the estimates, judgments, or assumptions upon which they are based. In arriving at our opinion, we have not conducted any physical inspection or assessment of the facilities or assets of the Company, nor have we prepared, obtained or been provided with any independent evaluations or appraisals of the assets or liabilities of the Company, including any contingent liabilities.

        In rendering our opinion, we have assumed, with the consent of the Company, that the Merger will be consummated on the terms set forth in the Agreement, without waiver of any terms or conditions material to our analyses, and that in the course of obtaining any legal, regulatory or third-party consents and/or approvals, no delays or restrictions will be imposed or other actions taken that will adversely effect the Merger in any manner material to our analyses. Our opinion only addresses the fairness from a financial point of view of the Consideration to be received by holders of Common Stock other than Purchaser and its affiliates pursuant to the Merger and does not address any other terms or any aspects or implications of the Merger or any other agreements, arrangements or understandings entered into in connection with the Merger or otherwise. Our opinion does not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to any of the officers, directors or employees of any parties to a Merger, or any class of such persons, relative to the Consideration. In addition, our opinion does not address the relative merits of the Merger as compared with other business strategies or transactions that may be available to or may have been considered by the Company's management, its Board of Directors or any committee thereof. Our opinion does not take into account any risks associated with the Company's obligation to consummate the Merger. Our opinion is necessarily based upon economic, market, financial and other conditions and information available to us as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

        Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. We have been engaged to render certain financial advisory services to the Company in connection with the Merger and will receive a fee for such advisory services, contingent upon consummation of the Merger. We will also receive a fixed fee upon delivery of this opinion. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties against certain liabilities arising out of our engagement.

        We and our affiliates provide a full range of investment and commercial banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading, brokerage advice and services, commercial loans and lending services. In the past we or our affiliates have provided investment and commercial banking advice and services to the Company and its affiliates for which we have received compensation. In that regard, Wachovia Securities and/or its affiliates have, among other things, served as sole bookrunner of the Company's $48 million initial public offering in November 2002, sole bookrunner for the Company's $35 million senior credit facility in November 2002, sole bookrunning manager for the Company's $80 million senior credit facility in January 2004, sole bookrunner for the Company's $77 million follow-on equity issuance in October 2004, bookrunner for the Company's $160 million senior credit facility in February 2005, sole bookrunner for the Company's $41 million follow-on equity offering in April 2006 and joint lead arranger for the Company's $200 million senior credit facility in February 2008 and have provided services related to the Company repurchasing its shares. In the future, we may provide investment and commercial banking advice and services to, and otherwise seek to expand or maintain our business and commercial relationships with, the Company, Purchaser, and/or certain of their affiliates, for which we would expect to receive compensation. In the ordinary course of our business, we and our affiliates may trade in the securities and other financial instruments (including bank loans) of the Company, Purchaser and/or certain of their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities and financial instruments.

        This opinion is solely for the information and use of the Board of Directors of the Company in connection with its consideration of the Merger. Our opinion does not address the merits of the underlying decision by the Company to enter into the Agreement or any related transaction and does not and shall not be deemed to constitute a recommendation to any holder of Common Stock as to how such holder should vote or act on any matter relating to the Merger or any other matters. Our opinion may not be disclosed, summarized, excerpted from, or otherwise publicly referred to without our prior written consent.

        This opinion has been approved by an authorized committee of Wachovia Securities.

        Based upon and subject to the foregoing, our experience as investment bankers, our work as described above, and such other factors that we deem relevant, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Common Stock (other than Purchaser and its affiliates) pursuant to the Merger is fair, from a financial point of view, to such holders.

Very truly yours,
/s/ WACHOVIA CAPITAL MARKETS, LLC WACHOVIA CAPITAL MARKETS, LLC

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

*    *    *

(Side 1)

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

The undersigned hereby appoints James E. Daniel and Thomas E. Dunn as proxies, each with the power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all of the shares of stock of SI International, Inc. (the “Corporation”) standing in the name of the undersigned with all powers which the undersigned would possess if present at the special meeting of stockholders of the Corporation to be held at 8:00 am, local time, on November 13, 2008, or any adjournment or postponement thereof.

(Continued, and to be marked, dated and signed, on the other side)

(SIDE 2)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

THE BOARD RECOMMENDS A VOTE FOR ALL PROPOSALS.

1. Proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 26, 2008, by and among SI International, Inc., Serco Group plc, Serco Inc. and Matador Acquisition Corporation, and approve the merger.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

FOR	AGAINST	ABSTAIN

☐	☐	☐

2. Proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement and approve the merger.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

FOR	AGAINST	ABSTAIN

☐	☐	☐

(Signature)

Record Holder Name:

Address:

Shares:

In the discretion of the proxies named herein, the proxies are authorized to vote upon such other business as may properly come before the special meeting.

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:	, 2008

(Signature if held jointly)

PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

OR

ACCESS WWW.VOTEPROXY.COM AND FOLLOW THE ON-SCREEN INSTRUCTIONS. HAVE YOUR PROXY CARD AVAILABLE WHEN YOU ACCESS THE WEB PAGE.

COMPANY NUMBER

ACCOUNT NUMBER

OR

YOU MAY VOTE YOUR SHARES IN PERSON BY ATTENDING THE SPECIAL MEETING